UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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INTUIT INC.
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Notice of 2020 Annual Meeting of Stockholders and Proxy Statement
Thursday, January 23, 2020

ONE INTUIT ECOSYSTEM

SELF-EMPLOYED
SMALL BUSINESS
CONSUMERS
More Money
No Work
Complete Confidence
ACCOUNTANTS
DEVELOPERS
FINANCIAL INSTITUTIONS
MEGA PLATFORMS
EDUCATIONAL INSTITUTIONS
GOVERNMENTS

AI-DRIVEN EXPERT PLATFORM

Unlocking the Power of Many
for the Prosperity of One
The evolution of our strategy is to become an AI-driven expert platform to connect our customers, our partners and our services to deliver benefits to solve our customers’ most pressing problems.
The benefits
we deliver:
More Money,
No Work,
Complete Confidence
The customers
we serve:
Small Business,
Self-Employed,
Consumers
The partners who help us deliver those benefits:
Accountants, Developers, Financial Institutions, Mega Platforms, Educational Institutions, Governments

Notice of 2020 Annual
Meeting of Stockholders
Agenda Item	Board Recommendation	For more information
1. Elect the eleven directors nominated by our Board and named in this Proxy Statement.	FOR (all nominees)	Page 21
2. Approve our executive compensation (on a non-binding basis).	FOR	Page 33
3. Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending July 31, 2020.	FOR	Page 74
4. Vote on a stockholder proposal to adopt a mandatory arbitration bylaw, if properly presented at the meeting.	AGAINST	Page 77
Note: We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.
Annual Meeting of Stockholders
Thursday, January 23, 2020
8:00 a.m. Pacific Standard Time
Intuit’s offices at
2750 Coast Avenue, Building 6
Mountain View, California 94043
Live Webcast:
If you are not able to attend the
Meeting in person, you may view the proceedings online by joining a live webcast at http://investors.intuit.com on Thursday, January 23, 2020, at 8:00 a.m. Pacific Standard Time.

HOW TO VOTE
Your vote is important. Please vote as promptly as possible.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on January 23, 2020 (the “Meeting”): Both the proxy statement and Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019, are available electronically at https://investors.intuit.com/financials/sec-filings/
and www.proxyvote.com.
By order of the Board of Directors,
Kerry J. McLean
Senior Vice President, General Counsel and Corporate Secretary
Mountain View, California
November 27, 2019

A Letter to Our Stockholders
November 27, 2019
Dear Fellow Intuit Stockholders:
It is my honor to serve as Intuit’s sixth CEO. We are a mission-based company that has a proud history of sustained growth and success. We’ve achieved that by always working to solve our customers’ most important problems and helping them prosper. It is truly a privilege to now lead this company as we collectively build on this incredible foundation and write our next chapter.
I am pleased to report that Intuit had another strong year in fiscal 2019. Our products, including TurboTax, QuickBooks and Mint, continued to deliver value for customers, helping Intuit grow total revenue by 13 percent, our fourth consecutive year of double-digit revenue growth. We will build on this momentum by continuing to focus on our customers’ biggest pain points and positioning ourselves for durable growth in the future.
Today, all across the world, our customers have a common set of needs. They are trying to make ends meet, maximize their tax refunds, save money and pay off debt. And those who have made the bold decision to become entrepreneurs, and go into business for themselves, have an additional set of needs. They want to find and keep customers, get paid for their hard work, access capital to grow and ensure their books are right.
At Intuit, our mission is to power prosperity around the world. We serve more than 50 million customers and help them overcome the financial challenges they face so they can achieve their dreams. Across our platform, we use the power of technology to deliver three core benefits: helping put more money in customers’ pockets, eliminating work and drudgery so they can focus on what matters to them, and ensuring that they have complete confidence in every financial decision they make.

“We serve more than 50 million customers and help them overcome the financial challenges they face so
they can achieve their dreams.”

We are proud that people across the globe turn to our platform and products to run their financial lives. We also know there are important ways to power prosperity that go beyond our products — and we are committed to finding ways to help solve some of the deeper economic issues affecting our communities. We focus our efforts by investing in four key areas: environmental sustainability, education for youth and entrepreneurs, building equality for the underserved and job creation for communities in need. We make these investments because we believe it is the right thing to do and makes good business sense. When our communities thrive, we all thrive — and together we prosper.
Today, the rise of Artificial Intelligence (A.I.) is fundamentally reshaping our world — and Intuit is taking advantage of this technological revolution to find new ways to deliver on our mission. Our next chapter will capitalize on this opportunity and we’ve declared bold goals to improve prosperity globally and inspire our workforce, while investing in our company’s reputation and durable growth in the future.
The first goal is to double the household savings rate and increase the small business survival rate by ten percent for customers on our platform. Our second goal is to be recognized as best-in-class on Forbes’ list of the most reputable companies in the world. And our third goal is to significantly increase our growth rate so that we serve 200 million customers by 2025 and accelerate revenue growth.
Our strategy for delivering on these bold goals is to become an A.I.-driven expert platform where we and others can solve our customers’ most important problems. We will accelerate the development of the platform by applying A.I. in three key areas: machine learning, knowledge engineering and natural language processing.
Along with the accelerated application of A.I., the platform will also deliver access to financial experts. One of the biggest problems our customers face is lack of confidence. Even with current advances in technology that deliver personalized tools and insights, many people still connect with experts to give them the confidence that they are making the right decisions. By bringing experts onto our platform — through video, chat or other means — we can solve this problem for customers. This combination of technology and people on the platform will enable us to digitize the services industry.
As we build our A.I.-driven expert platform, we are prioritizing our resources on five top priorities, or big bets, across the company. These five key priority areas go after the problems that matter most to customers. We believe that they are the biggest opportunities for growth and will ensure that Intuit is as healthy ten years from now as it is today.

“Today, the rise of Artificial Intelligence is fundamentally reshaping our world — and Intuit is taking advantage of this technological revolution to find new ways to deliver on our mission.”

Revolutionize Speed to Benefit: When customers use our products and services, we aim to deliver value instantly by making the interactions with our offerings frictionless, without the need for customers to manually enter data. With 104 machine learning models currently in production and over 400 A.I.-related patent applications filed, we are accelerating the application of A.I. with a goal to revolutionize the customer experience. This big bet is foundational across our business, and execution against it positions us to succeed with our other four bets.
Connect People to Experts: The largest problem our customers face is lack of confidence to file their taxes or to manage their books. To build their confidence, we will connect customers to experts. Customers will get access to experts to help them make important decisions — and experts, such as accountants, will get access to new customers so they can grow their businesses. In our tax business, for example, with 2,000 pros already on our platform, we are well positioned to serve more of the 86 million tax filers, nearly 60% of total filers, who currently seek assistance from tax stores or accountants.
Unlock Smart Money Decisions: Crippling high-cost debt and lack of savings are at epidemic levels across the U.S. 45% of Americans live paycheck to paycheck and 40% of Americans can’t come up with $400 in an emergency. We are uniquely positioned to help. 50 million unique tax filers use TurboTax and we help deliver $82 billion in tax refunds through our offerings. We help small businesses pay 14 million workers through our payroll offering, amounting to $180 billion of paychecks annually. With the insights generated through our ecosystem, we will connect customers with the financial products that help put more money in their pockets. We will offer the right financial opportunities based on a customer’s unique situation — not what is best for us or our partners, but the credit card, loan or service that is right for that customer’s goals.
Be the Center of Small Business Growth: We will help customers grow their businesses by offering a broad, seamless set of tools that will help them get paid faster, manage and get access to capital, pay employees with confidence and use third-party apps to help run their businesses. Today, 50% of small businesses fail in the first five years — and many do so because of cash flow problems. We aim to change that. At the same time, we want to position ourselves to better serve product-based businesses by transforming omni-channel commerce to benefit customers who sell products through multiple channels. With QuickBooks Capital, we’re already providing capital to our entrepreneurial customers who need it most, quickly and easily. Since its launch in 2017, QuickBooks Capital has financed more than 25,000 loans for our customers, representing over $522 million.
Disrupt the Small Business Mid-Market: We will disrupt the mid-market with QuickBooks Online Advanced, our online offering designed to address the needs of small business customers with 10 to 100 employees. This offering will allow us

“We are a customer-obsessed culture and continue to be a nimble, innovative company because we fall in love with what’s most important for our customers and never the solutions that we create.”

to increase retention of these larger customers, and attract new mid-market customers who are over-served by available offerings. We are just getting started and already have over 200,000 customers today in our QuickBooks Online Advanced and QuickBooks Desktop Enterprise offerings, both addressing mid-market customers.
We’ve galvanized the entire company and mobilized our investments around these five bets. We are confident they provide us with the best opportunity to continue to deliver on our mission of powering prosperity as well as drive growth for the company.
The strength of Intuit is the people that work here, and I am inspired by the commitment and passion of our employees as they work day in and day out to deliver for our customers. We are a customer-obsessed culture and continue to be a nimble, innovative company because we fall in love with what’s most important for our customers and never the solutions that we create.
We are also driving important behavior changes at the company. We believe that we will take our game to the next level by becoming even more customer-obsessed. And that we will succeed when data and code win arguments, not opinions. These goals are supported by the rigorous operating system we use to run the company, which drives these behavior changes and ensures accountability.
It is this culture of bold innovation and execution excellence that has been at the heart of what has allowed Intuit to grow and thrive for over three decades. And it is this same special, values-driven culture that now propels us forward in this new era of A.I. and revolutionizing experiences for customers.
When I look ahead, I am incredibly excited about the opportunity before us. We have a strong culture grounded in a set of values that guide us. We have a crystal clear strategy and five big bets that the entire company is galvanized around. And we will execute every day to double household savings, improve the success rate of small businesses and be one of the most reputable companies in the world — as we continue to deliver on our ultimate goal of powering prosperity around the world.
Sasan Goodarzi
President and Chief Executive Officer
Intuit Inc.

INTUIT 2020 Proxy Statement1

Proxy Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.
We have first released this proxy statement to Intuit stockholders beginning on November 27, 2019.
You are entitled to vote if you held Intuit stock on the record date. Each share of Intuit common stock is entitled to one vote for each director nominee and one vote for each of the other proposals.
AGENDA
Proposal	Board Recommendation	For More Information
1. Election of directors	FOR (all nominees)	Page 21
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	FOR	Page 33
3. Ratification of selection of Ernst & Young LLP as Intuit’s independent registered public accounting firm	FOR	Page 74
4. Stockholder proposal to adopt mandatory arbitration bylaw	AGAINST	Page 77
2INTUIT 2020 Proxy Statement | Proxy Summary

2019 Performance Highlights
We delivered strong results in fiscal 2019. Overall revenue grew by 13%, highlighted by growth of 15% in the Small Business & Self-Employed Group and 11% in the Consumer Group. We grew combined QuickBooks Online and TurboTax Online platform revenue over 23%, totaling approximately $3.9 billion. In our Small Business & Self-Employed Group, QuickBooks Online Ecosystem revenue grew 38% to $1.7 billion.
Our mission is powering prosperity around the world. The evolution of our strategy is to become an artificial intelligence (“A.I.”)-driven expert platform to connect our customers, our partners and our services to solve our customers’ most pressing problems. Our strategy includes three core elements:
•
building an open, trusted platform where we and our partners can solve our customers’ most pressing problems;

•
accelerating the application of A.I. to revolutionize experiences for our customers; and

•
connecting people with experts to inspire confidence in our customers.

Our products, including QuickBooks, TurboTax, Mint and Turbo, are designed to help our customers prosper by enabling them to better manage their money, reduce their debt and file their taxes with ease so they can receive the maximum refunds they deserve. For those customers who run small businesses, we are focused on helping them get paid faster, pay their employees, access capital, ensure their books are done right and find and keep customers. We see many opportunities on the horizon to help our customers prosper.
Key highlights from fiscal 2019 include the following:

Revenue of	GAAP operating income of	Non-GAAP operating income of
$6.8B	$1.9B	$2.3B
13% from FY18	19% from FY18	12% from FY18

GAAP diluted EPS of	Non-GAAP diluted EPS of	Repurchased
$5.89	$6.75	$561M
16% from $5.09 in FY18	17% from $5.78 in FY18	of shares and increased dividend 21% to $1.88
Unless otherwise indicated, all fiscal 2018 and fiscal 2019 figures that appear in this proxy statement are as reported under ASC 606.
See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.
Successful Completion of Leadership Succession

During fiscal 2019, we completed the management transition that was announced in August 2018, consistent with an orderly approach to long-term succession planning. Effective January 1, 2019, Sasan Goodarzi assumed the role of President and Chief Executive Officer (“CEO”) and joined our Board of Directors (the “Board”). At the same time, Brad Smith stepped down as President and CEO of Intuit and assumed the role of Executive Chairman of the Board.

In addition, Alex Chriss, who served as Senior Vice President & Chief Product Officer of Intuit’s Small Business & Self-Employed Group during the beginning of fiscal 2019, assumed the role of Executive Vice President and General Manager of Intuit’s Small Business & Self-Employed Group, effective January 1, 2019.

Proxy Summary  | INTUIT 2020 Proxy Statement3

Board Highlights
Our Board is committed to excellence in its governance practices, including with respect to the Board’s composition. The Board and its Nominating and Governance Committee believe that a diverse and experienced board is critical for reaching sound decisions that drive stockholder value. As evidence of our commitment to a diversity of perspectives, Intuit has undergone significant Board refreshment in recent years, and our 11 Board nominees have varying tenures, ages, genders, ethnic backgrounds and professional experiences.
BOARD OVERVIEW
The following charts reflect the tenure, age and gender of the nominees for our Board of Directors:

EXPERIENCE AND EXPERTISE
The following chart reflects the experience and expertise of the 11 nominees for our Board of Directors. These are the skills and qualifications our Board considers important for our directors in light of our current business and structure.
4INTUIT 2020 Proxy Statement | Proxy Summary

BOARD NOMINEES AND COMMITTEE MEMBERSHIP
The following table provides summary information about each director nominee, including current committee memberships.
						Committee Memberships(1)
Director Nominee	Age	Director Since	Principal Occupation	Other Public Company Boards	Independent	Acquisition	Audit and Risk	Compensation and Organizational Development	Nominating and Governance
Eve Burton	61	2016	Senior Vice President and Chief Legal Officer, The Hearst Corporation	0					C
Scott D. Cook	67	1984	Founder and Chairman of the Executive Committee, Intuit Inc.	1
Richard L. Dalzell	62	2015	Former Senior Vice President and Chief Information Officer, Amazon.com, Inc.	1		C
Sasan K. Goodarzi	51	2019	President and Chief Executive Officer, Intuit Inc.	1
Deborah Liu	43	2017	Vice President, Marketplace, Facebook, Inc.	0
Suzanne Nora Johnson Lead Independent Director	62	2007	Former Vice Chairman, The Goldman Sachs Group	3				C
Dennis D. Powell	71	2004	Former Executive Vice President and Chief Financial Officer, Cisco Systems, Inc.	1			C
Brad D. Smith	55	2008	Executive Chairman of the Board, Intuit Inc.	2
Thomas Szkutak	58	2018	Former Senior Vice President and Chief Financial Officer, Amazon.com, Inc.	1
Raul Vazquez	48	2016	Chief Executive Officer and Director, Oportun Financial Corporation	1
Jeff Weiner	49	2012	Chief Executive Officer, LinkedIn Corporation	0
		Number of meetings in fiscal 2019				5	9	6	4
(1) Blue “C” indicates a committee chair
Proxy Summary  | INTUIT 2020 Proxy Statement5

Executive Compensation Highlights
COMPENSATION PRACTICES
We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.
What we do	What we don’t do
A significant portion of our senior executive officer compensation is in the form of incentives tied to achievement of particular performance measures.

We have “clawback” provisions for equity awards that can be earned based on performance, and for cash bonus payments under our Senior Executive Incentive Plan.

We have robust stock ownership requirements for senior executive officers and non-employee directors: 10x salary for the CEO; 10x salary for the Executive Chairman of the Board; 5x salary for the CFO and the General Managers of our principal business units; 3x salary for other Executive Vice Presidents; 1.5x salary for Senior Vice Presidents; and 10x annual cash retainer for non-employee directors.

Service-based RSUs and Relative TSR RSUs granted to the CEO include a mandatory one-year holding period in the form of an automatic deferral of the release of the underlying shares.

Half the value of equity grants to executive officers is in the form of Relative TSR RSUs that require above-median TSR (60th percentile) to earn a target award.

We use a mix of relative and absolute performance metrics in our incentive awards.

We do not allow directors or employees (including executive officers) to pledge Intuit stock or engage in hedging transactions involving Intuit stock.

We do not provide supplemental company-paid retirement benefits designed for executive officers.

We do not provide any excise tax “gross-up” payments.

We do not reprice stock options.

We do not provide multi-year guaranteed incentive awards for executive officers.

PERFORMANCE-BASED PAYOUTS
Our executive compensation programs are designed to reward both short- and long-term growth in the revenue and profitability of our business, as well as total stockholder return (“TSR”) that compares favorably to the TSR of certain peer companies. As shown below, the vast majority of fiscal 2019 compensation for our Named Executive Officers was performance-based.
CEO
Total Direct Compensation(1)
Other NEOs
Total Direct Compensation(1)

(1)
Total direct compensation reflects base salary, actual bonus payout and equity awards granted during fiscal 2019 (excluding any one-time recognition or promotion grants). Consistent with disclosure in the Fiscal Year 2019 Summary Compensation Table, equity awards are reported at grant date fair value (which, for the Relative TSR RSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2019.

6INTUIT 2020 Proxy Statement | Proxy Summary

Consistent with our compensation objectives, our Named Executive Officers received the following base salaries, cash incentives and equity incentives in fiscal 2019:
			Long-Term Equity Incentives
Name and Position	Salary ($)	Cash Incentive ($)	Option Awards ($)	RSUs ($)	Relative TSR RSUs ($)	Total ($)
Sasan K. Goodarzi President and Chief Executive Officer (since January 1, 2019)	910,769	1,387,563	4,000,025	4,000,128	7,198,192	17,496,677
Brad D. Smith Executive Chairman of the Board (since January 1, 2019), Chairman, President and Chief Executive Officer (through December 31, 2018)	861,539	1,514,556(1)	2,000,013	5,000,000(2)	4,000,158	13,376,266
Michelle M. Clatterbuck Executive Vice President and Chief Financial Officer	700,000	805,000	1,750,027	1,750,144	3,500,208	8,505,379
J. Alexander Chriss Executive Vice President and General Manager, Small Business & Self-Employed Group (since January 1, 2019)	547,131	540,033	2,250,063	4,400,076(3)	4,500,108	12,237,411
Laura A. Fennell Executive Vice President and Chief People & Places Officer	700,000	724,500	1,750,027	1,750,144	3,500,208	8,424,879
Gregory N. Johnson Executive Vice President and General Manager, Consumer Group	600,000	690,000	2,250,063	2,250,266	4,500,108	10,290,437
(1)
This amount includes a $170,000 recognition bonus that Mr. Smith received in connection with his transition to Executive Chairman of the Board.

(2)
This amount includes $2,999,795 attributable to Mr. Smith’s one-time February 2019 grant in recognition of his efforts relating to the CEO transition and his transition to Executive Chairman of the Board and $2,000,205 attributable to his July 2019 year-end focal equity grant.

(3)
This amount includes $2,149,810 attributable to Mr. Chriss’ February 2019 promotion grant and $2,250,266 attributable to his July 2019 year-end focal equity grant.

The table above excludes the fair value of RSUs granted to executive officers under the Management Stock Purchase Program. It also excludes certain items that are reflected as “All Other Compensation” in the Fiscal Year 2019 Summary Compensation Table. These items are not typically considered in the Compensation Committee’s deliberations regarding annual compensation for our senior executives because the amounts are non-recurring, not material, or both, or the benefits relate to relocation assistance or are available to a large group of employees. For a complete discussion of our executive compensation program, please see the “Compensation Discussion and Analysis” and the “Executive Compensation Tables” sections of this proxy statement.
Proxy Summary  | INTUIT 2020 Proxy Statement7

STOCKHOLDER VALUE DELIVERED
As shown below, over the last five fiscal years, Intuit’s cumulative total return exceeded both the broad market (based on a comparison against the S&P 500 Index) and the overall technology sector (based on a comparison against the Morgan Stanley Technology Index).
The graph assumes that $100 was invested in Intuit common stock and in each of the indices on July 31, 2014 and that all dividends were reinvested. The comparisons in the graph are based on historical data — with Intuit common stock prices based on the closing price on the dates indicated — and are not intended to forecast the possible future performance of Intuit’s common stock.
COMPARISON OF Five-YEAR CUMULATIVE TOTAL RETURN*
*
$100 invested on 7/31/2014 in stock or index, including reinvestments of dividends. Fiscal year ending July 31.
Copyright © 2019 Standard and Poor’s, a division of S&P Global. All rights reserved.

Stockholder Engagement

We understand the importance of assessing our corporate governance and compensation practices regularly. Since our 2019 Annual Meeting of Stockholders, we have sought meetings with the governance teams of stockholders that collectively hold approximately 47% of our outstanding shares. Investors holding approximately 27% of our outstanding shares accepted the invitation to meet with our management team (and, at times, our Lead Independent Director) to discuss our corporate governance and compensation practices.

During the fall fiscal 2020 outreach, we discussed the following topics with these stockholders:

•
The transition of Intuit’s leadership to Mr. Goodarzi and a reconstituted management team

•
Succession planning

•
The evolution of Intuit’s strategy to become an A.I.-driven expert platform

•
Updates on key drivers of financial performance

•
Alignment between our strategy and our executive compensation practices, and stock-based compensation practices, generally

•
Board structure, diversity and refreshment

•
Our approach on environmental, social and governance (“ESG”) matters, including corporate responsibility, sustainability, employee engagement and retention, diversity and inclusion, and pay equity

•
Our annual board evaluation process

•
Risk management program overseen by the board, including cybersecurity and privacy risk

•
Capital allocation, including dividend and use of stock repurchases, and strategy with respect to mergers and acquisitions

See the Stockholder Engagement Process discussion in the Corporate Governance section below for more detail about our stockholder engagement programs, including a summary of the feedback we received during those meetings.

8INTUIT 2020 Proxy Statement | Proxy Summary

Corporate Governance
Corporate Governance Practices
Intuit is committed to excellence in corporate governance. We maintain numerous policies and practices that demonstrate this commitment, including those summarized below.
Independence	Stockholder Engagement

•
All non-employee directors are independent

•
Independent directors meet regularly in executive session

•
All members of the Board’s Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee and Nominating and Governance Committee are independent

•
Intuit’s investor relations team, management team and, on occasion, Lead Independent Director regularly engage with our larger stockholders and report to the Board on the stockholders’ perspectives

•
Our bylaws provide our stockholders with a proxy access right

•
Stockholders may act by written consent

Accountability	Alignment with Stockholder Interests

•
Annual election of all directors and majority voting in uncontested elections

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Annual stockholder advisory vote to approve Named Executive Officer compensation

•
Annual Board evaluation of CEO and Executive Chairman of the Board performance

•
Clawback policy

•
Pay-for-performance executive compensation program

•
Robust stock ownership requirements for officers and directors

•
Prohibition against director and employee (including officer) hedging and pledging of Intuit stock

Board Practices	Transparency and Responsibility

•
Lead Independent Director

•
Chairman of the Board and CEO roles held by two different people

•
Corporate Governance Principles that are publicly available and reviewed annually

•
Balanced and diverse Board composition

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Rigorous annual Board and committee self-evaluation process

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Annual review of management succession planning

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Regular review of cybersecurity and other significant risks to Intuit

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Nominating and Governance Committee oversight of ESG matters

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Public disclosure on corporate responsibility website of Corporate Responsibility Report and corporate responsibility practices, including with respect to diversity and inclusion, pay equity and sustainability matters (https://www.intuit.com/
company/social-responsibility/)

•
Clear, understandable and detailed financial reporting and proxy statement disclosure

•
Public disclosure on Corporate Governance website of Corporate Governance Principles, Board Code of Ethics, Bylaws and Committee Charters (http://investors.intuit.com/
corporate-governance/conduct-guidelines/default.aspx)

•
Voluntary website disclosure regarding Intuit’s political expenditures and political accountability policy
(http://investors.intuit.com/Corporate-Governance/Conduct-Guidelines/Political-Accountability-Policy/default.aspx)

Ethics Practices

•
Code of Conduct & Ethics for employees that is monitored by Intuit’s ethics office and overseen by the General Counsel

•
Code of Ethics that applies to all Board members

•
Ethics hotline available to all employees as well as third parties

•
Non-retaliation policy for reporting of ethics concerns

•
Audit and Risk Committee responsibility to review complaints regarding accounting, internal accounting controls, auditing and federal securities law matters

Corporate Governance Practices  | Corporate Governance  | INTUIT 2020 Proxy Statement9

Board Responsibilities and Structure
THE BOARD’S ROLE
The Board oversees management’s performance on behalf of Intuit’s stockholders. The Board’s primary responsibilities are:
To monitor management’s performance to assess whether Intuit is operating in an effective, efficient and ethical manner in order to create value for Intuit’s stockholders	To periodically review Intuit’s long-range strategic plan, business initiatives, enterprise risk management, capital projects and budget matters
To oversee long-term succession planning, and to select, oversee and determine compensation for the Chief Executive Officer (who, with senior management, runs Intuit on a day-to-day basis) and the Executive Chairman of the Board (whose role is summarized below under Board Leadership Structure)

The Board’s Role in Strategy
Our Board recognizes the importance of ensuring that our overall business strategy is designed to create long-term, sustainable value for Intuit stockholders. As a result, the Board maintains an active oversight role in helping management formulate, plan and implement Intuit’s strategy. The Board has a robust annual strategic planning process during which elements of our business and financial plans, strategies, and near- and long-term initiatives are developed and reviewed. This annual process culminates with a full-day Board session to review Intuit’s overall strategy with our senior leadership team. In addition to our business strategy, the Board reviews Intuit’s three-year financial plan, which serves as the basis for the annual operating plan for the upcoming year.
The Board considers the progress of and challenges to Intuit’s strategy, as well as related risks, throughout the year. At each regularly scheduled Board meeting, the CEO has an executive session with the Board to discuss strategic and other significant business developments since the last meeting.
Board Oversight of Risk
The Board oversees Intuit’s risk management program and delegates certain risk oversight responsibilities to its committees. Management is responsible for balancing risk and opportunity in support of Intuit’s objectives, and carries out the daily processes, controls and practices of our risk management program, many of which are embedded in our operations.
Our Enterprise Risk Management (“ERM”) program covers the full range of material risks to Intuit, including strategic, operational, financial, compliance and reputational risks. Intuit’s Chief Compliance Officer, who reports to our General Counsel, facilitates the ERM program as part of our strategic planning process. As part of our ERM process, management identifies, assesses, prioritizes and develops mitigation plans for Intuit’s top risks. These plans are reviewed annually with the full Board.

10INTUIT 2020 Proxy Statement | Corporate Governance  | Board Responsibilities and Structure

Board Oversight

•
Regularly review and discuss significant risks with management, including through annual strategic discussions and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, international business activities, and presentations on specific risks.

•
Consider regular reports from each committee regarding risk matters under its purview.

Audit and Risk Committee
•
Has primary responsibility for overseeing our ERM program

•
Receives a quarterly report from the Chief Compliance Officer on Intuit’s top risk areas and the progress of the ERM program

•
Has oversight responsibilities with respect to particular risks such as financial management, fraud, cybersecurity and privacy

•
Annually reviews our ERM policies and processes, and from time to time separately reviews the Board’s approach to risk oversight

•
Has oversight responsibility for our ethics compliance program, including our Code of Conduct & Ethics and the Board Code of Ethics

Compensation and Organizational
Development Committee
•
Reviews risks associated with our compensation policies and practices, both for executives in particular and for employees generally

•
Has oversight responsibility for workforce development matters, such as employee engagement, retention, diversity and inclusion, and pay equity

Nominating and
Governance Committee
•
Reviews risks associated with corporate governance and overall board effectiveness, including recruiting appropriate Board members

•
Has oversight of our corporate responsibility practices, including ESG matters

•
Annually reviews our Political Accountability Policy

Acquisition Committee Reviews risks associated with Intuit’s merger and acquisition activities and the strategy and business models of acquisition candidates
BOARD LEADERSHIP STRUCTURE
The Board appoints a Chairman of the Board, who may be an officer of Intuit if the Board determines that is in the best interests of Intuit and our stockholders. The roles of Chairman of the Board and CEO may be held by the same person or by different people. When the roles are separated, the Board in its discretion may appoint a Lead Independent Director. When the same person holds both roles, the independent directors of the Board are required to appoint a Lead Independent Director. The Board annually reviews its leadership structure to assess what best serves the interests of Intuit and our stockholders at a given time.
Currently, the roles of Chairman of the Board and CEO are separated and the Board has determined to appoint a Lead Independent Director. The Board believes that our current governance structure, which consists of an Executive Chairman of the Board, a Lead Independent Director, a CEO (who is also a director) and majority of independent engaged directors, is optimal for guiding our company and maintaining the focus required to achieve our business goals. While our bylaws and Corporate Governance Principles do not require the separation of our Chairman of the Board and CEO positions, the Board believes that having separate positions is appropriate for us and in the best interests of Intuit and our stockholders at this time. The Board believes this structure provides an effective balance between strong company leadership and oversight by independent directors, as it enables Mr. Goodarzi to focus his attention on our business strategy and operations. Additionally, this structure allows Mr. Smith, who, as our former President and CEO, has extensive knowledge of our business and a deep understanding of our culture, to focus his attention on strategic initiatives considered by our Board. The Executive Chairman of the Board facilitates the critical flow of information between the Board and management by providing input to the CEO, setting the agenda for Board meetings in consultation with the CEO and the Lead Independent Director, and presiding over Board meetings.

Board Responsibilities and Structure  | Corporate Governance  | INTUIT 2020 Proxy Statement11

The company and the Board recognize the importance of the additional, effective oversight that is provided by our independent Board members, led by a Lead Independent Director. Accordingly, even though the Chairman of the Board and CEO roles are currently separated, the Board believes it is important to have a Lead Independent Director. The Board annually reviews and appoints the Lead Independent Director.

Role of Executive Chairman of the Board
In addition to his role leading the Board of Directors, Mr. Smith’s responsibilities as Executive Chairman include:

•
Advising and supporting the CEO on Intuit’s long-term strategy planning and capability building

•
Setting the agenda for Board meetings
in consultation with the Lead Independent Director
and the CEO

•
Providing feedback to the CEO regarding his performance

•
Serving as liaison between the Board and senior management

•
Conducting the annual board evaluation in consultation with the Lead Independent Director, at the direction of the Nominating and Governance Committee

•
Being available to the CEO and the Board to assume additional responsibilities, as may be requested from time to time

•
Calling special meetings of the Board
and stockholders

Role of Lead Independent Director

In October 2019, the independent directors of the Board reappointed Ms. Nora Johnson to serve as Lead Independent Director for a period of at least one year. Her responsibilities and authority in that role include:

• Presiding at meetings of the Board at which the Executive Chairman is not present, including executive sessions of the independent directors, which occur at least quarterly

•
Approving the agenda for Board meetings (in consultation with the Executive Chairman and CEO) and the schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items

• Ensuring the Board receives adequate and timely information
• Serving as liaison between the Executive Chairman and the independent directors
• Conducting the annual board evaluation in consultation with the Executive Chairman, at the direction of the Nominating and Governance Committee
• Being available for consultations and communications with major stockholders upon request
• Calling executive sessions of the independent directors

BOARD MEETINGS
The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board held six meetings during fiscal 2019.
ATTENDANCE AT BOARD, COMMITTEE AND ANNUAL STOCKHOLDER MEETINGS
The Board expects that all directors will prepare for, attend and participate in all Board and applicable committee meetings, and will see that other commitments do not materially interfere with their service on the Board. Directors generally may not serve on the boards of more than five public companies, including Intuit’s Board. Any director who has a principal job change, including retirement, must offer to submit a letter of resignation to the Chairman of the Board. The Board, in consultation with the Nominating and Governance Committee, will review each offered resignation and determine whether to accept or reject such resignation offer after considering whether the composition of the Board remains appropriate under the new circumstances.
During fiscal 2019, all current directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served. Nine of the eleven directors nominated and elected at the 2019 Annual Meeting of Stockholders attended that meeting. Our Corporate Governance Principles encourage all directors to attend our Annual Meeting of Stockholders.

12INTUIT 2020 Proxy Statement | Corporate Governance  | Board Responsibilities and Structure

Director Independence
To be considered independent under Nasdaq rules, a director may not be employed by Intuit or engage in certain types of business dealings with Intuit. The Nominating and Governance Committee and the full Board annually review relevant transactions, relationships, and arrangements that may affect the independence of our Board members. As required by Nasdaq rules, the Board also makes a determination that, in its opinion, no relationship exists that would interfere with any independent director’s exercise of independent judgment. In making these determinations, the Board reviews and discusses information provided by the directors and by Intuit with regard to each director’s business and personal activities as they relate to Intuit and Intuit’s management.
Upon review of these relationships and the other information provided by our directors and director nominees, the Board determined that there are no relationships that would interfere with the exercise of independent judgment by Intuit’s independent directors in carrying out their responsibilities as directors and that the following current directors and director nominees are independent: Ms. Burton, Mr. Dalzell, Ms. Liu, Ms. Nora Johnson, Mr. Powell, Mr. Szkutak, Mr. Vazquez and Mr. Weiner.
Qualifications of Directors
The Nominating and Governance Committee believes that all nominees for Board membership should possess:
•
the highest ethics, integrity and values

•
an inquisitive and objective perspective, practical wisdom and mature judgment

•
broad, high-level experience in business, technology, government, education or public policy

•
a commitment to representing the long-term interests of Intuit’s stockholders

•
sufficient time to carry out the duties of an Intuit director

When evaluating candidates for director, the Nominating and Governance Committee considers the full range of skills it has determined should be represented on the Board, as shown in Proposal 1. The committee also considers other factors, such as independence, diversity and other qualities that may contribute to the Board’s overall effectiveness. The committee may engage third-party search firms to assist in identifying and evaluating Board candidates.
Although our nomination policy does not prescribe specific standards for diversity, the Board and the Nominating and Governance Committee do seek nominees with a diverse set of skills that will complement the skills and experience of our existing directors and provide an overall balance of perspectives and backgrounds. In selecting nominees, the committee therefore looks for individuals with varied professional experience, backgrounds, knowledge, skills and viewpoints in order to build and maintain a group of directors that, as a whole, provides effective oversight of the management of the company. As part of its annual evaluation process, the committee assesses its ability to build an effective and representative board.
Stockholder Recommendations of Director Candidates
Our Nominating and Governance Committee will consider director candidates recommended by stockholders. Any stockholder who wishes to recommend a candidate for the committee’s consideration should submit the candidate’s name and qualifications to: Nominating and Governance Committee, c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at https://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. You may find our Corporate Governance Principles, which outline our Board membership criteria, at http://investors.intuit.com/corporate-governance/conduct-guidelines/default.aspx.
In addition, our bylaws permit stockholders (either individually or in a group of up to 20 stockholders) who have owned 3% or more of Intuit’s outstanding shares continuously for at least three years to submit director nominees (the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials. For additional information, please see “Stockholder Proposals and Nominations for the 2021 Annual Meeting of Stockholders” in this proxy statement.

Director Independence  | Corporate Governance  | INTUIT 2020 Proxy Statement13

Board Evaluation Process
Each year, our Board members complete an assessment of Board performance. This assessment includes an evaluation of:
Topics covered by the Board during the year	Board culture and structure	Board processes	Information received by the Board
The Nominating and Governance Committee oversees this process, which is led by the Lead Independent Director together with the Executive Chairman and our outside counsel.

THE EVALUATION PROCESS CONSISTS OF THE FOLLOWING STEPS:

1. Each Board member assesses the performance of the committees, including how well each committee keeps the full Board informed.
2. Each Board member assesses his or her own performance and the performance of all fellow Board members.
3. Board members meet individually with the Lead Independent Director, the Executive Chairman and outside counsel to discuss their assessments and to provide further feedback.
4. The Lead Independent Director and the Executive Chairman share feedback received with individual Board members, the Nominating and Governance Committee and the full Board.
5. The Board reviews and discusses the feedback.

THE RESULTS OF THIS PROCESS ARE USED IN SEVERAL WAYS:

by the Board, to identify skills or expertise that may be used as criteria when the Board considers new Board candidates by the Board, to identify the strengths and areas of opportunity of each Board member and to provide insight into how each Board member can be most valuable to Intuit by all Board committees, to improve their agenda topics so that the information they receive enables them to effectively address the issues they consider most critical by the Nominating and Governance Committee, as part of its annual review of each director's performance when considering whether to nominate the director for re-election to the Board

14INTUIT 2020 Proxy Statement | Corporate Governance  | Board Evaluation Process

Board Committees and Charters
The Board has delegated certain responsibilities and authority to its four standing committees, as described below. Committees report regularly to the full Board on their activities and actions.
The Board currently has a standing Acquisition Committee, Audit and Risk Committee, Compensation and Organizational Development Committee, and Nominating and Governance Committee. Each committee has a charter that it reviews annually, making recommendations to our Board for any charter revisions that might be needed to reflect evolving best practices. All four committee charters are available on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx. The members of each committee are independent and appointed by the Board based on recommendations of the Nominating and Governance Committee. Committees have the opportunity to meet in closed session, without management present, during each committee meeting.
CURRENT MEMBERS Richard L. Dalzell (Chair) Deborah Liu Dennis D. Powell Raul Vazquez NUMBER OF MEETINGS HELD IN FISCAL 2019 5
Acquisition Committee
The Acquisition Committee reviews and approves acquisition, divestiture and investment transactions proposed by Intuit’s management in which the total amount to be paid or received by Intuit meets certain requirements that are established by the Board from time to time.

CURRENT MEMBERS Dennis D. Powell (Chair) Richard L. Dalzell Thomas Szkutak Raul Vazquez NUMBER OF MEETINGS HELD IN FISCAL 2019 9
Audit and Risk Committee
The Audit and Risk Committee’s responsibilities include:
•
representing and assisting the Board in its oversight of Intuit’s financial reporting, internal controls and audit functions

•
selecting, retaining, compensating and overseeing Intuit’s independent registered public accounting firm

•
overseeing cybersecurity and other risks relevant to our information technology environment, including by receiving regular cybersecurity updates from Intuit’s management team

•
receiving and reviewing periodic reports from management regarding Intuit’s ethics and compliance program.

Our Board has determined that each member of the Audit and Risk Committee is both independent (as defined under applicable Nasdaq listing standards and SEC rules related to audit committee members) and financially literate (as required by Nasdaq listing standards). The Board also has determined that each of Mr. Powell and Mr. Szkutak qualifies as an “audit committee financial expert” as defined by SEC rules, and has “financial sophistication” in accordance with Nasdaq listing standards.
The Audit and Risk Committee held closed sessions with our independent registered public accounting firm, Ernst & Young LLP, during all of its regularly scheduled meetings in fiscal 2019.

Board Committees and Charters  | Corporate Governance  | INTUIT 2020 Proxy Statement15

CURRENT MEMBERS Eve Burton (Chair) Suzanne Nora Johnson Thomas Szkutak Jeff Weiner NUMBER OF MEETINGS HELD IN FISCAL 2019 4
Nominating and Governance Committee
The Nominating and Governance Committee’s responsibilities include:
•
reviewing and making recommendations to the Board regarding Board composition and our governance standards

•
overseeing our Political Accountability Policy, Corporate Governance Principles and Board Code of Ethics, and reviewing each of these policies on an annual basis

•
overseeing Intuit’s practices relating to corporate responsibility, including ESG matters.

The Nominating and Governance Committee has adopted a process to identify and evaluate candidates for director. The committee’s policy is to evaluate candidates properly recommended by stockholders (that is, in accordance with the procedures set forth above under “Stockholder Recommendations of Director Candidates”) in the same manner it evaluates candidates recommended by management or current Board members. From time to time, the committee retains a third-party search firm to help identify potential director candidates.
Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable Nasdaq listing standards.

CURRENT MEMBERS Suzanne Nora Johnson (Chair) Eve Burton Deborah Liu Jeff Weiner NUMBER OF MEETINGS HELD IN FISCAL 2019 6
Compensation and Organizational
Development Committee
The responsibilities of the Compensation and Organizational Development Committee (“Compensation Committee”) include:
•
assisting the Board in reviewing and approving executive compensation and in overseeing organizational and management development for executive officers and other Intuit employees

•
together with the CEO and the Chief People & Places Officer, periodically reviewing Intuit’s key management personnel from the perspectives of leadership development, organizational development and succession planning

•
evaluating Intuit’s strategies for hiring, developing and retaining executives in an increasingly competitive environment, with the goal of creating and growing Intuit’s “bench strength” at senior executive levels

•
annually reviewing our non-employee director compensation programs and making recommendations on the programs to the Board

•
overseeing stock compensation programs and other workforce development matters, such as employee engagement and retention, diversity and inclusion initiatives, and pay equity across the company.

For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation and Organizational Development Committee Report” and “Compensation Discussion and Analysis” below, particularly the discussion of the “Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations.”
Each member of the Compensation Committee is independent under Nasdaq listing standards. Each member is also a “Non-Employee Director,” as defined in SEC Rule 16(b)-3, and an “outside director” under Section 162(m) of the Internal Revenue Code (under the definition in effect before it was deleted by the Tax Cuts and Jobs Act in December 2017). During fiscal 2019, the Compensation Committee held a portion of each regularly scheduled meeting in closed session with only the committee members present.

16INTUIT 2020 Proxy Statement | Corporate Governance  | Board Committees and Charters

Compensation Committee Interlocks and Insider Participation
No director who served on the Compensation Committee during fiscal 2019 has at any time been an executive officer or employee of Intuit. In addition, no executive officer of Intuit during fiscal 2019 served, or currently serves, on the board of directors or the compensation committee (or a functionally equivalent committee) of any entity that has one or more executive officers who serve on Intuit’s Board or Intuit’s Compensation Committee.
Compensation Risk Assessment
Intuit conducted a review of its key compensation programs, policies and practices in conjunction with FW Cook, the Compensation Committee’s independent compensation consultant, which prepared a report on our company-wide compensation programs.
This analysis was reviewed with the Compensation Committee at its October 29, 2019, meeting. The review and analysis did not identify any compensation programs, policies or practices that create incentives to take risks that are reasonably likely to have a material adverse effect on Intuit.
The factors summarized below support this conclusion:
•
Overall compensation levels are in a competitive market range for a company of Intuit’s size and scope.

•
Our programs use a mix of short-term and long-term incentives, with different performance periods and a broad mix of metrics, including both revenue-driven and profit-driven performance measures, in an effort to deter undue focus on a single goal.

•
Our compensation programs are designed to create a balance of different incentives by using: (1) a mix of cash and equity, (2) annual incentives that are based in part on company-wide performance metrics that align with our business plans and in part on strategic objectives, and (3) long-term incentives that generally combine stock options (typically vesting over four years with terms of seven years), service-based RSUs (typically vesting over four years) and performance-based RSUs (earned after three years based on one-, two- and three-year relative TSR).

•
Annual cash incentives for participants in Intuit’s Senior Executive Incentive Plan (“SEIP”) are capped at 250% of target overall and 150% of target based on the achievement of objective performance goals (i.e., before possible adjustments based on personal performance). All other eligible employees participate in a common company-funded cash incentive pool with a fixed dollar ceiling.

•
We have established robust stock ownership requirements for the CEO (10 times base salary), Executive Chairman of the Board (10 times base salary), CFO and General Managers of our principal business units (5 times base salary), other Executive Vice Presidents (3 times base salary), Senior Vice Presidents (1.5 times base salary) and non-employee directors (10 times retainer).

•
The CEO’s Relative TSR RSUs and service-based RSUs have a one-year holding requirement after they vest.

•
Severance is limited and at the lower end of the competitive range for a company of Intuit’s size and scope.

•
Our insider trading policy prohibits officers and all other employees from pledging shares, trading put or call options, and engaging in short sales or hedging transactions involving Intuit’s securities.

•
We have established “clawback” provisions for performance-based equity awards and for cash bonus payments under the SEIP.

•
The Compensation Committee provides close oversight of our compensation programs, including a significant level of engagement, self-assessment and executive session discussions.

Compensation Committee Interlocks and Insider Participation  | Corporate Governance  | INTUIT 2020 Proxy Statement17

Stockholder Engagement Process
Intuit regularly engages with stockholders to better understand their perspectives. During fiscal 2019, we held discussions with many of our largest stockholders during scheduled events, including our 2019 Annual Meeting of Stockholders and annual investor day, as well as in regularly held private meetings throughout the year.
INVESTOR DAY
In October 2019, we hosted our annual investor day, during which our management team spoke directly with our stockholders about Intuit’s performance in fiscal 2019 as well as our short- and long-term growth strategies and financial principles. The investor day materials can be viewed at https://investors.intuit.com/events-and-presentations/default.aspx.
INVESTOR OUTREACH
Members of the management team and, at times, the Lead Independent Director hold private in-person and telephonic meetings with stockholders to discuss their perspectives and feedback on various topics.

Since our 2019 Annual Meeting, we invited the holders of approximately 47% of our shares to meet with us to discuss our corporate governance and compensation practices.

As of November 27, 2019, members of management, at times joined by the Lead Independent Director, met either in person or by telephone with holders of approximately 27% of our outstanding shares.

Discussions covered a wide range of topics.

Stockholder feedback was shared with the Board.

In general, feedback from our stockholders regarding our compensation and corporate governance practices is positive. The Board carefully considers the feedback from stockholders and has incorporated it where appropriate, such as:

- Amending the charter of our Nominating and Governance Committee to explicitly provide for its oversight of corporate responsibility, including environmental, sustainability and social matters
- Supplementing our proxy and other disclosures, including, for example, to include more information about our ESG initiatives and Board oversight of cybersecurity and corporate culture
- Redesigning our proxy to enhance readability
- Amending our bylaws to provide for proxy access

We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD
Any stockholder may send communications by mail to the entire Board or to individual directors c/o Corporate Secretary, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850 or via our website at https://investors.intuit.com/corporate-governance/conduct-and-guidelines/contact-the-board/default.aspx. The Board has instructed the Corporate Secretary to review this correspondence and determine whether matters submitted are appropriate for Board consideration. The stockholder communications determined appropriate for Board consideration are reviewed by the Nominating and Governance Committee on behalf of the Board. Communications such as product or commercial inquiries or complaints, job inquiries, surveys, business solicitations, advertisements or patently offensive or otherwise inappropriate material will not be forwarded to the Board. The Corporate Secretary may also forward certain communications elsewhere in the company for review and possible response.

18INTUIT 2020 Proxy Statement | Corporate Governance  | Stockholder Engagement Process

Corporate Responsibility
Intuit is committed to being a good corporate citizen, which is reflected in our management team’s focus on the culture we build within the company and the Board’s oversight of our corporate responsibility initiatives, including ESG matters.
Diversity and inclusion. Diversity and inclusion are an important part of who we are, and are supported at all levels of the company. In 2018, Intuit named a Chief Diversity & Inclusion Officer who has led the development of our refreshed diversity and inclusion program. The program is reviewed by our Compensation and Organizational Development Committee and is operationalized through five core elements: (1) senior management’s endorsement of and alignment with the program; (2) a data strategy to establish metrics, goals and accountability; (3) increasing diversity in the talent pipeline and our hiring; (4) creating an inclusive work environment; and (5) a strategy for transparent communications. Although we know there is more work to be done, we are proud of the progress that we have made.
As of September 30, 2019:
•
women constituted 39% of our global workforce, 27% of our technology roles and 32% of our leadership roles; and

•
self-identified racial or ethnic minorities, including our employees of Asian descent, represented 44% of our U.S. workforce, 55% of our U.S. technology roles and 36% of our U.S. leadership roles.

Pay equity. We are committed to pay equity across our workforce. Twice a year, with the assistance of an independent outside company, we analyze employee pay across job codes where we have enough employees and those employees have the same or similar job duties and compensation mix. As a result of our July 2019 analysis, we made salary adjustments across six job codes to 94 employees in the U.S. and 34 employees in India. As of August 1, 2019, after giving effect to the adjustments, none of the analyzed job codes had statistically significant differences in pay based on gender or ethnicity. We continue to refine and refocus our efforts with the goal of reducing and ultimately eliminating the need to make salary adjustments.
Sustainability. One of our core values is “We Care and Give Back,” which embodies our foundational belief that we are stewards of the future and will do our part to make the world a better place. In service to this value, we are focused on managing our own environmental footprint and have achieved carbon neutrality for our worldwide operations through a three-pronged strategy of boosting energy efficiency internally, investing in renewable energy and buying carbon offsets. Beginning in fiscal 2020, we are challenging ourselves to accelerate the impact of Intuit’s sustainability efforts by shortening the time frames to meet some of our goals.
•
Renewable energy — 100% renewable energy use by the end of 2020 (previous goal was 2030)

•
Waste reduction — divert 90% of our waste away from landfills by the end of 2020

•
Sustainability in operations — reduce our carbon footprint by 50% across all operations by the end of 2020 (previous goal was 2030)

In addition, in 2019, we announced that Intuit signed the United Nations Global Compact pledge, committing ourselves to science-based emissions reduction targets. We extended our commitment beyond this pledge and declared a climate-positive “50 times by 30” target pursuant to which Intuit will partner with customers, communities and other third parties to reduce worldwide carbon emissions by an amount equal to 50 times Intuit’s 2018 carbon footprint.
Prosperity. We believe that everyone deserves the opportunity to prosper. Through our Prosperity Hub model, we help accelerate economic development in communities by working with partners to provide education and create jobs for product experts. Since 2016, our investments in Prosperity Hubs in Hazard, Kentucky, Johnstown, Pennsylvania, Morristown, Tennessee, Wise, Virginia and Bluefield, West Virginia have contributed to the creation of over 1,300 jobs within these cities and surrounding counties. In addition, we are focused on developing education programs focused on career readiness, financial readiness and the success of small businesses.
To learn more about our corporate responsibility efforts, including additional data and progress toward our goals, please see our Corporate Responsibility Report at https://www.intuit.com/company/social-responsibility/, which we expect to update after the date of this proxy statement. The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

Corporate Responsibility  | Corporate Governance  | INTUIT 2020 Proxy Statement19

Transactions with Related Persons
The Audit and Risk Committee is responsible for reviewing, and approving or ratifying, as appropriate, transactions between Intuit (or one of our subsidiaries) and any “related person” of Intuit. Under SEC rules, “related persons” include directors, officers, nominees for director, 5% stockholders, and their immediate family members. The Audit and Risk Committee has adopted a written policy, which is described below, to evaluate these transactions for approval or ratification.
Identifying related persons. Information about our directors and executive officers and persons related to them and their affiliated entities is collected and updated through annual Director & Officer Questionnaires and quarterly director and executive officer affiliation summaries. Directors and executives provide the names of their immediate family members as well as the entities with which they and their immediate family members are affiliated, including board memberships, executive officer positions and charitable organizations.
Audit and Risk Committee annual pre-approval. On an annual basis, Intuit’s accounting, procurement and legal departments prepare requests for pre-approval of transactions or relationships involving related persons or parties with which Intuit is expected to do business during the upcoming fiscal year. The Audit and Risk Committee reviews these requests during its regular fourth quarter meeting and generally pre-approves annual spending and/or revenue levels for each transaction or relationship.
Periodic approvals. During the year, the list of known related persons is circulated to appropriate Intuit employees and is used to identify transactions with related persons. If we identify an actual or potential transaction with a related person that was not pre-approved by the Audit and Risk Committee, Intuit’s legal department collects information regarding the transaction, including the identity of the other party, the value of the transaction, and the size and significance of the transaction to both Intuit and the other party. This information is provided to the Audit and Risk Committee, which in its discretion may approve, ratify, rescind, place conditions upon, or take any other action with respect to the transaction.
Monitoring approved transactions and relationships. Following approval by the Audit and Risk Committee, Intuit personnel review and monitor the “related person” transactions and relationships from time to time. If transaction levels approach the limits approved by the Audit and Risk Committee, a new approval request is submitted to the Audit and Risk Committee for review at its next meeting.
Since the beginning of fiscal 2019, there have been no transactions, and there currently are no proposed transactions, in excess of $120,000 between Intuit (or one of our subsidiaries) and a related person in which the related person had or will have a direct or indirect material interest.

20INTUIT 2020 Proxy Statement | Corporate Governance  | Transactions with Related Persons

Proposal No. 1
Election of Directors
Our Board Nominees
There are eleven nominees standing for election to the Board at the Meeting. All nominees were elected to the Board by our stockholders at last year’s annual meeting.
DIVERSITY OF EXPERIENCE AND EXPERTISE
Our Board is currently composed of a group of leaders with broad and diverse experience in many areas as shown below. These are the skills and qualifications our Board considers important for our directors in light of our current business and structure. Our Board members have acquired these diverse skills through their accomplished careers and their service as executives and directors of a wide range of other public and private companies.
The charts in the Proxy Summary provide additional detail regarding the diversity of our Board members.
BOARD REFRESHMENT
Our slate of nominees reflects Intuit’s commitment to ongoing Board refreshment, while at the same time valuing the experience that our longer-tenured directors bring. Five of our eight independent director nominees have served on our Board for five or fewer years.

Our Board Nominees  | Proposal No. 1 Election of Directors  | INTUIT 2020 Proxy Statement21

Committees: • Nominating and Governance (Chair) • Compensation and Organizational Development	Eve Burton Senior Vice President and Chief Legal Officer, The Hearst Corporation Director since: 2016 Age: 61

Biography
Ms. Burton joined The Hearst Corporation, one of the nation’s largest global diversified communications companies, in 2002 as Vice President and General Counsel. She was appointed Senior Vice President, General Counsel in 2012, and has served as Senior Vice President and Chief Legal Officer since August 2018. Ms. Burton has responsibility for day-to-day management of the Office of General Counsel, which provides services to all of Hearst’s more than 350 businesses around the world, including legal, compliance, labor relations, government affairs and corporate human resources. She is also one of Hearst’s leaders in establishing worldwide strategic enterprise deals with technology and content partners. Ms. Burton is a member of the CEO’s strategic advisory group, the Hearst Venture Investment Committee and Hearst’s Risk Working Group. She also is involved with Hearst’s innovation program. Prior to joining Hearst, Ms. Burton served as Vice President and Chief Legal Counsel at Cable News Network (CNN). Ms. Burton also serves on the Board of Directors of Hearst and previously served on the Board of Directors of AOL. Her non-profit Board affiliations include the David and Helen Gurley Brown Institute for Media Innovation at Stanford and Columbia Universities and she is also a trustee of Middlebury College. Ms. Burton holds a Bachelor of Arts degree from Hampshire College and a Juris Doctor degree from Columbia Law School.
Relevant Expertise
Ms. Burton brings to the Board legal and business experience as a general counsel for a global company engaged in a broad range of diversified communications activities and strategic partnerships and investments. She also brings insights into operational and security issues facing online consumer services companies, as well as expertise in the area of government relations.
Other Public Company Boards
None

Committees: • None	Scott Cook Founder and Chairman of the Executive Committee, Intuit Inc. Director since: 1984 Age: 67

Biography
A co-founder of Intuit, Mr. Cook served as Intuit’s President and Chief Executive Officer from 1984 to 1994 and as Chairman of the Board from 1993 to 1998. Mr. Cook served as a director of eBay Inc. from 1998 to 2015, where he was a member of the Corporate Governance and Nominating Committee. Mr. Cook has been a director of the Procter & Gamble Company since 2000. He holds a Bachelor of Arts degree in Economics and Mathematics from the University of Southern California and a Master of Business Administration degree from Harvard Business School.

Relevant Expertise
Mr. Cook brings to the Board experience as an entrepreneur and corporate executive with a background in guiding and fostering innovation at companies in technology and other sectors, as well as his knowledge of Intuit’s operations, markets, customers, management and strategy and his experience as a Board member of other large, global, consumer-focused companies.
Other Public Company Boards
The Procter & Gamble Company since 2000 (serves on the Innovation & Technology Committee)

22INTUIT 2020 Proxy Statement | Proposal No. 1 Election of Directors  | Our Board Nominees

Committees: • Acquisition (Chair) • Audit and Risk	Richard L. Dalzell Former Senior Vice President and Chief Information Officer, Amazon.com, Inc. Director since: 2015 Age: 62

Biography
Mr. Dalzell was Senior Vice President and Chief Information Officer at Amazon.com, Inc. until his retirement in 2007. Previously, Mr. Dalzell served in numerous other positions at Amazon.com, Inc., including Senior Vice President of Worldwide Architecture and Platform Software and Chief Information Officer from 2001 to 2007, Senior Vice President and Chief Information Officer from 2000 to 2001, and Vice President and Chief Information Officer from 1997 to 2000. Before he joined Amazon.com, Inc., Mr. Dalzell was Vice President of the Information Systems Division at Walmart Inc. from 1994 to 1997. Mr. Dalzell was a director of AOL.com, Inc. from 2009 until it was acquired by Verizon Communications Inc. in 2015. Mr. Dalzell holds a Bachelor of Science degree in Engineering from the United States Military Academy at West Point.

Relevant Expertise
Mr. Dalzell brings to the Board extensive experience, expertise and background in information technology, platform software, cloud computing and cybersecurity, as well as a global perspective, gained from his service as the Chief Information Officer of Amazon.com, Inc. He also brings corporate leadership experience gained from his service in various senior executive roles at Amazon.com, Inc.
Other Public Company Boards
Twilio, Inc. since 2014 (serves on the Compensation Committee and the Nominating and Governance Committee)

Committees: • None	Sasan K. Goodarzi President and Chief Executive Officer, Intuit Inc. Director since: 2019 Age: 51

Biography
Mr. Goodarzi has been President and CEO of Intuit since January 1, 2019. Before assuming that position, he served as Executive Vice President and General Manager of Intuit’s Small Business & Self-Employed Group from May 2016 through December 2018, Executive Vice President and General Manager of Intuit’s Consumer Tax Group from August 2015 through April 2016, and Senior Vice President and General Manager of the Consumer Tax Group from August 2013 to July 2015. He served as Senior Vice President and Chief Information Officer from August 2011 to July 2013, having rejoined Intuit after serving as Chief Executive Officer of Nexant Inc., a privately held provider of intelligent grid software and clean energy solutions, since November 2010. During his previous tenure at Intuit from 2004 to 2010, Mr. Goodarzi led several business units, including Intuit Financial Services and the professional tax division. Prior to joining Intuit, Mr. Goodarzi worked for Invensys, a global provider of industrial automation, transportation and controls technology, serving as global president of the products group. He also held a number of senior leadership roles in the automation control division at Honeywell. Mr. Goodarzi holds a Bachelor of Science degree in Electrical Engineering from the University of Central Florida and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.
Relevant Expertise
Mr. Goodarzi brings to the Board a deep understanding of Intuit’s business and culture as well as his instrumental contributions to and experience in developing and executing our strategic priorities.
Other Public Company Boards
Atlassian Corporation Plc. since 2018 (serves on the Compensation and Leadership Development Committee)

Our Board Nominees  | Proposal No. 1 Election of Directors  | INTUIT 2020 Proxy Statement23

Committees: • Acquisition • Compensation and Organizational Development	Deborah Liu Vice President, Marketplace, Facebook, Inc. Director since: 2017 Age: 43

Biography
Ms. Liu has had various roles at Facebook, an online social networking company, since July 2009. She has run its commerce and payments businesses as Vice President, Marketplace since August 2017, prior to which she served as Vice President, Platform and Marketplace from October 2015 to July 2017. She served as Director of Product Management from February 2014 to September 2015, during which time she led the development of Facebook’s first mobile ad product for apps and Audience Network. She also built Facebook’s games business and payments platform. Ms. Liu has been named one of the most powerful female engineers of 2018 by Business Insider and is a 17-year veteran in the tech industry. Prior to Facebook, she spent several years in product management roles at PayPal and eBay, including the integration between the two companies. She co-created the Women in Product nonprofit after realizing that there was no forum for this underrepresented community to connect, and serves as the Board Chair. Ms. Liu has a Bachelor of Science degree in Civil Engineering from Duke University and a Master of Business Administration degree from Stanford’s Graduate School of Business.
Relevant Expertise
As the vice president of marketplace of a public technology company, Ms. Liu brings to the Board experience and understanding of the power of mobile platforms and a strong background building personalized and rich experiences across apps, products, people and third-party integrations.
Other Public Company Boards
None

Committees: • Compensation and Organizational Development (Chair) • Nominating and Governance	Suzanne Nora Johnson Former Vice Chairman, The Goldman Sachs Group Director since: 2007 Age: 62 Lead Independent Director since: 2016

Biography
Ms. Nora Johnson held several management positions at The Goldman Sachs Group, including Vice Chairman, Chairman of the Global Markets Institute, and Head of the Global Investments Research Division from 1985 until 2007. Ms. Nora Johnson’s significant non-profit board affiliations include, among others, the Brookings Institution, the Carnegie Institution for Science and the University of Southern California. She earned a Bachelor of Arts degree from the University of Southern California and a Juris Doctor degree from Harvard Law School.

Relevant Expertise
Ms. Nora Johnson brings to the Board valuable business experience managing large, complex, global institutions as well as insights into how changes in the financial services industry, public policy and the macro-economic environment affect our businesses.
Other Public Company Boards
American International Group, Inc. since 2008 (serves on the Nominating and Governance Committee)
Pfizer Inc. since 2007 (chairs the Audit Committee)
VISA Inc. since 2007 (chairs the Compensation Committee and serves on the Nominating and Governance Committee)

24INTUIT 2020 Proxy Statement | Proposal No. 1 Election of Directors  | Our Board Nominees

Committees: • Acquisition • Audit and Risk (Chair)	Dennis D. Powell Former Executive Vice President and Chief Financial Officer, Cisco Systems, Inc. Director since: 2004 Age: 71

Biography
Mr. Powell was executive advisor of Cisco Systems, Inc. from 2008 to 2010. He joined Cisco in 1997 and held several management positions throughout his tenure, including Executive Vice President and Chief Financial Officer from 2003 to 2008; Senior Vice President, Corporate Finance Vice President from 2002 to 2003; and Corporate Controller from 1997 to 2002. Prior to Cisco, Mr. Powell held the position of senior partner at Coopers & Lybrand LLP, where his tenure spanned 26 years. Mr. Powell served on the board of directors of VMware, Inc. from 2007 until 2015. Mr. Powell holds a Bachelor of Science degree in Business Administration with a concentration in accounting from Oregon State University.

Relevant Expertise
Mr. Powell brings to the Board executive management experience with large, global organizations, as well as deep financial expertise and insights into operational issues, which he gained through his tenure as an executive at a large public technology company.
Other Public Company Boards
Applied Materials, Inc. since 2007 (chairs the Audit Committee and serves on the Corporate Governance and Nominating Committee and the Investment Committee)

Committees: • None	Brad D. Smith Executive Chairman of the Board, Intuit Inc. Director since: 2008 Age: 55 Chairman since: 2016

Biography
Mr. Smith has served as Executive Chairman of the Board of Intuit since January 1, 2019. Mr. Smith joined Intuit in 2003 and has served over the years in a number of senior positions: President and CEO from January 2008 to December 2018; Senior Vice President and General Manager, Small Business Division from 2006 to 2007; Senior Vice President and General Manager, QuickBooks from 2005 to 2006; Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005; and Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith was at ADP, where he held several executive positions from 1996 to 2003, including Senior Vice President of Marketing and Business Development. Mr. Smith served on the board of directors of Yahoo! Inc. from 2010 to 2012. Mr. Smith holds a Bachelor of Business Administration degree from Marshall University and a Master’s degree in Management from Aquinas College.
Relevant Expertise
Having served as Chairman, President and Chief Executive Officer of Intuit, Mr. Smith brings to the Board significant knowledge of Intuit’s strategy, markets, operations and employees and provides industry expertise and context on all matters that come before the Board.
Other Public Company Boards
Nordstrom, Inc. since 2013 (serves as Chairman of the Board, on the Compensation Committee and the Corporate Governance and Nominating Committee); SurveyMonkey since 2017 (chairs the Compensation Committee)

Our Board Nominees  | Proposal No. 1 Election of Directors  | INTUIT 2020 Proxy Statement25

Committees: • Audit and Risk • Nominating and Governance	Thomas Szkutak Former Senior Vice President and Chief Financial Officer, Amazon.com, Inc. Director since: 2018 Age: 58

Biography
Mr. Szkutak served as the Senior Vice President and Chief Financial Officer of Amazon.com, Inc. from 2002 until 2015. Prior to that, he spent 20 years with General Electric, where he held a variety of positions, including Chief Financial Officer of GE Lighting from 2001 to 2002, Finance Director of GE Plastics Europe from 1999 to 2001, and Executive Vice President of Finance at GE Asset Management (formerly known as GE Investments) from 1997 to 1999. Mr. Szkutak served on the board of athenahealth, Inc. from June 2016 to February 2019, where he served as chair of the Audit Committee. He also has served as an advisor and operating partner of Advent International, a global private equity firm, since August 2017. He is a graduate of GE’s financial management program. Mr. Szkutak received a Bachelor of Science degree in Business Administration from Boston University.
Relevant Expertise
Mr. Szkutak brings to the Board deep financial expertise and executive management experience with large, global organizations, which he gained through his experience as the chief financial officer of a publicly traded company.
Other Public Company Boards
Zendesk, Inc. since 2019 (chairs the Audit Committee)

Committees: • Acquisition • Audit and Risk	Raul Vazquez Chief Executive Officer and Director, Oportun Financial Corporation Director since: 2016 Age: 48

Biography
Mr. Vazquez has served as Chief Executive Officer and board member of Oportun, a financial technology company, since April 2012. Prior to joining Oportun, he spent nine years at Walmart in various senior leadership roles, including Executive Vice President and President of Walmart West, Chief Executive Officer of Walmart.com, and Executive Vice President of Global eCommerce for developed markets. Mr. Vazquez previously worked in startup companies in e-commerce, at a global strategy consulting firm focused on Fortune 100 companies, and as an industrial engineer for Baxter Healthcare. Mr. Vazquez served as a member of the board of directors of Staples, Inc. from 2013 to June 2016. He also served as chairman of the Federal Reserve Board’s Community Advisory Council from September 2015 to November 2017. Mr. Vazquez served on the Consumer Financial Protection

Bureau’s Consumer Advisory Board from August 2016 until June 2018. Mr. Vazquez received a Bachelor of Science degree and a Master of Science degree in industrial engineering from Stanford University and a Master’s degree in Business Administration from The Wharton School at the University of Pennsylvania.
Relevant Expertise
Mr. Vazquez brings to the Board a wide range of experience in innovative consumer financial products, retail, marketing, e-commerce, technology and community development, as well as corporate leadership experience with global organizations.
Other Public Company Boards
Oportun Financial Corporation since 2019

26INTUIT 2020 Proxy Statement | Proposal No. 1 Election of Directors  | Our Board Nominees

Committees: • Compensation and Organizational Development • Nominating and Governance	Jeff Weiner Chief Executive Officer, LinkedIn Corporation Director since: 2012 Age: 49

Biography
Mr. Weiner has served as the Chief Executive Officer of LinkedIn, an online professional network provider, since June 2009, and as a director of LinkedIn from 2009 to 2016. He served as LinkedIn’s Interim President from December 2008 until June 2009. Before joining LinkedIn, Mr. Weiner was an executive in residence at Accel Partners and Greylock Partners, both venture capital firms, from September 2008 to June 2009. From May 2001 to June 2008 he held several positions at Yahoo! Inc., one of the world’s largest digital media companies, including as an Executive Vice President of Yahoo’s network division. He holds a Bachelor’s degree in economics from The Wharton School at the University of Pennsylvania.

Relevant Expertise
Mr. Weiner brings to the Board experience and insights as the chief executive officer of a successful technology company. He also has deep expertise and knowledge in social networking platforms, consumer web and mobile products.
Other Public Company Boards
None

ELECTION MECHANICS
Each nominee, if elected, will serve until the next annual meeting of stockholders and until a qualified successor is elected, unless the nominee dies, resigns or is removed from the Board prior to such meeting. Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unable to serve or for good cause does not serve, the proxy holder can vote your shares either for a substitute nominee (if one is proposed by the Board) or just for the remaining nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.
If a nominee does not receive more votes in favor than votes against his or her re-election, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” However, in accordance with Intuit’s Bylaws and Corporate Governance Principles, each director has submitted an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating and Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Nominating and Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it, within 90 days of the date that the election results are certified.
The Board recommends that you vote FOR the election of each of the nominated directors.

Our Board Nominees  | Proposal No. 1 Election of Directors  | INTUIT 2020 Proxy Statement27

Director Compensation
Overview of Our Compensation Program for Non-Employee Directors
Our director compensation programs are designed to attract and retain qualified non-employee board members and to align their interests with the long-term interests of our stockholders. The Compensation Committee is responsible for reviewing the equity and cash compensation for directors on an annual basis and making recommendations to the Board if it determines changes are needed.
Annual Retainer and Equity Compensation Program for Non-Employee Directors
The Compensation Committee annually reviews and considers information from its independent compensation consultant regarding the amounts and type of compensation paid to non-management directors at companies within the same peer group the committee used to assess executive compensation.
In October 2018, as a result of this review, the Compensation Committee recommended, and the Board determined, to increase the annual cash retainers for non-employee directors to $75,000 in calendar 2019. In October 2019, the committee again reviewed the compensation of our non-employee directors and determined not to make any changes to the program.
2019 Annual Cash Retainers
Non-employee directors are paid annual cash retainers for Board membership, plus additional cash retainers for their committee service in the amounts shown in the following table.
Position	Annual Amount ($)
Non-Employee Board Member(1)	75,000
Lead Independent Director*	40,000
Members of each of Audit and Risk Committee, Acquisition Committee, and Compensation and Organizational Development Committee	15,000
Members of the Nominating and Governance Committee	10,000
Audit and Risk Committee Chair**	32,500
Compensation and Organizational Development Committee Chair**	25,000
Acquisition Committee and Nominating and Governance Committee Chairs**	17,500
(1)
Effective January 1, 2019. The annual retainer for non-employee board members was $60,000 prior to January 1, 2019.

*
The Lead Independent Director also receives the Board membership retainer.

**
Committee chairs also receive the committee membership retainer.

These retainers are paid in quarterly installments and are pro-rated for any changes to committee service that occur during the year. Directors may elect to defer cash retainers into tax-deferred Intuit stock units by making an irrevocable written election before the start of each calendar year. These tax-deferred stock units, known as Conversion Grants, are granted quarterly and are fully vested at the time of grant. The shares underlying Conversion Grants are distributable five years from the date of grant, or upon an earlier separation from

28INTUIT 2020 Proxy Statement | Director Compensation  | Overview of Our Compensation Program for Non-Employee Directors

the Board or change in control of the ownership of Intuit. Directors generally may elect to defer settlement of their Conversion Grants for a longer period of time (from six to ten years following the date of grant).
We reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. However, we do not pay meeting attendance fees to our non-employee directors.
2019 Director Equity Compensation Program
Grants are made to non-employee directors in the form of a fixed dollar value of RSUs as shown below:
Board Position	Fixed Amount of Award ($)	Vesting schedule
Non-Employee Board Member (annual grant)	260,000	Generally vests in full on the first business day of the 12th month following the grant date.
Because the formula is based on a fixed dollar amount, the number of RSUs awarded annually to non-employee directors varies, depending on the closing market price of Intuit’s common stock on the date of grant. The annual grants are awarded on the day following each Annual Meeting of Stockholders. For a director who joins between annual meetings, the annual grant will be prorated based on the number of full months of expected service until the first anniversary of the most recent annual meeting, and it will vest on the same day as the other directors’ annual grants. Once RSUs vest, issuance of shares is deferred until five years from the date of grant, or an earlier separation from the Board or change in control of Intuit. Directors generally may elect to defer settlement of their RSUs for a longer period of time (from six to ten years following the date of grant). The short vesting schedule serves to avoid director entrenchment, while the five-year deferral ensures long-term alignment of director interests with those of our stockholders.
All of the RSUs that we grant to our directors have dividend rights, which are accumulated and paid only when the shares are issued. Dividend equivalent rights on RSUs that fail to vest are forfeited.
The Amended and Restated 2005 Equity Incentive Plan (the “2005 Equity Incentive Plan”) provides that the annual aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards granted to any non-employee director during any single calendar year (not including awards granted in lieu of retainers or other cash payments) may not exceed $625,000, plus an additional $250,000 for any Lead Independent Director or non-employee Chairman of the Board.
Director Stock Ownership Requirement
The director stock ownership requirement is ten times the amount of the annual Board member retainer. Unvested RSUs and vested deferred RSUs held by a Board member are counted as shares when determining the number of shares owned. Directors must comply with this requirement within five years from the date they join the Board. If any director does not meet the stock ownership requirement within this time frame, then 50% of his or her annual cash retainers will be made in the form of Intuit stock until compliance is achieved. As of July 31, 2019, all of our directors were in compliance with this requirement.

Director Stock Ownership Requirement | Director Compensation  | INTUIT 2020 Proxy Statement29

Director Summary Compensation Table
The following table summarizes the fiscal 2019 compensation earned by each Board member, other than Mr. Goodarzi and Mr. Smith, whose compensation is described under “Executive Compensation Tables.”
Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Eve Burton	—(2)	373,569(2)	—	373,569
Scott D. Cook	—	—	1,322,750(3)	1,322,750
Richard L. Dalzell	—(2)	378,497(2)	—	378,497
Deborah Liu	78,750(2)	282,150(2)	—	360,900
Suzanne Nora Johnson	161,250	259,852	—	421,102
Dennis D. Powell	133,750	259,852	—	393,602
Thomas Szkutak	—(2)	355,845(2)	—	355,845
Raul Vazquez	101,250	259,852	—	361,102
Jeff Weiner	75,000(2)	281,088(2)	—	356,088
(1)
These amounts represent the aggregate grant date fair value of RSUs granted during fiscal 2019, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation” (“FASB ASC Topic 718”). Please see the “Equity Grants to Directors During Fiscal Year 2019” and “Outstanding Equity Awards for Directors at Fiscal Year-End 2019” tables for information regarding the grant date fair value of RSUs granted during the fiscal year and the number of awards outstanding for each director at the end of the fiscal year.

(2)
For Ms. Burton, Mr. Dalzell, Ms. Liu, Mr. Szkutak and Mr. Weiner, the number in the “Stock Awards” column includes the value of Conversion Grants in addition to the value of the annual equity grant. Each of Ms. Burton, Mr. Dalzell, Ms. Liu, Mr. Szkutak and Mr. Weiner elected to receive some or all of the cash retainer fees due to them for service on the Board and committees during calendar year 2018 in RSUs, in accordance with Intuit’s director compensation program. Each of Ms. Burton, Mr. Dalzell and Mr. Szkutak elected to receive some or all of the cash retainer fees due to them for service on the Board and committees during calendar year 2019 in RSUs. These Conversion Grants are granted on a quarterly basis, following the applicable meeting, and are fully vested at the time of grant. Please see the “Equity Grants to Directors During Fiscal Year 2019” table for more information.

(3)
Because Mr. Cook is an employee of Intuit, he is not compensated as a director. Mr. Cook’s compensation shown in the table represents an annual salary of $650,000 and an incentive bonus of  $672,750 awarded for service in fiscal 2019. Mr. Cook did not receive any equity awards from Intuit during fiscal 2019.

30INTUIT 2020 Proxy Statement | Director Compensation  | Director Summary Compensation Table

Equity Grants to Directors During Fiscal Year 2019
The following table shows each RSU grant made to each of our directors, other than Mr. Goodarzi and Mr. Smith, during fiscal 2019, including the grant date, number of shares, and grant date fair value.
	Stock Awards
Director Name	Grant Date	Shares Subject to Award (#)	Grant Date Fair Value ($)(1)
Eve Burton	11/1/2018	120(3)	25,483
	1/18/2019	1,215(2)	259,852
	1/18/2019	137(3)	29,300
	5/3/2019	118(3)	29,366
	7/25/2019	105(3)	29,568
Scott D. Cook		—	—
Richard L. Dalzell	11/1/2018	126(3)	26,757
	1/18/2019	1,215(2)	259,852
	1/18/2019	143(3)	30,584
	5/3/2019	123(3)	30,610
	7/25/2019	109(3)	30,694
Deborah Liu	11/1/2018	105(3)	22,298
	1/18/2019	1,215(2)	259,852
Suzanne Nora Johnson	1/18/2019	1,215(2)	259,852
Dennis D. Powell	1/18/2019	1,215(2)	259,852
Thomas Szkutak	11/1/2018	100(3)	21,236
	1/18/2019	1,215(2)	259,852
	1/18/2019	116(3)	24,809
	5/3/2019	100(3)	24,886
	7/25/2019	89(3)	25,062
Raul Vazquez	1/18/2019	1,215(2)	259,852
Jeff Weiner	11/1/2018	100(3)	21,236
	1/18/2019	1,215(2)	259,852
(1)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The grant date fair value of these awards is equal to the closing market price of Intuit’s common stock on the date of grant.

(2)
Annual Non-Employee Board Member grant, which vests as to 100% of the shares on January 1, 2020, subject to the director’s continued service.

(3)
RSUs awarded pursuant to a Conversion Grant, which are granted quarterly based on a fair value equal to 25% of the annual retainers for Board and committee service (as described above under “Annual Retainer and Equity Compensation Program for Non-Employee Directors”) and calculated using the closing market price on the date of grant. These Conversion Grants are granted on a quarterly basis, following the applicable meeting, and are fully vested at the time of grant.

Equity Grants to Directors During Fiscal Year 2019 | Director Compensation  | INTUIT 2020 Proxy Statement31

Outstanding Equity Awards for Directors at Fiscal Year-End 2019
The following table provides information on the outstanding equity awards held by our directors, other than Mr. Goodarzi and Mr. Smith, as of July 31, 2019.
Director Name	Aggregate Shares Subject to Outstanding Stock Awards (#)(1)	Portion of Outstanding Stock Awards that is Vested and Deferred (#)(1)
Eve Burton	11,179	9,964
Scott D. Cook	—	—
Richard L. Dalzell	15,451	14,236
Deborah Liu	4,586	3,371
Suzanne Nora Johnson	10,669	9,454
Dennis D. Powell	10,669	9,454
Thomas Szkutak	3,508	2,293
Raul Vazquez	7,674	6,459
Jeff Weiner	13,578	12,363
(1)
The amounts reflected as aggregate shares subject to outstanding stock awards include vested and deferred stock awards, for which settlement is deferred in accordance with Intuit’s director equity compensation program.

32INTUIT 2020 Proxy Statement | Director Compensation  | Outstanding Equity Awards for Directors at Fiscal Year-End 2019

Proposal No. 2
Advisory Vote to Approve Executive Compensation
In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking stockholders to vote, on an advisory basis, to approve Intuit’s executive compensation.
The “Compensation Discussion and Analysis” section of this proxy statement explains the Compensation Committee’s guiding compensation philosophy. The Compensation Committee strives to establish a compensation program that:
•
compensates our executives based on both overall company performance and individual employee performance;

•
supports our corporate growth strategy;

•
enables Intuit to attract, retain and motivate talented executives with proven experience;

•
closely ties our Named Executive Officers’ compensation to short- and long-term incentive programs; and

•
makes incentive compensation a greater portion of overall pay for our Named Executive Officers than it is for most other Intuit employees, because they lead our key business units or functions and thus have the ability to directly influence overall company performance.

Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy, described under “Executive Compensation Highlights” in the Proxy Summary above and in the “Compensation Discussion and Analysis” section below.
We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement, which discusses how our policies and practices reflect our compensation philosophy, and the “Executive Compensation Tables” section, which contains tables and a narrative discussion about the specific compensation of our Named Executive Officers. The Compensation Committee and the Board believe that Intuit’s policies and procedures reflect our compensation philosophy and assist with achieving its goals.
While the advisory vote to approve executive compensation is non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values your opinions and will consider the outcome of the “say-on-pay” vote when making future compensation decisions for Named Executive Officers.
Unless the Board of Directors modifies its policy on the frequency of say-on-pay votes, a non-binding advisory vote on our executive compensation program will again be included in our proxy statement next year.
The Board recommends that you vote FOR approval of the advisory resolution to approve executive compensation.

Proposal No. 2 Advisory Vote to Approve Executive Compensation  | INTUIT 2020 Proxy Statement33

Compensation and Organizational Development Committee Report
Set out below is the “Compensation Discussion and Analysis,” which is a discussion of Intuit’s executive compensation programs and policies written from the perspective of how we and management view and use such programs and policies. We strive to see that Intuit’s compensation programs are fiscally responsible, market responsive and performance-based. Guided by these principles, we regularly review and monitor senior management’s compensation, as well as their potential for larger leadership roles, to produce the greatest value for Intuit’s four sets of stakeholders: employees, customers, partners and stockholders. To this end, the Compensation and Organizational Development Committee has reviewed the components of compensation paid to each of Intuit’s officers for fiscal 2019, including annual base salary, target incentive bonus and equity compensation.
Given our role in providing guidance on program design, administering these programs and policies and making specific compensation decisions for senior executives, the Compensation and Organizational Development Committee participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.
COMPENSATION AND ORGANIZATIONAL
DEVELOPMENT COMMITTEE MEMBERS
Suzanne Nora Johnson (Chair)
Eve Burton
Deborah Liu
Jeff Weiner

34INTUIT 2020 Proxy Statement | Compensation and Organizational Development Committee Report

Compensation Discussion
and Analysis
This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives and the decisions of the Compensation and Organizational Development Committee (the “Compensation Committee”) regarding the compensation of our Named Executive Officers (“NEOs”). For fiscal 2019, our Named Executive Officers were:
Named Executive Officers
Successful Leadership Transition
During fiscal 2019, the company completed the management transition that was announced in August 2018 consistent with an orderly approach to long-term succession planning.
Sasan Goodarzi assumed the role of President and Chief Executive Officer (“CEO”) effective January 1, 2019. He previously served as Executive Vice President and General Manager of Intuit’s Small Business & Self-Employed Group. The fiscal 2019 compensation described in this proxy statement relates to his service in his previous role through December 31, 2018, and as President and CEO beginning January 1, 2019. All discussions of fiscal 2020 compensation decisions in this proxy statement relate to his service as President and CEO.
Brad Smith stepped down as President and CEO of Intuit effective January 1, 2019 and assumed the role of Executive Chairman of the Board. The fiscal 2019 compensation described in this proxy statement relates to his service in his previous role through December 31, 2018, and as Executive Chairman of the Board beginning January 1, 2019. All discussions of fiscal 2020 compensation decisions in this proxy statement relate to his service as Executive Chairman of the Board.
Alex Chriss, who served as Senior Vice President & Chief Product Officer of Intuit’s Small Business & Self-Employed Group during the beginning of fiscal 2019, was promoted to the role of Executive Vice President and General Manager of Intuit’s Small Business & Self-Employed Group effective January 1, 2019. The fiscal 2019 compensation described in this proxy statement relates to his service in his previous role through December 31, 2018, and as Executive Vice President and General Manager, Small Business & Self-Employed Group beginning January 1, 2019. All discussions of fiscal 2020 compensation decisions in this proxy statement relate to his service as Executive Vice President and General Manager, Small Business & Self-Employed Group.

CD&A  | INTUIT 2020 Proxy Statement35

Fiscal 2019 Compensation Actions	49
Other Benefits	55
Our Compensation Policies and Practices	56
Accounting and Tax Implications of Our Compensation Policies	57

Executive Summary
This Compensation Discussion and Analysis describes our executive compensation philosophy and objectives, provides context for the compensation actions approved by the Compensation Committee, and explains the compensation of our Named Executive Officers. The Compensation Committee, which is comprised entirely of independent directors, oversees Intuit’s compensation plans and policies, approves compensation of our executive officers and administers our equity compensation plans.
CEO COMPENSATION
Our CEO’s compensation is aligned with stockholders’ interests. As illustrated on page 36, approximately 95% of total direct compensation for Mr. Goodarzi in fiscal 2019 was performance-based, and thus strongly linked to Intuit’s results. Only his base salary was a fixed amount (approximately 5% of his total direct compensation for fiscal 2019).
CEO compensation for fiscal 2019 decreased while Intuit’s TSR for fiscal 2019 was 36.9%. Mr. Goodarzi’s salary and target bonus were adjusted effective January 1, 2019, when he assumed the role of President and CEO. While the company’s fiscal 2019 performance was strong, with TSR of 36.9% during the period, no changes were made to Mr. Goodarzi’s fiscal 2020 target cash compensation. Mr. Goodarzi’s total direct compensation for fiscal 2019 was less than the fiscal 2018 total direct compensation of our prior CEO, whose compensation reflected his many years of consistently outstanding leadership. Fiscal 2019 compensation decisions for Mr. Goodarzi reflected the company’s strong fiscal 2019 performance, and continued our practice of paying the CEO’s annual cash bonus at the same percentage as the Intuit-wide bonus pool, which helps to promote consistent Intuit-wide outcomes. Mr. Goodarzi’s fiscal 2019 bonus was pro-rated to reflect his service at the beginning of the fiscal year in his prior role and at the end of the fiscal year as President and CEO.
The Executive Chairman of the Board position is a new role with responsibilities that are different from but complement the CEO’s management responsibilities. Both the cash and equity components of the compensation for the Executive Chairman of the Board are lower than those of the CEO.
36INTUIT 2020 Proxy Statement | CD&A | Executive Summary

CEO
Total Direct Compensation(1)
Other NEOs
Total Direct Compensation(1)

(1)
Total direct compensation reflects base salary, actual bonus payout and equity awards granted during fiscal 2019 (excluding any one-time recognition or promotion grants). Consistent with disclosure in the Fiscal Year 2019 Summary Compensation Table, equity awards are reported at grant date fair value (which, for the Relative TSR RSUs, is based on the target number of shares subject to the award), and salary and incentive cash are reported based on the actual amounts earned with respect to fiscal 2019.

HOW OUR EXECUTIVE COMPENSATION REFLECTS PAY-FOR-PERFORMANCE
On average, we deliver approximately 94% of the total direct compensation for all of our Named Executive Officers through programs that link their pay with Intuit’s operating results or TSR.
Our executive compensation programs are designed to reward both short-term operating results and long-term growth, as measured by TSR. The only fixed component of pay is base salary. All annual cash incentive awards and long-term equity incentive awards are tied either to company performance or stock price performance.
Incentive payouts under our annual cash incentive plan are based on revenue and non-GAAP operating income for the fiscal year, as well as the company’s overall performance with respect to annual objectives for employees, customers, partners and stockholders (“True North” objectives), which are described in further detail under “Annual Cash Bonuses”.
The cash incentive payout percentage is the same for all Named Executive Officers and is aligned with the overall funding level of the company-wide bonus pool, which helps to promote consistent Intuit-wide outcomes.
Equity-based compensation is aligned with the long-term interests of Intuit’s stockholders by focusing our executive officers’ attention on both absolute and relative TSR. The following chart shows the allocation of the Named Executive Officers’ total direct compensation for fiscal 2019, reflecting the importance of performance-based compensation.
Executive Summary | CD&A | INTUIT 2020 Proxy Statement37

OUR FISCAL 2019 PERFORMANCE
Intuit’s financial performance for fiscal 2019 was strong.

Revenue of	GAAP operating income of	Non-GAAP operating income of
$6.8B	$1.9B	$2.3B
13% from FY18	19% from FY18	12% from FY18

GAAP diluted EPS of	Non-GAAP diluted EPS of	Repurchased
$5.89	$6.75	$561M
16% from $5.09 in FY18	17% from $5.78 in FY18	of shares and increased dividend 21% to $1.88
Unless otherwise indicated, all fiscal 2018 and fiscal 2019 figures that appear in this proxy statement are as reported under ASC 606.
See Appendix A of this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.
Consistent with this year-over-year performance, total compensation for Named Executive Officers in fiscal 2019 was higher than in fiscal 2018 (except for Mr. Smith).
Key financial highlights from fiscal 2019:
•
Generated revenue growth of 15% in the Small Business & Self-Employed Group, 11% in the Consumer Group and 4% in the Strategic Partner Group

•
Grew combined QuickBooks Online and TurboTax Online platform revenue over 23%, totaling approximately $3.9 billion

•
Grew QuickBooks Online Ecosystem revenue 38%, to $1.7 billion

•
Generated TSR of 36.9% during fiscal 2019, annualized three-year TSR of 37.0% and annualized five-year TSR of 28.9%, each of which was in the top decile of S&P 500 constituents for the relevant period

Other key accomplishments for fiscal 2019:
•
Leveraged A.I. to significantly improve the expert and customer experiences in TurboTax Live and tripled the number of customers using the offering

•
Accelerated innovations to drive the company’s strategy, including faster funding times in our payments and payroll businesses

•
Earned employee engagement and customer satisfaction scores that continued to reflect best-in-class levels, including being chosen as one of Fortune Magazine’s “100 Best Companies to Work For” for the 18th consecutive year

•
Successfully transitioned many members of the senior management team while delivering strong results for stockholders, employees and customers

38INTUIT 2020 Proxy Statement | CD&A | Executive Summary

EXECUTIVE COMPENSATION HIGHLIGHTS
•
In fiscal 2019, we paid cash bonuses to the Named Executive Officers at 115% of target, which was the same as the company-wide funding level approved by the Compensation Committee, without individual adjustment, and lower than the percentage generated under the bonus plan’s financial formula. This decision recognizes the interconnectedness of the company’s products and services across Intuit’s platform and emphasizes officers’ interdependence over their individual performance.

•
On average, 94% of the fiscal 2019 total direct compensation of the Named Executive Officers was performance-based. In addition, service-based RSUs and Relative TSR RSUs granted to the CEO are subject to a mandatory one-year holding period after vesting to increase his long-term alignment with stockholders.

•
Intuit achieved strong five-year TSR that exceeded the broad market. Our annualized TSR from the beginning of fiscal 2015 through the end of fiscal 2019 was 28.9%. In contrast, the S&P 500 index had annualized returns of 11.3% over the same period.

•
The CEO’s salary and bonus target were not increased for 2020, despite strong fiscal 2019 performance, as the Compensation Committee determined Mr. Goodarzi’s cash compensation appropriately reflected his role and the comparable labor market.

2019 “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION
Intuit has provided stockholders with an advisory vote on executive compensation in each of the last seven years. At our 2019 Annual Meeting of Stockholders, approximately 95.1% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation. The Compensation Committee evaluated the results of the 2019 advisory vote, together with the other factors and data discussed in this CD&A, in determining executive compensation policies and decisions.

We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts. The feedback we received from stockholders regarding our executive compensation program was generally positive.
After evaluating the outcome of the 2019 advisory vote, stockholder feedback and input from our independent compensation consultant, the Compensation Committee determined that our executive compensation programs are aligned with our compensation philosophy and company strategy and decided not to make any material changes to the structure or principles of the programs.
We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts.
The Compensation Committee will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future say-on-pay votes when assessing our executive compensation programs and policies and making compensation decisions for our Named Executive Officers.
Executive Summary | CD&A | INTUIT 2020 Proxy Statement39

Compensation Philosophy and Objectives
OUR GUIDING PHILOSOPHY
In setting policies and practices regarding compensation, the guiding philosophy of the Compensation Committee is that our compensation programs should:
OUR STRATEGIES
We use a mix of cash and equity incentives. The Compensation Committee believes that both cash and equity incentives are important to an effective compensation structure. Annual cash incentives reward executives for short-term operating results, while equity incentives motivate executives to execute on our long-term strategic plan in order to increase stockholder value.
We consider a diverse set of factors in determining compensation opportunities and incentive awards. In determining the amount of cash and equity incentives our officers receive, the Compensation Committee considers each officer’s total compensation to assess the program’s overall value for motivating and retaining him or her. The committee also considers other relevant factors, such as market data, internal parity, succession planning, exceptional capability, and stockholder and proxy advisor perspectives.
We manage our equity compensation programs to provide competitive rewards that are commensurate with results delivered. The Compensation Committee considers measures related to dilution, burn rate and the cost of the equity incentive program compared to similar peer companies, while recognizing the need to hire the world’s top talent in a competitive labor market, including top data scientists, A.I. experts and mobile engineers, to create products that delight our customers while doing the best work of their lives.
Role of Compensation Consultants, Executive Officers and the Board in Compensation Determinations
The Compensation Committee has the authority to retain independent consultants and other experts to assist it in fulfilling its responsibilities. The committee has engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning Intuit’s executive compensation program. FW Cook performs services solely on behalf of the Compensation Committee and interacts with the company and management only in the course of performing those services. As described below under “Fiscal 2019 Peer Group,” FW Cook assists the committee in defining our peer group, which is used as context for evaluating our relative executive compensation levels and our practices for making compensation decisions. FW Cook also assists the committee in comparing our non-employee director compensation program and practices to those of peer companies.
FW Cook attended all meetings of the Compensation Committee as its independent advisor, responded to committee members’ inquiries and refined their analyses based on the committee’s questions. The Compensation Committee has assessed the independence of FW Cook pursuant to Nasdaq and SEC rules, and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.

40INTUIT 2020 Proxy Statement | CD&A | Compensation Philosophy and Objectives

The Compensation Committee also received support from Intuit’s human resources leaders in analyzing and establishing Intuit’s compensation programs for fiscal 2019. Members of Intuit’s management and staff, including the Chief People & Places Officer, members of her staff and internal Intuit counsel, attended a portion of each meeting of the Compensation Committee.
Mr. Goodarzi, our President and CEO, provided recommendations to the committee regarding the cash and equity compensation of his executive staff  (including those who are Named Executive Officers), succession planning, organizational development and the use of incentive compensation to drive Intuit’s growth and support the ecosystem business model. In determining compensation for other Named Executive Officers (other than Mr. Smith), the committee considered Mr. Goodarzi’s recommendations.
To aid the Compensation Committee in its evaluation of his performance, Mr. Goodarzi provided a self-review and feedback from his executive staff, together with input from the Executive Chairman of the Board, to the committee. The Compensation Committee determined the compensation for Mr. Goodarzi after obtaining information and input from FW Cook and conferring with the Board without Mr. Goodarzi present.
Mr. Smith provided a self-review to the Compensation Committee to aid its evaluation of his performance. The Compensation Committee determined the compensation for Mr. Smith after obtaining information and input from FW Cook and conferring with the Board without Mr. Smith present.
In all cases, although the Compensation Committee received advice and recommendations, the committee is solely responsible for making the final decisions on compensation for the Named Executive Officers.
Fiscal 2019 Peer Group
PEER GROUP COMPOSITION
Each year the Compensation Committee works with its independent compensation consultant to determine appropriate peer companies for benchmarking our executive compensation program. In choosing the peer group, the committee has two primary objectives:
First, to confirm that our peer group is relevant and includes companies:
•
with which we compete for executive and technical software development talent;

•
of similar scope and complexity; and

•
of similar size, measured by revenue and market capitalization.

Second, to create a sufficiently robust set of peers to ensure a degree of continuity year-over-year.
Using these objectives, the independent compensation consultant recommended a fiscal 2019 peer group of 16 companies with the following characteristics:
Criteria for Fiscal 2019 Peer Group	Characteristics
Technology companies with headquarters in California	All are California technology innovators that Intuit competes with for executive talent.
Size	Peer companies generally fall within a range of similar revenue between 0.4 and 2.5x of Intuit’s revenue and company market-capitalization value between 0.33 and 3.0x of Intuit.
Year-over-year continuity	In fiscal 2019, one company (Juniper Networks, Inc.) was removed from the peer group because it no longer met the size requirement, and three companies (ServiceNow, Inc., Square, Inc. and Workday, Inc.) were added to the peer group as new companies that met the industry, geography and size criteria.
The independent compensation consultant reviewed these criteria with the Compensation Committee in January 2019, and the committee determined that the following companies would make up the compensation peer group for fiscal 2019 year-end decisions.

Fiscal 2019 Peer Group | CD&A | INTUIT 2020 Proxy Statement41

2019 Compensation Peer Companies
Adobe Inc.	Electronic Arts, Inc.	Salesforce.com, Inc.	Tesla, Inc.
Activision Blizzard, Inc.	NetApp, Inc.	ServiceNow, Inc.	Twitter, Inc.
Autodesk, Inc.	Netflix, Inc.	Square, Inc.	VMware, Inc.
eBay Inc.	PayPal Holdings, Inc.	Symantec Corporation	Workday, Inc.
All compensation decisions made in July 2019 relied on this peer group for context. Any discussion about components of executive officers’ compensation that occurred prior to July 2019 (including, for example, their salaries) relied on the peer data from the peer group approved by the Compensation Committee in May 2018, which was the same group of companies, except that it also included Juniper Networks, Inc. and did not include ServiceNow, Inc., Square, Inc. or Workday, Inc.
HOW PEER GROUP DATA WERE USED
The Compensation Committee used the publicly reported information regarding Named Executive Officer compensation from these companies as a reference point in assessing compensation levels for Intuit’s Named Executive Officers. The committee then considered each individual officer’s role and scope of responsibilities relative to comparable positions at Intuit’s peers. Based on this information, the committee reviewed Intuit’s executive compensation programs and practices, and analyzed each Named Executive Officer’s base pay, cash bonus and equity awards. There is no targeted benchmark level of compensation.
Components of Compensation
OVERVIEW
The components of Intuit’s executive compensation program for fiscal 2019 are as follows:

Component	Primary Purpose
	Base Salary	Provide the security of a competitive fixed cash payment for services rendered.
Performance-Based	**Annual Cash Bonuses**	Reward achievement of annual company operating goals, including revenue and non-GAAP operating income targets. The funding percentage for all Named Executive Officers was determined based on the company's achievement of financial goals and True North objectives and is equal to the bonus funding percentage for the broader Intuit population to help promote consistent Intuit-wide outcomes.
Performance-Based	**Long-Term Incentives**	Motivate and reward executives based on Intuit's absolute performance and its performance relative to peers, as well as the value delivered to Intuit stockholders through stock price appreciation.
	50% **Relative TSR RSUs**	**Relative TSR RSUs** retain executives and align them with stockholders for a minimum of three years, and offer upside for strong positive returns to stockholders relative to similar alternative investments over 12-, 24- and 36-month periods.
	25% **Service-based RSUs**	**Service-based RSUs** retain executives and provide alignment with stockholders' interests during the vesting term (subject to achievement of a one-year GAAP operating income hurdle).
	25% **Stock Options**	**Stock Options** retain executives and motivate them to build stockholder value over the life of the option, since options deliver value only if Intuit's stock price appreciates after they are granted.

42INTUIT 2020 Proxy Statement | CD&A | Components of Compensation

The Compensation Committee conducts its annual review process near the end of each fiscal year to determine each executive’s cash bonus, equity awards and any adjustments to base salary and target cash bonus opportunities for the following year. This timing allows the committee to consider the company’s TSR performance to date and financial results for the fiscal year. The committee is required to certify the achievement of the performance measures for each performance-based element of an executive’s compensation.
BASE SALARY
Each July, the Compensation Committee reviews the base salaries of our Named Executive Officers in the context of the compensation information provided by the committee’s independent compensation consultant. The goal of this review is to determine whether the base salaries of our Named Executive Officers are competitive with our compensation peer group and to ensure those salaries reflect each executive’s role, responsibilities, experience and performance. Fiscal 2020 base salary decisions for each of our Named Executive Officers are described under “Compensation Snapshot for Each NEO” below.
ANNUAL CASH BONUSES
Intuit uses cash bonuses to reward achievement of annual company financial performance and individual strategic and operational objectives, all of which align with stockholder value. These bonuses are determined by a multi-step process.
At the beginning of and during the fiscal year
Bonus targets are established. Each Named Executive Officer has an annual bonus target that is a stated percentage of base salary. The Compensation Committee set fiscal 2019 bonus targets in July 2018 for all Named Executive Officers (other than Mr. Chriss) based on the scope and significance of each executive’s leadership role at Intuit, as well as a review of market data. In October 2018, the committee set the fiscal 2019 bonus target for Mr. Chriss and revised the fiscal 2019 bonus targets for Mr. Goodarzi and Mr. Smith in connection with their transitions to new roles at Intuit.
Senior Executive Incentive Plan performance hurdle is established. Cash bonuses for our Named Executive Officers are generally awarded under the SEIP, a stockholder-approved plan that was intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (before the Code was amended as part of the Tax Cuts and Jobs Act in December 2017) as described in more detail below. SEIP participants are determined in the first quarter of the fiscal year. In fiscal 2019, participants included the CEO, the Executive Chairman of the Board, the Chairman of the Executive Committee and all Executive Vice Presidents at that time. (Mr. Chriss was promoted to Executive Vice President and General Manager, Small Business & Self-Employed Group on January 1, 2019, so he participated in the general employee bonus plan during fiscal 2019.)
Each year, the Compensation Committee sets a company performance target that must be achieved in order for any SEIP participant to be eligible to receive a cash bonus under that bonus program. In July 2018, the committee established a company GAAP operating income target of  $800 million for fiscal 2019 as the minimum performance hurdle for any Named Executive Officer to be eligible for a cash bonus under the SEIP, and set the maximum payout at 250% of a participant’s target award.
SEIP bonus pool funding formula is determined. Baseline funding of the SEIP is based on company-wide performance against a formula that includes specific revenue and non-GAAP operating income targets. The committee believes these objective measurements serve as clear goals for management to drive both innovation and responsible cost-management. The Compensation Committee set two aggressive, equally weighted performance goals — one based on Intuit’s revenue and the other based on non-GAAP operating income. (See the table on page A-3 of this proxy statement for a reconciliation of non-GAAP measures.) The fiscal 2019 revenue goal reflected growth of 11.8% over actual performance in fiscal 2018, and the non-GAAP operating income goal reflected 12.7% growth over actual performance in fiscal 2018 (in each case under ASC 605, which was the revenue recognition in effect during fiscal 2018).
At the end of the fiscal year
Achievement of SEIP performance hurdle is certified. At the close of fiscal 2019, the Compensation Committee certified that Intuit had exceeded the $800 million GAAP operating income threshold. Accordingly, each participant in the SEIP was eligible, but not entitled, to receive a cash bonus under that plan.
Fiscal 2019 baseline bonus funding is determined. The following table shows how Intuit actually performed against the two goals approved by the Compensation Committee at the beginning of the fiscal year.

Components of Compensation  | CD&A | INTUIT 2020 Proxy Statement43

Based on these results, the formula yielded a baseline funding of the SEIP of 129.7% of target. The committee determined to fund the SEIP at 115% of target based on the committee’s belief that fiscal 2019 performance was strong and warranted above-target funding, though not as high as the funding baseline generated under the formula.
Measure Weighting	Revenue ($ Billions) (50%)		Non-GAAP Operating Income ($ Billions) (50%)		Total (100%)
	FY19 Revenue	Bonus Pool Funding as a Percent of Target*	FY19 Operating Income	Bonus Pool Funding as a Percent of Target*	Baseline Company Performance as a Percent of Target(1)
Maximum	$6.89	150%	$2.31	150%	150%
	$6.81	133%	$2.28	133%	133%
	$6.74	117%	$2.26	117%	117%
Target	$6.67	100%	$2.23	100%	100%
	$6.55	97%	$2.20	97%	97%
	$6.44	93%	$2.16	93%	93%
	$6.33	90%	$2.12	90%	90%
	$6.28	75%	$2.10	75%	75%
	$6.22	60%	$2.08	60%	60%
	$6.17	45%	$2.07	45%	45%
	$6.11	30%	$2.05	30%	30%
	$6.05	15%	$2.03	15%	15%
Threshold	$6.00	—%	$2.01	—%	—%
Actual 2019 performance and funding percentages	$6.78	126.6%	$2.28	132.9%	129.7%
*
Linear interpolation between defined points. Fiscal 2019 revenue and non-GAAP operating income dollar figures above are rounded to the nearest ten million. The Bonus Pool Funding as a Percent of Target is calculated using dollars in millions. Thus, actual results may vary slightly from the figures presented above.

(1)
This represents a baseline for the funding of the SEIP. The Compensation Committee has discretion to determine the actual SEIP payment levels for each participant in an amount not to exceed 250% of the participant’s base salary or $5 million.

Bonus funding is approved. Based on its assessment of performance for fiscal 2019, and taking into account the recommendation of the CEO, the Compensation Committee set funding for the SEIP at 115% — the same level as had already been approved for the bonus pool applicable to Intuit employees generally, and below the baseline formulaic funding level.
In setting this funding level lower than the percentage generated under the financial formula, the committee considered both the areas of opportunity for Intuit and the committee’s determination that Intuit had a strong year of performance in which it met or exceeded expectations with respect to our annual True North objectives for employees, customers, partners and stockholders by achieving the following outcomes:
•
Maintained employee engagement scores at best-in-class levels, as measured by an independent employee engagement analytics firm;

•
Maintained employee retention at better rates than peer companies;

•
Ranked #24 in Fortune magazine’s “100 Best Companies to Work For” survey, and ranked in the top 5 in five regions outside the U.S.;

•
Attained improved customer satisfaction, as measured by net promoter scores, for both our QuickBooks Online and TurboTax products;

•
Grew combined QuickBooks Online and TurboTax Online platform revenue over 23%, totaling approximately $3.9 billion;

•
Leveraged A.I. to significantly improve the expert and customer experiences in TurboTax Live and tripled the number of customers using the offering;

•
Accelerated innovations to drive the company’s strategy, including faster funding times in our payments and payroll businesses; and

•
Grew the stock price by 36%, a higher growth rate than achieved by the Nasdaq Composite or the S&P 500.

44INTUIT 2020 Proxy Statement | CD&A | Components of Compensation

Actual Named Executive Officer bonus awards are determined. The Compensation Committee determined that each Named Executive Officer would receive a bonus equal to 115% of his or her target, consistent with the level approved for the bonus pool applicable to Intuit employees generally. The committee believes aligning the short-term incentives paid to the Named Executive Officers with those paid to the rest of our employees helps to promote consistent Intuit-wide outcomes.
The fiscal 2019 bonus payouts for each of our Named Executive Officers were as follows:
Name	Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus ($)
Sasan K. Goodarzi(1)	910,769	132%	1,206,575	115%	1,387,563
Brad D. Smith(2)	861,539	136%	1,169,178	115%	1,344,556
Michelle M. Clatterbuck	700,000	100%	700,000	115%	805,000
J. Alexander Chriss(3)	547,131	86%	469,594	115%	540,033
Laura A. Fennell	700,000	90%	630,000	115%	724,500
Gregory N. Johnson	600,000	100%	600,000	115%	690,000
(1)
The calculation of Mr. Goodarzi’s target bonus amount was based on the weighted average of his bonus target of 100% of his salary for his prior role through December 31, 2018 and his bonus target of 150% of his base salary for his role as President and CEO beginning January 1, 2019.

(2)
The calculation of Mr. Smith’s target bonus amount was based on the weighted average of his bonus target of 175% of his base salary for his prior role through December 31, 2018 and his bonus target of 100% of his base salary for his role as Executive Chairman of the Board beginning January 1, 2019.

(3)
The calculation of Mr. Chriss’ target bonus amount was based on the weighted average of his bonus target of 60% of his base salary for his prior role through December 31, 2018 and his bonus target of 100% of his base salary for his role as Executive Vice President and General Manager, Small Business & Self-Employed Group beginning January 1, 2019.

LONG-TERM INCENTIVES
For the fiscal 2019 annual awards, which were granted in July 2019, our Named Executive Officers received half of their annual equity grant value in Relative TSR RSUs, and the other half was split evenly between service-based RSUs and stock options. The value of equity grants is measured based on grant date fair value.
Relative TSR RSUs
Our Relative TSR RSUs align the interests of award recipients and our stockholders by rewarding better-than-average stockholder return compared to a pre-established peer group of other large technology companies. Specifically, target shares are earned only if Intuit achieves a TSR ranking at the 60th percentile or above in our TSR peer group. These performance-based awards ensure that a significant share of our executives’ equity compensation is contingent upon future outperformance compared to a peer group.
Vesting. Relative TSR RSUs cliff vest after a three-year period and are earned based on Intuit’s TSR compared to companies in a pre-established peer group, with three discrete performance periods covering 12, 24 and 36 months. Shares earned based on the 12- and 24-month relative TSR performance periods have an additional service-based vesting requirement; these shares do not vest until the end of the 36-month period. The three-year vesting schedule serves as a retention incentive and requires consistent, longer-term stock price performance, which supports long-term alignment with the interests of our stockholders. If an executive’s employment is terminated before the end of the three-year period, all of the Relative TSR RSUs subject to that award will be forfeited except in the cases of retirement or involuntary termination, where awards are subject to pro-rata vesting for time served during the performance period (based on actual performance for any completed period and target for any incomplete period).
Intuit employees who are at least 55 years old and have worked for the company for at least 10 full years are considered “retirement eligible” under the terms of these awards, which provides some additional benefits, as further described below under “Potential Payments Upon Termination of Employment or Change in Control.”

Components of Compensation  | CD&A | INTUIT 2020 Proxy Statement45

Mr. Goodarzi’s award includes a mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that he earns under the Relative TSR RSU awards. This is to ensure longer term alignment with stockholders and accountability for strategic decision-making. Except in certain limited circumstances (death, disability or a change in control), the deferral period applies to vested shares even if Mr. Goodarzi terminates service with the company. The Relative TSR RSU awards that were granted to Mr. Smith during the time that he served as President and CEO are also subject to the one-year holding period after vesting.
Performance goals. The Compensation Committee chose to target the 60th percentile position to ensure that Intuit must perform better than the majority of the relative TSR peers before executives can earn the target number of shares. The use of discrete measurement periods of 12, 24 and 36 months aims to minimize the potential impact of short-term share price volatility over the duration of the three-year performance period. However, no portion of the award is earned or distributed until the conclusion of the full three-year performance period. The Compensation Committee believes that this approach focuses Named Executive Officers on long-term stockholder return.
TSR Peers. The “TSR Peers” were identified using objective selection criteria recommended by our independent compensation consultant. All are U.S.-based public companies within Intuit’s General Industry Classification Standard (“GICS”) code and two other similar GICS codes as they were defined and constituted as of April 30, 2019 that have market capitalization and revenue greater than or equal to 0.25x Intuit’s, plus H&R Block, which is a direct, size-relevant competitor. The Compensation Committee believes that having 40 TSR Peers ensures that, even in the event of mergers or acquisitions, Intuit will have a robust peer group for purposes of comparing TSR.
The TSR Peers represent a wider company sample than the companies we compete with directly for talent; this is not the same as the peer group used to benchmark executive compensation. The TSR Peers were chosen so that the Relative TSR RSUs will reward the Named Executive Officers based on objective measurement of Intuit’s one-, two- and three-year returns compared to similar companies in which an Intuit stockholder might reasonably be expected to invest.
The TSR Peers are:
Relative TSR Peer Companies
Accenture Holdings plc	Facebook, Inc.	PayPal Holdings, Inc.
Activision Blizzard, Inc.	Fidelity National Information Services, Inc.	Red Hat, Inc.
Adobe Inc.	First Data Corporation	Salesforce.com, Inc.
Alphabet Inc.	Fiserv, Inc.	ServiceNow, Inc.
Amazon.com, Inc.	FleetCor Technologies, Inc.	Splunk Inc.
Autodesk, Inc.	Global Payments Inc.	Square, Inc.
Automatic Data Processing, Inc.	H&R Block, Inc.	Synopsys, Inc.
Booking Holdings Inc.	IAC/InterActiveCorp	Twitter, Inc.
Cadence Design Systems, Inc.	International Business Machines Corporation	Visa Inc.
Cognizant Technology Solutions Corporation	Mastercard Incorporated	VMware, Inc.
DXC Technology Company	Microsoft Corporation	Workday, Inc.
eBay Inc.	Oracle Corporation	Worldpay, Inc.
Electronic Arts Inc.	Palo Alto Networks, Inc.
Expedia Group, Inc.	Paychex, Inc.

46INTUIT 2020 Proxy Statement | CD&A | Components of Compensation

The following changes were made to the Relative TSR peer group for Relative TSR RSUs granted in fiscal 2019:
•
Six 2018 TSR peer companies were removed in the fiscal 2019 award design because they no longer met the objective size requirement or were acquired

•
Seven companies that meet the size requirement were added

How payouts link to performance. A “target” payout is earned when Intuit’s performance is at the 60th percentile of the TSR Peers for the applicable performance period. Payouts can range from 200% of target (if Intuit’s TSR reaches the 100th percentile of the TSR Peers for the performance period) to as low as 0% (if performance is below the 25th percentile of the TSR Peers for the performance period). However, in order to avoid particularly large awards for outperforming peers in a declining market when Intuit’s stockholders do not earn a positive return, payouts for each performance period are capped at 100% of target if absolute TSR is negative over any such performance period. The table below summarizes the relationship between relative TSR performance and the percent of target that may be earned under these awards:
Dividends. Recipients of Relative TSR RSUs, including the Named Executive Officers, are provided dividend-equivalent rights in conjunction with these awards, but the dividends are not paid until the underlying shares are earned, vest and are issued. Dividend-equivalent rights on Relative TSR RSUs that fail to vest are forfeited.
Service-Based RSUs
In fiscal 2019, 25% of the total value of the executive officers’ annual year-end equity awards was made in the form of service-based RSUs. These RSUs provide a link to stockholders’ interests because their value tracks with changes in Intuit’s stock price. They also serve as a long-term incentive for officers to remain with Intuit, since service-based RSUs have no value unless the recipient stays with Intuit through the vesting period.
Annual service-based RSU awards for Executive Vice Presidents, the CEO and the Executive Chairman of the Board also have a performance component. Intuit must achieve a one-year GAAP operating income hurdle before the awards will begin to vest. This provision allowed the awards granted on or before November 2, 2017 to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code (before Section 162(m) was amended as part of the Tax Cuts and Jobs Act in December 2017). Although the performance-based compensation exception was deleted from the Internal Revenue Code, the committee determined to keep in place the performance threshold for fiscal 2019 annual service-based RSUs granted to Executive Vice Presidents, the CEO and the Executive Chairman of the Board in order to enhance the link between these awards and the interests of our stockholders. For awards granted in July 2019, the Compensation Committee established a company GAAP operating income target at the time of grant.
Service-based RSUs granted beginning in July 2018 generally vest over four years, with one-fourth of the shares vesting in July of the year following the grant date, subject to achievement of the one-year GAAP operating income hurdle and continued service, and the remainder vesting in equal quarterly installments thereafter. The CEO’s awards also include a mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that he earns under the service-based RSU awards, to support longer-term alignment with stockholders. Except in certain limited circumstances (death, disability, retirement or a change in control), the deferral period generally applies to vested shares even if the CEO terminates service with Intuit or continues to serve Intuit but in a different role.

Components of Compensation  | CD&A | INTUIT 2020 Proxy Statement47

Intuit employees (including the Named Executive Officers) are provided dividend-equivalent rights in conjunction with RSU awards, but the dividends are not paid until the shares vest and are issued. Dividend-equivalent rights on RSUs that fail to vest are forfeited.
Stock Options
In fiscal 2019, 25% of the total value of the executive officers’ annual equity awards was provided in the form of non-qualified stock options. Stock options become valuable only if the price of Intuit stock appreciates after the grant date, so they align option holders with the specific goal of increasing stockholder value. Beginning with awards granted in July 2018, stock options vest over four years of continued service, with 25% of the shares vesting after one year and the remainder vesting in equal monthly installments thereafter, so long as the executive officer continues to work at Intuit.
Intuit employees who are at least 55 years old and have worked for Intuit for at least 10 full years are considered “retirement eligible” under the terms of these awards. Upon retirement, such a recipient is entitled to pro-rata vesting based on the number of full months of service over the award term. Other employees forfeit their unvested options if they terminate employment with Intuit before the end of the four-year vesting period.
HOW EQUITY GRANT VALUES WERE DETERMINED
The Compensation Committee considers multiple factors in determining the size of an executive’s equity awards, including annual performance ratings, retention value of current equity holdings and equity award values for executives with similar roles at peer companies. Only executives with a performance rating of  “strong” or “outstanding” for the relevant year are eligible for equity awards; a rating of  “outstanding” will, for any given role, generally result in a larger equity grant than any other rating. The committee exercises its judgment and discretion, and also considers the recommendations of the CEO, in setting specific awards for our Named Executive Officers. All annual equity granted to our Named Executive Officers reflects the portfolio mix of 50% Relative TSR RSUs, 25% service-based RSUs and 25% stock options discussed above.
The value of the equity granted to Mr. Goodarzi was determined based on a review by the Compensation Committee of data provided by the committee’s independent compensation consultant, in addition to the committee’s own subjective assessment of Mr. Goodarzi’s outstanding performance during his first year as CEO. The value of the equity granted to Mr. Smith was determined based on a review by the Compensation Committee of data provided by the committee’s independent compensation consultant, in addition to the committee’s own subjective assessment of Mr. Smith’s outstanding performance as CEO at the beginning of fiscal 2019, his critical role in the successful transition of the company’s CEO and his outstanding performance as Executive Chairman of the Board beginning January 1, 2019.
To determine the size of the equity awards for the other Named Executive Officers, the committee used data provided by the committee’s independent compensation consultant, which estimated the range of grant values provided to executives in comparable positions at companies within Intuit’s compensation peer group, as discussed above. The committee then considered the CEO’s recommendations in order to determine where within the applicable range each executive’s equity grant value would fall. The committee gives considerable weight to the CEO’s recommendations because he has direct knowledge of each such Named Executive Officer’s performance and contributions.
The realization of the executives’ grant date equity values is subject to a significant amount of performance risk, and the amount actually earned over the next several years could be significantly lower if Intuit’s absolute and relative TSR (compared against the TSR Peers) are not strong. The challenging nature of Intuit’s performance-based equity goals is illustrated by the 60th percentile TSR target.
The fiscal 2019 equity decisions for each of our Named Executive Officers are described under “Compensation Snapshot for Each NEO” on the following pages.

48INTUIT 2020 Proxy Statement | CD&A | Components of Compensation

Fiscal 2019 Compensation Actions
COMPENSATION SNAPSHOT FOR EACH NAMED EXECUTIVE OFFICER
Sasan Goodarzi President and Chief Executive Officer (since January 1, 2019)
SUMMARY

Mr. Goodarzi’s total compensation for fiscal 2019 positions his pay at approximately the 50th percentile of Intuit’s compensation peers. These compensation decisions reflect Mr. Goodarzi’s outstanding performance during his first year as CEO, which began on January 1, 2019. The Compensation Committee believes this compensation package appropriately rewarded Mr. Goodarzi for his role in Intuit’s strong fiscal 2019 performance, his successful transition to CEO and his leadership of a reconstituted high-performing management team, and Intuit’s progress on the evolution of its strategy to become an A.I.-driven expert platform.

JULY 2019 COMPENSATION DECISIONS

After assessing Mr. Goodarzi’s performance, as described below, the Compensation Committee consulted with the Board, without Mr. Goodarzi present, and made the decisions described below with respect to his compensation.

Fiscal 2019 Bonus Award: 115% of target, or $1,387,563
—
The calculation of Mr. Goodarzi’s target bonus amount was pro-rated, such that it was based on the weighted average of his bonus target of 100% of base salary for his prior role through December 31, 2018 and his bonus target of 150% of base salary for his current role as President and Chief Executive Officer beginning January 1, 2019. This 115% figure represents the same percentage funding approved by the Compensation Committee for the company-wide bonus pool. As in prior years, the committee set bonus funding at the same percentage among senior executives to promote consistent Intuit-wide outcomes, and to align closely with the funding of the company-wide bonus pool.

Fiscal 2019 Target Equity Grant Value: $16,000,000
—
divided among Relative TSR RSUs (50% of value), service-based RSUs (25%) and service-based options (25%).

Mr. Goodarzi’s service-based RSUs and Relative TSR RSUs are subject to a mandatory one-year holding period after vesting, in the form of an automatic deferral of the release of the shares that he earns under the awards, to ensure longer-term alignment with stockholders. The total value of Mr. Goodarzi’s equity grant was $2 million less than the total value of the prior CEO’s fiscal 2018 total equity grant, which recognizes Mr. Goodarzi’s new role as President and CEO, his outstanding performance during fiscal 2019 and his execution of the company’s strategy. Mr. Goodarzi was not granted an additional promotion or retention equity award in connection with assuming the role of President and CEO.
Fiscal 2020 Base Salary: $1,000,000
—
no change from fiscal 2019

Fiscal 2020 Bonus Target: 150% of base salary
—
no change from fiscal 2019

PERFORMANCE ASSESSMENT

The Compensation Committee assessed Mr. Goodarzi’s impact on the one-year performance of the company and our major business units and on Intuit’s longer-term goals, including strategic plans. Based on this assessment, the committee rated Mr. Goodarzi’s performance as outstanding.

Short-Term Goals

The Compensation Committee determined that Mr. Goodarzi delivered outstanding performance with respect to the annual goals established by the committee early in fiscal 2019 relating to revenue growth, operating income growth and Mr. Goodarzi’s leadership results.

Revenue and operating income growth. Fiscal 2019 revenue was $6.8 billion, representing 13% annual growth, fueled by 15% growth in the Small Business & Self-Employed Group and 11% growth in the Consumer Group. GAAP operating income was $1.9 billion, up 19% from fiscal 2018, and non-GAAP operating income was $2.3 billion, up 12% from the prior year.

Fiscal 2019 Compensation Actions  | CD&A | INTUIT 2020 Proxy Statement49

Leadership Results. The committee observed that Mr. Goodarzi delivered outstanding performance in achieving his goals, including:
•
Delivering awesome customer experiences that create delight and increase share, as measured by strong customer net promoter scores, improved first-use experiences, and successful new product launches;

•
Continuing to build a high-performing organization and a great environment for the best talent, as measured by strong employee engagement scores, attrition rates better than peers and successful transition of management team; and

•
Continuing to lead and develop a robust culture of compliance, as demonstrated through continuous enhancements to Intuit’s compliance processes and capabilities, and empowerment of the legal and compliance organization.

Long-Term Goals

The Compensation Committee determined that Mr. Goodarzi delivered outstanding progress toward the longer-term goals it established earlier in fiscal 2019, including implementation of a long-term plan to accelerate Intuit’s growth track and execution of a multi-year leadership strategy.

Long-term strategic plan to accelerate the company’s growth track. The committee recognized Mr. Goodarzi’s leadership in executing Intuit’s mission and evolving its strategy to become an A.I-driven expert platform and ensuring that leaders and employees understand the connection between their work and Intuit’s goals. It also noted that Intuit aligned organizational talent and resources around the strategy and implemented a new operating system for measuring progress on strategic initiatives. In fiscal 2019, Intuit also continued to develop its platform, digitizing services by building connections among customers, partners and experts to inspire our customers’ confidence through offerings such as TurboTax Live. The committee also noted Mr. Goodarzi’s focused deployment of resources to accelerate the application of A.I. and other critical technology and platform and brand initiatives designed to enhance the long-term strategy.

Multi-year leadership strategy. The committee assessed Mr. Goodarzi’s progress against his multi-year leadership strategy, focusing on the transition of his new management team and succession plans, trends for employee engagement and customer experience results. The committee recognized Mr. Goodarzi’s performance transitioning, growing and developing the management team and technical talent while maintaining best-in-class employee engagement scores and strong customer satisfaction scores in key businesses.

Other Named Executive Officers
The Compensation Committee determined the compensation for Intuit’s other Named Executive Officers based on each executive’s leadership in achieving the company’s one-year operating plan and making significant progress toward longer-term strategic plans.
In evaluating Mr. Smith and determining his overall performance rating, the committee considered:
•
his performance as President and CEO through December 31, 2018 as measured against the short- and long-term goals established by the committee earlier in fiscal 2019;

•
his performance as Executive Chairman of the Board beginning January 1, 2019, including his leadership capability in the new role and the importance of retaining him during the management transition; and

•
the scope, degree of difficulty and importance of his new responsibilities as Executive Chairman of the Board.

In evaluating the other executives and determining each of their overall performance ratings, the committee considered:
•
the performance evaluation and pay recommendations made by the CEO, which took into account the performance of each executive’s business unit or functional group, the executive’s leadership capability, and the importance of retaining the executive; and

•
the scope, degree of difficulty and importance of the executive’s responsibilities.

50INTUIT 2020 Proxy Statement | CD&A | Fiscal 2019 Compensation Actions

The committee gives considerable weight to the evaluation provided by the CEO because of his direct detailed knowledge of each Named Executive Officer’s performance and contributions (other than Mr. Smith’s). However, the committee has the sole responsibility for determining Named Executive Officer compensation.
Like the CEO, each of the other Named Executive Officers received a bonus of 115% of his or her target bonus, consistent with the funding level of the company-wide bonus pool that was approved by the committee.
Brad Smith Chairman, President and Chief Executive Officer (through December 31, 2018), Executive Chairman of the Board (since January 1, 2019)
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Mr. Smith delivered outstanding performance in his role as Chairman, President and Chief Executive Officer through December 31, 2018 based on Intuit’s strong revenue and operating income growth during that portion of fiscal 2019, strong employee engagement scores and improved customer net promoter scores. The committee also recognized Mr. Smith’s leadership in executing on the company’s strategic initiatives. In addition, the Compensation Committee determined that Mr. Smith delivered outstanding performance in his new role as Executive Chairman of the Board. In that role, the committee recognized Mr. Smith’s contributions to facilitating effective and efficient board interactions and engagement, growth and development of the new CEO and other high-potential talent, and relationship-building with external stakeholders.

JULY 2019 COMPENSATION DECISIONS

After assessing Mr. Smith’s performance as Chairman, President and Chief Executive Officer during the first part of fiscal 2019 and Executive Chairman of the Board beginning on January 1, 2019, the Compensation Committee consulted with the Board, without Mr. Smith present, and made the decisions described below with respect to his compensation.

Fiscal 2019 Bonus Award: 115% of target, or $1,344,556
—
The calculation of Mr. Smith’s target bonus amount was pro-rated, such that it was based on the weighted average of his bonus target of 175% of base salary for his prior role through December 31, 2019 and his bonus target of 100% of base salary for his current role as Executive Chairman of the Board beginning January 1, 2019.

Fiscal 2019 Target Equity Grant Value: $8,000,000
—
divided among Relative TSR RSUs (50% of value), service-based RSUs (25%) and service-based options (25%) like other Named Executive Officers. Mr. Smith stepped down as President and Chief Executive Officer effective January 1, 2019 and the total value of his equity grant was $10 million less than his grant in fiscal 2018, when he served the entire fiscal year as President and Chief Executive Officer.

Fiscal 2020 Base Salary: $750,000
—
no change from the reduced base salary that was set by the Compensation Committee effective January 1, 2019 in connection with Mr. Smith’s new role as Executive Chairman of the Board.

Fiscal 2020 Bonus Target: 100% of base salary
—
no change from the reduced bonus target that was set by the Compensation Committee effective January 1, 2019 in connection with Mr. Smith’s new role as Executive Chairman of the Board.

Executive Chairman Transition: In addition to the July 2019 decisions described above, Mr. Smith was awarded a $170,000 long-term service and success recognition bonus and a one-time service-based RSU grant with a value of  $3,000,000 in February 2019. The awards were to recognize his long-term service and success as Intuit’s CEO, the successful CEO transition and, in the case of the service-based RSU award, to retain him as Executive Chairman of the Board.

Fiscal 2019 Compensation Actions  | CD&A | INTUIT 2020 Proxy Statement51

Michelle Clatterbuck Executive Vice President and Chief Financial Officer
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Ms. Clatterbuck delivered outstanding performance in her role as Executive Vice President and Chief Financial Officer. Under her leadership, Intuit’s finance team continued to build strong partnerships with the company’s business units and external stakeholders to achieve excellent results. The committee recognized Ms. Clatterbuck’s development of a robust process for financial planning and her disciplined approach to Intuit’s capital allocation in service of strategic initiatives. In addition, the committee recognized Ms. Clatterbuck’s strategic business acumen and operational rigor, as well as her contributions to the growth in total stockholder return.

JULY 2019 COMPENSATION DECISIONS
Fiscal 2019 Bonus Award: 115% of target, or $805,000 Fiscal 2019 Target Equity Grant Value: $7,000,000	Fiscal 2020 Base Salary: $700,000 — no change Fiscal 2020 Bonus Target: 100% of base salary — no change
Alex Chriss Executive Vice President and General Manager, Small Business & Self-Employed Group (since January 1, 2019)
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Mr. Chriss delivered outstanding performance in his new role as leader of the Small Business & Self-Employed Group that began on January 1, 2019. Under his leadership, Small Business & Self-Employed Group revenue grew 15% for the year and QuickBooks Online subscribers grew 33%, to more than 4.5 million. The committee recognized Mr. Chriss’ contributions to the growth of QuickBooks Online both inside and outside the U.S., as well as the continued improvement in QuickBooks Online’s net promoter scores. Finally, the committee recognized Mr. Chriss’ ability to inspire and implement change and focus on recruiting top talent.

JULY 2019 COMPENSATION DECISIONS

Fiscal 2019 Bonus Award: 115% of target, or $540,033
—
The calculation of Mr. Chriss’ target bonus amount was pro-rated, such that it was based on the weighted average of his bonus target of 60% of base salary for his prior role through December 31, 2018 and his bonus target of 100% of base salary for his current role as Executive Vice President and General Manager, Small Business & Self-Employed Group beginning January 1, 2019.

Fiscal 2019 Target Equity Grant Value: $9,000,000

Fiscal 2020 Base Salary: $700,000
—
an increase of  $100,000, or 16.7%

Fiscal 2020 Bonus Target: 100% of base salary
—
no change

Executive Vice President Promotion: In addition to the July 2019 decisions described above, Mr. Chriss was awarded a service-based RSU grant with a value of  $2,150,000 in February 2019 in connection with his promotion to Executive Vice President and General Manager, Small Business & Self-Employed Group.

52INTUIT 2020 Proxy Statement | CD&A | Fiscal 2019 Compensation Actions

Laura Fennell Executive Vice President and Chief People & Places Officer
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Ms. Fennell delivered outstanding performance in her role as Chief People & Places Officer. Ms. Fennell demonstrated execution excellence in managing Intuit’s human resources functions and strong leadership in driving employee engagement, acquisition and retention of talent in a highly competitive market, and diversity and inclusion initiatives to further Intuit’s strategic goals. The committee also recognized Ms. Fennell’s strong business acumen, operational rigor and ability to build organizational capability.

JULY 2019 COMPENSATION DECISIONS
Fiscal 2019 Bonus Award: 115% of target, or $724,500 Fiscal 2019 Target Equity Grant Value: $7,000,000	Fiscal 2020 Base Salary: $700,000 — no change Fiscal 2020 Bonus Target: 100% of base salary — an increase of 10%
Greg Johnson Executive Vice President and General Manager, Consumer Group
PERFORMANCE ASSESSMENT

The Compensation Committee determined that Mr. Johnson delivered outstanding performance in his role as leader of the Consumer Group. Under his leadership, Consumer Group revenue grew 11%, the do-it-yourself tax preparation category grew and Intuit’s share of that category increased. In addition to delivering strong results, the committee recognized Mr. Johnson’s contributions to executing the Consumer Group’s strategy to transform the assisted tax preparation category by tripling the number of customers using our TurboTax Live offering. The committee also recognized Mr. Johnson as a systems leader with excellent operational rigor.

JULY 2019 COMPENSATION DECISIONS
Fiscal 2019 Bonus Award: 115% of target, or $690,000 Fiscal 2019 Target Equity Grant Value: $9,000,000	Fiscal 2020 Base Salary: $700,000 — an increase of $100,000, or 16.7% Fiscal 2020 Bonus Target: 100% of base salary — no change

Fiscal 2019 Compensation Actions  | CD&A | INTUIT 2020 Proxy Statement53

Fiscal 2019 Equity Grants
The following table shows the intended target total annual equity grant value awarded to each Named Executive Officer at the end of fiscal 2019, and the number of Relative TSR RSUs, service-based RSUs and stock options granted based on the fiscal 2019 performance and compensation review process.
The intended values shown in the table may or may not be achieved, depending on whether performance criteria are met and how Intuit’s stock price performs over the vesting period.
Name	Total Intended Value of Equity Grant(1)	Relative TSR RSUs (target #) (50% of value)	Service-based RSUs (target #) (25% of value)	Stock Options (#) (25% of value)
Sasan K. Goodarzi	$16,000,000	28,675	14,205	61,028
Brad D. Smith	$8,000,000	14,338	7,103	30,514
Michelle M. Clatterbuck	$7,000,000	12,546	6,215	26,700
J. Alexander Chriss	$9,000,000	16,130	7,991	34,329
Laura A. Fennell	$7,000,000	12,546	6,215	26,700
Gregory N. Johnson	$9,000,000	16,130	7,991	34,329
(1)
These values were estimated using data available to the Compensation Committee on July 24, 2019. They do not match exactly the grant date fair values presented in the Fiscal Year 2019 Summary Compensation Table, which were calculated in accordance with FASB ASC Topic 718 and take into account the price of Intuit’s common stock on the July 25, 2019 grant date.

PAYOUT OF RELATIVE TSR RSUS GRANTED IN 2016
In July 2016, the Compensation Committee approved the grant to Intuit executives of performance-based RSUs that were tied to relative total stockholder returns over 12-, 24- and 36-month performance periods. In each case, earning and vesting of these 2016 Relative TSR RSUs were based on Intuit’s percentile rank for TSR among the TSR peer group established for fiscal 2016, based on the 30-day average closing market price of each member of that peer group at the beginning and the end of each performance period.
The graphic below describes the percent of target that could be earned under these awards based on relative TSR, as well as the actual achievement of the relative TSR performance for each performance period, as certified by the Compensation Committee under the earnout formula.

54INTUIT 2020 Proxy Statement | CD&A | Fiscal 2019 Compensation Actions

For all of the Named Executive Officers, the table below sets forth the number of 2016 Relative TSR RSUs that vested on September 1, 2019.
Name	2016 Relative TSR RSUs Vested (#)
Sasan K. Goodarzi	51,975
Brad D. Smith	100,417
Michelle M. Clatterbuck	7,649
J. Alexander Chriss(1)	—
Laura A. Fennell(2)	24,456
Gregory N. Johnson	12,227
(1)
Mr. Chriss was not granted an award of relative TSR RSUs in 2016.

(2)
Includes 902 Relative TSR RSUs that previously vested in order to cover required employment taxes (and income taxes related to such vesting) because the executive is retirement eligible for purposes of this award.

Other Benefits
MANAGEMENT STOCK PURCHASE PROGRAM
To help encourage our executives to own Intuit stock, Intuit maintains the Management Stock Purchase Program (the “MSPP”). Under the MSPP, employees with a title of director or above (including the Named Executive Officers) may elect to defer up to 15% of their annual incentive bonus, which is then converted into deferred stock units based on the fair market value of Intuit’s stock on the date bonuses are awarded. These deferred stock units are fully vested on the purchase date, but are not issued in the form of shares until the earlier of the third anniversary of the purchase date or the date the executive terminates employment with Intuit. Intuit also grants employees who defer a portion of their annual bonuses an additional RSU for every deferred stock unit purchased through the MSPP, up to a maximum number. The maximum numbers of matching RSUs that may be granted to the Named Executive Officers are set forth below.
Executive Level	Maximum Number of Matching RSUs
Senior Vice President or Executive Vice President	1,500
Executive Chairman of the Board	2,500
Chief Executive Officer	3,000
These matching RSUs cliff vest three years after the grant date, or on the recipient’s earlier death or disability. This three-year vesting period is intended to assist Intuit in retaining key talent. The RSUs granted pursuant to the MSPP are issued under the 2005 Equity Incentive Plan.
Deferred stock units purchased by employees under the MSPP, as well as any matching RSUs, have dividend-equivalent rights. Dividends on the purchased deferred stock units are paid on the later of the date the shares are issued or the date dividends are paid to Intuit’s common stockholders. Dividends on matching RSUs are paid upon vesting.
NON-QUALIFIED DEFERRED COMPENSATION PLAN
We maintain a Non-Qualified Deferred Compensation Plan (the “NQDCP”), which provides that executives who meet minimum compensation requirements are eligible to defer up to 75% of their salaries and up to 75% of their bonuses. We have agreed to credit the participants’ contributions with earnings that reflect the performance of certain independent investment funds. We do not guarantee above-market interest on account balances. We may make discretionary employer contributions to participant accounts in certain circumstances; the timing, amounts and vesting schedules of such contributions are at the sole discretion of the Compensation Committee or its delegate. No discretionary employer contributions were made for the benefit of any participant in fiscal 2019.

Other Benefits | CD&A | INTUIT 2020 Proxy Statement55

Benefits under the NQDCP are unsecured and are general assets of Intuit. Participants are generally eligible to receive payment of their vested benefit at the end of their elected deferral period or after termination of their employment with Intuit for any reason, or at a later date if necessary to comply with Section 409A of the Internal Revenue Code. Participants may elect to receive their payments in a lump sum or installments. Deferrals authorized by an executive and related earnings are always 100% vested. Discretionary company contributions and the related earnings vest as determined by Intuit at the time a particular contribution is made, and in any event vest completely upon the participant’s disability or death or a change in control of Intuit.
EMPLOYEE BENEFITS
All employees (including the Named Executive Officers) are eligible to participate in a number of programs that make up Intuit’s total compensation package, including health and welfare benefits, relocation benefits, our 401(k) Plan with a company-sponsored match component and our Employee Stock Purchase Plan. Intuit does not offer a defined benefit pension plan. In connection with Ms. Clatterbuck’s appointment to the role of Chief Financial Officer in fiscal 2018, she received reimbursement in fiscal 2019 for a portion of her relocation expenses associated with moving from San Diego, California to the San Francisco Bay Area in accordance with our executive relocation policy.
TERMINATION BENEFITS
As discussed below under “Potential Payments Upon Termination of Employment or Change in Control,” the company has agreed to provide severance payments to Mr. Goodarzi and Mr. Smith, as well as pro rata accelerated vesting of equity awards to all of our Named Executive Officers, if their employment is terminated under specific circumstances. Intuit agreed to provide these benefits as consideration for each executive’s agreement to provide services as an employee. Intuit does not provide excise tax “gross-up” protection in the event that a change-in-control payment is considered an “excess parachute payment” under U.S. tax laws.
Our Compensation Policies and Practices
Intuit employs a number of practices that reflect our pay-for-performance compensation philosophy and are intended to provide total compensation that is competitive and relates to both Intuit’s performance and the individual performance of our senior executives.
STOCK OWNERSHIP REQUIREMENTS
Intuit has a mandatory stock ownership program that applies to employees at the senior vice president level and above (including the Named Executive Officers) and to members of the Board. To ensure continued alignment of interests among Intuit’s management, directors and stockholders, the ownership requirements are as follows:
Role	Minimum Value of Stock Ownership
Chief Executive Officer	10x base salary
Executive Chairman of the Board	10x base salary
Chief Financial Officer and General Managers of the company’s two principal business units	5x base salary
Other Executive Vice Presidents	3x base salary
Senior Vice Presidents	1.5x base salary
Non-employee Board Members	10x standard annual Board retainer ($750,000)
Individuals must comply within five years after becoming subject to the guidelines. Existing senior officers who are promoted to positions with a higher ownership requirement have three years to reach that higher level. Senior officers must retain 50% of the shares remaining at the time of vesting of service-based or relative TSR RSUs, or exercise of options, after payment of any applicable exercise price and tax withholding (“net shares”), until they reach the applicable ownership requirement. Any senior officer who has not achieved the applicable ownership requirement by the applicable compliance date must retain 100% of his or her net shares until compliance is achieved. If a Board member has not met the stock ownership requirement by the required date, then 50% of that Board Member’s annual cash retainer will be paid in the form of Intuit stock until the required ownership level is reached. As of July 31, 2019, all Named Executive Officers were in compliance with the requirements.

56INTUIT 2020 Proxy Statement | CD&A | Our Compensation Policies and Practices

In addition to these ownership requirements, Mr. Goodarzi’s service-based RSUs and Relative TSR RSUs granted after he became the CEO are subject to a mandatory one-year holding period after vesting in the form of an automatic one-year deferral of the release of the underlying shares, to increase his long-term alignment with stockholders. The service-based RSUs and Relative TSR RSUs that Mr. Smith received during the time that he served as President and CEO also are subject to this one-year holding period.
INTUIT’S EQUITY GRANTING POLICY FOR SENIOR EXECUTIVES
Equity grants made to the CEO, the Executive Chairman of the Board, Executive Vice Presidents or other Section 16 officers must be approved by the Compensation Committee.
Timing of grants. During fiscal 2019, equity awards to employees generally were granted on regularly scheduled pre-determined grant dates. As part of Intuit’s annual performance and compensation review process, the Compensation Committee approves stock option and RSU awards to our Named Executive Officers within a few weeks before Intuit’s July 31 fiscal year-end. In addition, in February 2019, the Compensation Committee granted service-based RSU awards to Mr. Smith to retain him as Executive Chairman of the Board and to Mr. Chriss in connection with his promotion to Executive Vice President and General Manager of Intuit’s Small Business & Self-Employed Group.
Option exercise price. The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with an acquisition) is the closing price of Intuit’s common stock on the Nasdaq stock market on the date of grant.
POLICY REGARDING DERIVATIVES, SHORT SALES, HEDGING AND PLEDGING
Intuit’s Insider Trading Policy prohibits directors, officers and other employees from placing securities into a margin account, pledging any Intuit securities as collateral for a loan, trading in put or call options or other derivatives of Intuit’s securities, engaging in short sales of Intuit securities, or purchasing any other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Intuit securities held directly or indirectly.
CLAWBACKS
We have “clawback” provisions for cash bonus payments under the SEIP. In the event Intuit issues a restatement of its financial results for any period in the previous three fiscal years with respect to which an SEIP award was paid, and the restatement decreases the level of a performance result previously certified by the Compensation Committee, then in the discretion of the committee, the recipient of each award will be required to return to Intuit an amount equal to the amount of the award that would not have been paid based on the restated financial results.
Our 2005 Equity Incentive Plan also has “clawback” provisions for performance-based equity awards.
Accounting and Tax Implications of Our Compensation Policies
In designing our compensation programs, the Compensation Committee considers the financial, accounting and tax consequences to Intuit as well as the tax consequences to our employees. In determining the aggregate number and mix of equity grants in any fiscal year, the Compensation Committee and management consider the size and share-based compensation expense of the outstanding and new equity awards relative to our one- and three-year operating plans and relative to market capitalization.
Under Section 162(m) of the Internal Revenue Code, before it was amended under the Tax Cuts and Jobs Act, compensation in excess of  $1,000,000 per year to Named Executive Officers, other than the Chief Financial Officer, was not tax-deductible to Intuit unless certain requirements were met. This $1,000,000 limit did not apply to compensation that was considered “performance-based” under applicable tax rules. Intuit took steps to see that most of the executive compensation paid under its incentive programs, including the stockholder-approved SEIP and performance-based RSUs, was designed with the intent that deductibility not be limited by Section 162(m). With the enactment of the Tax Cuts and Jobs Act, the deductibility exemption for performance-based compensation under Section 162(m) has been eliminated. As a result, compensation in excess of  $1,000,000 paid to covered executive officers generally will not be deductible unless the compensation qualifies for certain transition relief.

Accounting and Tax Implications of Our Compensation Policies | CD&A | INTUIT 2020 Proxy Statement57

Executive Compensation Tables
Fiscal Year 2019 Summary Compensation Table
The following table shows compensation earned by or granted to our Named Executive Officers during the last three fiscal years, as calculated under SEC rules.
Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Sasan K. Goodarzi President and Chief Executive Officer (since January 1, 2019)	2019	910,769(4)	11,198,320	4,000,025	1,387,563(4)	10,000(5)	17,506,677
	2018	750,000	8,249,827	2,749,983	885,000	10,000	12,644,810
	2017	750,000	5,999,877	1,999,999	630,000	13,487	9,393,363
Brad D. Smith Executive Chairman of the Board (since January 1, 2019), Chairman, President and Chief Executive Officer (through December 31, 2019)	2019	861,539	9,309,710	2,000,013	1,344,556(4)(6)	180,000(7)	13,695,818
	2018	1,000,000	12,858,012	4,493,437	2,065,000	655,289	21,071,738
	2017	1,000,000	9,985,204	3,556,349	1,837,500	10,000	16,389,053
Michelle M. Clatterbuck Executive Vice President and Chief Financial Officer	2019	700,000	5,334,334	1,750,027	805,000(6)	136,412(8)	8,725,773
	2018	570,385	6,548,231	1,499,996	560,500	147,788	9,326,900
J. Alexander Chriss Executive Vice President and General Manager, Small Business & Self-Employed Group	2019	547,131	8,960,744	2,250,063	540,033(6)	10,000(9)	12,307,971
Laura A. Fennell Executive Vice President and Chief People & Places Officer	2019	700,000	5,357,756	1,750,027	724,500(6)	11,388(10)	8,543,671
	2018	675,000	4,578,350	1,499,996	716,850	10,000	7,480,196
Gregory N. Johnson Executive Vice President, and General Manager, Consumer Group	2019	600,000	6,750,374	2,250,063	690,000	10,357(11)	10,300,794
(1)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards in Fiscal Year 2019” table below. In addition to annual stock awards, the amounts above include the fair value of RSUs that Intuit granted in August of each fiscal year to match RSUs that certain Named Executive Officers purchased under the MSPP with amounts deferred from their bonuses earned in the prior fiscal year. Amounts presented in the table above represent the aggregate grant date fair value of awards granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. The grant date fair value of each RSU award was calculated using the closing price of Intuit’s common stock on the date of grant. The RSUs that are conditioned on a one-year operating income performance goal will all become subject to service-based vesting if the goal is satisfied, but forfeited in full if it is not. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming the highest level of performance conditions is achieved. Likewise, the total grant date fair value of the Relative TSR RSUs that may be earned depending on Intuit’s relative TSR remains the same whether the maximum, target, or below target performance is earned.

(2)
The amount, timing and grant date fair value of these awards are described in more detail in the “Compensation Discussion and Analysis” and are included in the “Grants of Plan-Based Awards in Fiscal Year 2019” table below. Amounts presented in the table above represent the aggregate grant date fair value of options granted during the applicable fiscal year, computed in accordance with FASB ASC Topic 718. For information on the valuation assumptions with respect to stock option grants and a complete description of the valuation of share-based compensation, see Intuit’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019.

58INTUIT 2020 Proxy Statement | Executive Compensation Tables | Fiscal Year 2019 Summary Compensation Table

(3)
These amounts represent the amounts earned for performance under Intuit’s SEIP or, in the case of Mr. Chriss, under the Intuit Performance Incentive Plan (“IPI”) during fiscal 2019 and paid in August 2019. The cash incentive programs are described in more detail in the “Compensation Discussion and Analysis.”

(4)
The amount includes a deferral at the recipient’s election under the Non-Qualified Deferred Compensation Plan. See “Non-Qualified Deferred Compensation for Fiscal Year 2019” for more information.

(5)
This amount includes $10,000 in matching contributions by Intuit into Mr. Goodarzi’s 401(k) plan.

(6)
The amount includes a deferral of the amount set forth in the table below made at the recipient’s election under the MSPP. Under the terms of the MSPP, a participant may elect to use a stated portion of his or her annual SEIP (or IPI, as applicable) award to purchase deferred stock units under Intuit’s 2005 Equity Incentive Plan. Intuit then matches these purchased units with another grant of RSUs that vests three years from the date of grant. The MSPP is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.

Name	Executive MSPP Contribution ($)	Deferred Stock Units Reserved for Executive Contribution (#)
Brad D. Smith	201,896	730
Michelle M. Clatterbuck	120,861	437
J. Alexander Chriss	81,035	293
Laura A. Fennell	108,692	393
(7)
This amount includes $10,000 in matching contributions by Intuit into Mr. Smith’s 401(k) plan and a $170,000 cash recognition award that Mr. Smith received in connection with his transition to Executive Chairman of the Board. Intuit Inc. made a $100,000 contribution to the Ceredo-Kenova Elementary School to honor Mr. Smith’s service as CEO of Intuit. Additionally, individual Intuit Inc. Board members contributed an aggregate of  $100,000 to the Ceredo-Kenova Elementary School to honor Mr. Smith. These charitable contributions are not included in compensation in the above table. Mr. Smith derived no financial benefit from these donations.

(8)
This amount includes $10,000 in matching contributions by Intuit into Ms. Clatterbuck’s 401(k) plan; an award under Intuit’s broadly available employee recognition, or “spotlight,” program of  $750, which was grossed-up in the amount of  $638, consistent with all awards made under the program; and relocation assistance in the amount of  $59,345 in connection with her appointment to the role of Chief Financial Officer and associated move, at Intuit’s request, from San Diego to the San Francisco Bay Area. Certain of the relocation expenses were grossed up, in the amount of  $65,679, as provided for under the terms of Intuit’s Executive Relocation Policy.

(9)
This amount includes $10,000 in matching contributions by Intuit into Mr. Chriss’ 401(k) plan.

(10)
This amount includes $10,000 in matching contributions by Intuit into Ms. Fennell’s 401(k) plan and an award under Intuit’s broadly available employee recognition, or “spotlight,” program of  $750, which was grossed-up in the amount of  $638, consistent with all awards made under the program.

(11)
This amount includes $10,000 in matching contributions by Intuit into Mr. Johnson’s 401(k) plan and an award under Intuit’s broadly available employee recognition, or “spotlight,” program of  $250, which was grossed-up in the amount of  $107, consistent with all awards made under the program.

Fiscal Year 2019 Summary Compensation Table | Executive Compensation Tables | INTUIT 2020 Proxy Statement59

Grants of Plan-Based Awards During Fiscal Year 2019
The following table provides information about Relative TSR RSUs and service-based RSUs granted to the Named Executive Officers under our 2005 Equity Incentive Plan during fiscal 2019, and cash awards for which the Named Executive Officers were eligible in fiscal 2019 under the SEIP or IPI, as applicable.
Name	Grant Date	Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards(2)	Grant Date Fair Value of Stock Awards(3)
			Target ($)	Maximum ($)	Target (#)	Maximum (#)	Shares (#)	($)
Sasan K. Goodarzi	7/25/2019	7/24/2019			28,675	57,350	—	7,198,192(4)
	7/25/2019	7/24/2019			14,205	14,205	—	4,000,128(5)
			1,206,575(6)	3,016,438	—	—	—	—
								11,198,320
Brad D. Smith	8/10/2018	8/10/2018			—	—	1,467	309,552(7)
	2/15/2019	10/31/2018			12,857	12,857	—	2,999,795(8)
	7/25/2019	7/24/2019			14,338	28,676	—	4,000,158(4)
	7/25/2019	7/24/2019			7,103	7,103	—	2,000,205(5)
			1,169,178(9)	2,922,945	—	—	—	—
								9,309,710
Michelle M. Clatterbuck	8/10/2018	8/10/2018			—	—	398	83,982(7)
	7/25/2019	7/23/2019			12,546	25,092	—	3,500,208(4)
	7/25/2019	7/23/2019			6,215	6,215	—	1,750,144(5)
			700,000	1,750,000	—	—	—	—
								5,334,334
J. Alexander Chriss	8/10/2018	8/10/2018			—	—	287	60,560(7)
	2/15/2019	10/30/2018			9,214	9,214	—	2,149,810(10)
	7/25/2019	7/23/2019			16,130	32,260	—	4,500,108(4)
	7/25/2019	7/23/2019			7,991	7,991	—	2,250,266(5)
			469,594(11)		—	—	—	—
								8,960,744
Laura A. Fennell	8/10/2018	8/10/2018			—	—	509	107,404(7)
	7/25/2019	7/23/2019			12,546	25,092	—	3,500,208(4)
	7/25/2019	7/23/2019			6,215	6,215	—	1,750,144(5)
			630,000	1,575,000	—	—	—	—
								5,357,756
Gregory N. Johnson	7/25/2019	7/23/2019			16,130	32,260	—	4,500,108(4)
	7/25/2019	7/23/2019			7,991	7,991	—	2,250,266(5)
			600,000	1,500,000	—	—	—	—
								6,750,374
(1)
Represents awards that could have been earned under the SEIP (for all Named Executive Officers other than Mr. Chriss) or IPI (for Mr. Chriss) based on performance in fiscal 2019. These columns show the awards that were possible at the Target and Maximum levels of performance. The maximum award that could have been earned by each Named Executive Officer, other than Mr. Chriss, was the lesser of 250% of the Target or $5 million.

(2)
Awards made pursuant to Intuit’s 2005 Equity Incentive Plan. With respect to the RSUs described in footnote (4) that may be earned depending on Intuit’s relative TSR, the “Target” column reflects the number of RSUs that will be earned if the TSR performance goals are achieved at target levels, and the “Maximum” column reflects the maximum number of RSUs that could be earned if the highest level of performance is achieved. The RSUs described in footnote (5), which are conditioned on a one-year operating income performance goal, will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the “Target” and “Maximum” columns for these RSUs.

(3)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the MSPP matching RSUs described in footnote (7) was calculated using the closing price of Intuit’s common stock on the date of grant. Under FASB ASC Topic 718, the total grant date fair value of the RSUs described in footnote (4), which may be earned depending on Intuit’s relative TSR, remains the same whether the maximum, target, or below target number of RSUs is earned. The RSUs described in footnote (5), which are conditioned on a one-year operating performance goal, will all become subject to service-based vesting if the goal is satisfied, and will otherwise be forfeited in full. As a result, there is no distinction between the grant date fair value of these awards based upon the probable outcome of such conditions and the value of such awards assuming that the highest level of performance conditions is achieved.

60INTUIT 2020 Proxy Statement | Executive Compensation Tables | Grants of Plan-Based Awards During Fiscal Year 2019

(4)
Depending on Intuit’s relative TSR for the 12-, 24- and 36-month periods ending July 31, 2020, July 31, 2021 and July 31, 2022 compared to a pre-established peer group, and so long as the executive remains employed by Intuit following each such date, the earned portion of these RSUs will vest on September 1, 2022.

(5)
Assuming Intuit’s achievement of a one year operating income performance goal, these RSUs will vest as to 25% of the shares on July 1, 2020, and 6.25% of the shares quarterly through July 1, 2023.

(6)
Mr. Goodarzi’s target award level is based on the weighted average of his bonus target of 100% of base salary for his prior role through December 31, 2018 and his bonus target of 150% of base salary for his role as President and CEO beginning January 1, 2019.

(7)
Represents Intuit matching grants of RSUs under the MSPP with respect to deferrals of fiscal 2018 bonuses under the SEIP or IPI, as applicable. The bonuses were paid and deferred in early fiscal 2019, and the matching grants vest on the third anniversary of the grant date.

(8)
These RSUs were issued in recognition of Mr. Smith’s efforts relating to the CEO transition and his transition to Executive Chairman of the Board, and vest as to 25% of the shares on December 31, 2019, and 6.25% of the shares quarterly thereafter.

(9)
Mr. Smith’s target award level is based on the weighted average of his bonus target of 175% of base salary for his prior role through December 31, 2018 and his bonus target of 100% of base salary for his role as Executive Chairman of the Board beginning January 1, 2019.

(10)
These RSUs were granted in connection with Mr. Chriss’ January 2019 promotion to Executive Vice President and General Manager, Small Business & Self-Employed Group, and vest as to 25% of the shares on February 1, 2020 and 6.25% of the shares quarterly thereafter.

(11)
Mr. Chriss’ target award level is based on the weighted average of his bonus target of 60% of base salary for his prior role through December 31, 2018 and his bonus target of 100% of base salary for his role as Executive Vice President and General Manager, Small Business & Self-Employed Group beginning January 1, 2019. His award was not subject to a maximum.

The following table provides information about stock options granted to the Named Executive Officers under our 2005 Equity Incentive Plan during fiscal 2019.
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Options ($/share)	Grant Date Fair Value of Option Awards ($)(2)
Sasan K. Goodarzi	7/25/2019	61,028	281.60	4,000,025
Brad D. Smith	7/25/2019	30,514	281.60	2,000,013
Michelle M. Clatterbuck	7/25/2019	26,700	281.60	1,750,027
J. Alexander Chriss	7/25/2019	34,329	281.60	2,250,063
Laura A. Fennell	7/25/2019	26,700	281.60	1,750,027
Gregory N. Johnson	7/25/2019	34,329	281.60	2,250,063
(1)
These awards vest as to 25% of the options on July 25, 2020 and 2.083% of the options each month thereafter.

(2)
These amounts represent the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718.

Grants of Plan-Based Awards During Fiscal Year 2019 | Executive Compensation Tables | INTUIT 2020 Proxy Statement61

Outstanding Equity Awards at Fiscal 2019 Year-End
The following table provides information with respect to outstanding stock options held by the Named Executive Officers as of July 31, 2019.
	Outstanding Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Sasan K. Goodarzi	70,750	—	82.59	07/24/14	07/23/21
	96,296	—	107.25	07/23/15	07/22/22
	110,046	—	113.19	07/21/16	07/20/23
	52,112	26,058(1)	135.35	07/20/17	07/19/24
	13,540	40,622(2)	216.64	07/26/18	07/25/25
	—	61,028(3)	281.60	07/25/19	07/24/26
Brad D. Smith	227,450	—	82.59	07/24/14	07/23/21
	163,061	—	107.25	07/23/15	07/22/22
	213,000	—	113.19	07/21/16	07/20/23
	92,664	46,336(1)	135.35	07/20/17	07/19/24
	22,125	66,375(2)	216.64	07/26/18	07/25/25
	—	30,514(3)	281.60	07/25/19	07/24/26
Michelle M. Clatterbuck	10,198	—	113.19	07/21/16	07/20/23
	9,770	4,886(1)	135.35	07/20/17	07/19/24
	7,385	22,158(2)	216.64	07/26/18	07/25/25
	—	26,700(3)	281.60	07/25/19	07/24/26
J. Alexander Chriss	9,910	—	113.19	07/21/16	07/20/23
	7,415	6,515(1)	135.35	07/20/17	07/19/24
	1,600	4,801(2)	216.64	07/26/18	07/25/25
	—	34,329(3)	281.60	07/25/19	07/24/26
Laura A. Fennell	64,197	—	107.25	07/23/15	07/22/22
	51,786	—	113.19	07/21/16	07/20/23
	35,826	17,915(1)	135.35	07/20/17	07/19/24
	7,385	22,158(2)	216.64	07/26/18	07/25/25
	—	26,700(3)	281.60	07/25/19	07/24/26
Gregory N. Johnson	803	—	82.59	07/24/14	07/23/21
	6,955	—	107.25	07/23/15	07/22/22
	13,667	—	113.19	07/21/16	07/20/23
	13,027	6,515(1)	135.35	07/20/17	07/19/24
	6,154	18,465(2)	216.64	07/26/18	07/25/25
	—	34,329(3)	281.60	07/25/19	07/24/26
(1)
This award vested as to 33 1∕3% of the options on July 20, 2018 and 2.778% of the options each month thereafter.

(2)
This award vested as to 25% of the options on July 26, 2019 and 2.083% of the options each month thereafter.

(3)
This award will vest as to 25% of the options on July 25, 2020 and 2.083% of the options each month thereafter.

62INTUIT 2020 Proxy Statement | Executive Compensation Tables | Outstanding Equity Awards at Fiscal 2019 Year-End

The following table provides information with respect to outstanding RSUs held by the Named Executive Officers as of July 31, 2019, excluding deferred stock units purchased by the Named Executive Officers under the MSPP. The MSPP is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement. The market value of the awards is determined by multiplying the number of unvested shares or units by $277.31, the closing price of Intuit’s common stock on Nasdaq on July 31, 2019, the last trading day of fiscal 2019. For those awards that are subject to performance-based conditions as described in the footnotes below, the number of shares reflects performance assuming achievement at target unless otherwise noted.
	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sasan K. Goodarzi	07/21/16	51,975(1)	14,413,187
	07/20/17	4,925(2)	1,365,752
	07/20/17			59,926(3)	16,618,079
	07/26/18	9,520(4)	2,639,991
	07/26/18			50,540(5)	14,015,247
	07/25/19			14,205(6)	3,939,189
	07/25/19			28,675(7)	7,951,864
Brad D. Smith	07/21/16	100,417(8)	27,846,638
	07/20/17	8,666(9)	2,403,168
	07/20/17			106,000(10)	29,394,860
	08/11/17	2,017(11)	559,334
	07/26/18	15,375(12)	4,263,641
	07/26/18			82,000(13)	22,739,420
	08/10/18	1,467(11)	406,814
	02/15/19	12,857(14)	3,565,375
	07/25/19			7,103(15)	1,969,733
	07/25/19			14,338(16)	3,976,071
Michelle M. Clatterbuck	07/21/16	7,649(1)	2,121,144
	08/12/16	295(11)	81,806
	07/20/17	924(17)	256,234
	07/20/17			11,236(3)	3,115,855
	08/11/17	356(11)	98,722
	03/15/18	7,493(18)	2,077,884
	07/26/18	5,193(4)	1,440,071
	07/26/18			27,566(5)	7,644,327
	08/10/18	398(11)	110,369
	07/25/19			6,215(15)	1,723,482
	07/25/19			12,546(16)	3,479,131
J. Alexander Chriss	08/12/16	254(11)	70,437
	02/09/17	1,436(19)	398,217
	07/20/17	1,232(17)	341,646
	07/20/17			14,980(3)	4,154,104
	08/11/17	274(11)	75,983
	07/26/18	1,125(20)	311,974
	07/26/18			5,972(5)	1,656,095
	08/10/18	287(11)	79,588
	02/15/19	9,214(21)	2,555,134
	07/25/19			7,991(15)	2,215,984
	07/25/19			16,130(16)	4,473,010

Outstanding Equity Awards at Fiscal 2019 Year-End | Executive Compensation Tables | INTUIT 2020 Proxy Statement63

	Outstanding Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laura A. Fennell	07/21/16	23,554(1)(23)	6,531,760
	08/12/16	897(11)(24)	248,747
	07/20/17	3,386(2)(25)	938,972
	07/20/17			40,604(3)(26)	11,259,895
	08/11/17	562(11)(27)	155,848
	07/26/18	5,193(22)	1,440,071
	07/26/18			27,480(5)(28)	7,620,479
	08/10/18	506(11)(29)	140,319
	07/25/19			6,215(15)	1,723,482
	07/25/19			12,546(16)	3,479,131
Gregory N. Johnson	07/21/16	12,227(1)	3,390,669
	07/20/17	1,232(17)	341,646
	07/20/17			14,980(3)	4,154,104
	07/26/18	4,327(4)	1,199,920
	07/26/18			22,972(5)	6,370,365
	07/25/19			7,991(15)	2,215,984
	07/25/19			16,130(16)	4,473,010
(1)
Based on the performance goals achieved as of July 31, 2019, these RSUs vested on September 1, 2019.

(2)
Because the specified performance goals were achieved, these RSUs vested as to 33 1∕3% of the shares on each of July 1, 2018 and July 1, 2019, and will vest as to 33 1∕3% of the shares on July 1, 2020.

(3)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2020 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2020.

(4)
Because the performance goal of  $800 million in GAAP operating income was achieved, these RSUs vested as to 25% of the shares on July 1, 2019, and will vest as to 6.25% of the shares each quarter thereafter.

(5)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2021 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2021.

(6)
Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 25% of the shares on July 1, 2020 and 6.25% each quarter thereafter and will be issued on the date that is one year following each vesting date.

(7)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2022 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2022 and will be issued on September 1, 2023.

(8)
Based on the performance goals achieved as of July 31, 2019, these RSUs vested on September 1, 2019 and will be issued on September 1, 2020.

(9)
Because the specified performance goals were achieved, these RSUs vested as to 33 1∕3% of the shares on each of July 1, 2018 and July 1, 2019, will vest as to 33 1∕3% of the shares on July 1, 2020 and will be issued on the date that is one year following each vesting date.

(10)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2020 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2020 and will be issued on September 1, 2021.

(11)
Represents Intuit matching grants of RSUs under the MSPP, which vest on the third anniversary of the grant date.

(12)
Because the performance goal of  $800 million in GAAP operating income was achieved, these RSUs vested as to 25% of the shares on July 1, 2019, will vest as to 6.25% each quarter thereafter and will be issued on the date that is one year following each vesting date.

(13)
Number of shares based on achievement of maximum goals. Depending upon Intuit’s TSR for the three-year period ending July 31, 2021 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2021 and will be issued on September 1, 2022.

(14)
These RSUs will vest as to 25% of the shares on December 31, 2019 and 6.25% of the shares quarterly thereafter and will be issued on the date that is one year following each vesting date.

(15)
Assuming Intuit’s achievement of a one-year operating income performance goal, these RSUs will vest as to 25% of the shares on July 1, 2020, and 6.25% each quarter thereafter.

(16)
Depending upon Intuit’s TSR for the three-year period ending July 31, 2022 compared to a pre-established peer group, the earned portion of these RSUs will vest on September 1, 2022.

(17)
These RSUs vested as to 33 1∕3% of shares on each of July 1, 2018 and July 1, 2019, and will vest as to 33 1∕3% of the shares on July 1, 2020.

(18)
Promotion Grant that vested as to 33 1∕3% of the shares on March 1, 2019, and will vest as to 33 1∕3% of the shares on each of March 1, 2020, and March 1, 2021.

(19)
These RSUs vested as to 33 1∕3% of shares on each of February 1, 2018 and February 1, 2019, and will vest as to 33 1∕3% of the shares on February 1, 2020.

(20)
These RSUs vested as to 25% of shares on July 1, 2019, and 6.25% of the shares quarterly thereafter.

(21)
These RSUs will vest as to 25% of the shares on February 1, 2020 and 6.25% of the shares quarterly thereafter.

(22)
Because the performance goal of  $800 million in GAAP operating income was achieved, these RSUs vested as to 12.5% of the shares on December 31, 2018, as to 6.25% of the shares on each of April 1, 2019 and July 1, 2019, and will vest as to 6.25% of the shares each quarter thereafter.

64INTUIT 2020 Proxy Statement | Executive Compensation Tables | Outstanding Equity Awards at Fiscal 2019 Year-End

(23)
Because the recipient is retirement eligible for purposes of this award, 423 and 479 additional shares vested in December 2017 and December 2018, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(24)
Because the recipient is retirement eligible for purposes of this award, 21 and 18 additional shares vested in December 2017 and December 2018, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(25)
Because the recipient is retirement eligible for purposes of this award, 71 and 65 additional shares vested in December 2017 and December 2018, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(26)
Because the recipient is retirement eligible for purposes of this award, 143 and 451 additional shares vested in December 2017 and December 2018, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(27)
Because the recipient is retirement eligible for purposes of this award, 4 and 10 additional shares vested in December 2017 and December 2018, respectively, in order to cover required employment taxes (and income taxes related to such vesting).

(28)
Because the recipient is retirement eligible for purposes of this award, 86 additional shares vested in December 2018 in order to cover required employment taxes (and income taxes related to such vesting).

(29)
Because the recipient is retirement eligible for purposes of this award, 3 additional shares vested in December 2018 in order to cover required employment taxes (and income taxes related to such vesting).

Option Exercises and Stock Vested
During Fiscal Year 2019
The following table shows information about stock option exercises and vesting of RSUs for each of the Named Executive Officers during fiscal 2019, including the value realized upon exercise or vesting. The table excludes deferred stock units purchased by the Named Executive Officers under the MSPP, which is described in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sasan K. Goodarzi	76,526	10,376,387	70,938	16,210,907
Brad D. Smith	254,325	42,604,652	121,604	27,842,017
Michelle M. Clatterbuck	5,827	868,295	7,596	1,940,477
J. Alexander Chriss	52,225	5,212,931	5,113	1,267,267
Laura A. Fennell	50,500	8,524,940	46,226	10,415,313
Gregory N. Johnson	—	—	15,461	3,578,676

Option Exercises and Stock Vested During Fiscal Year 2019 | Executive Compensation Tables | INTUIT 2020 Proxy Statement65

Non-Qualified Deferred Compensation for
Fiscal Year 2019
The following table shows the non-qualified deferred compensation activity for each of the Named Executive Officers during fiscal 2019. The NQDCP and MSPP are described in the “Compensation Discussion and Analysis” section of this proxy statement.
Name	Plan	Aggregate Balance at July 31, 2018 ($)	Executive Contributions in Fiscal 2019 ($)(1)	Aggregate Earnings in Fiscal 2019 ($)(2)	Aggregate Withdrawals/ Distributions in Fiscal 2019 ($)	Aggregate Balance at July 31, 2019 ($)
Sasan K. Goodarzi	NQDCP	4,371,100	749,577	124,789	—	5,245,466(3)
	MSPP	—	—	—	—	—
	Total	4,371,100	749,577	124,789	—	5,245,466
Brad D. Smith	NQDCP	11,077,898	1,239,000	498,153	—	12,815,051(3)
	MSPP	411,952	309,552	244,644	—	966,148
	Total	11,489,850	1,548,552	742,797	—	13,781,199
Michelle M. Clatterbuck	NQDCP	—	—	—	—	—
	MSPP	189,126	83,982	75,730	(57,940)	290,898
	Total	189,126	83,982	75,730	(57,940)	290,898
J. Alexander Chriss	NQDCP	—	—	—	—	—
	MSPP	154,201	60,560	59,074	(47,827)	226,008
	Total	154,201	60,560	59,074	(47,827)	226,008
Laura A. Fennell	NQDCP	—	—	—	—	—
	MSPP	448,715	107,404	148,648	(144,323)	560,444
	Total	448,715	107,404	148,648	(144,323)	560,444
Gregory N. Johnson	NQDCP	—	—	—	—	—
	MSPP	—	—	—	—	—
	Total	—	—	—	—	—
(1)
Amounts shown in this column for the NQDCP are included in the “Salary” or “Non-Equity Incentive Plan Compensation” columns of the “Fiscal Year 2019 Summary Compensation Table.” Amounts shown in this column for the MSPP were contributed from amounts earned under Intuit’s SEIP or IPI, as applicable, for fiscal 2018, which were paid in August 2018.

(2)
None of the amounts shown in this column are included in the “Fiscal Year 2019 Summary Compensation Table” because they are not preferential or above-market.

(3)
The following amounts contributed to the NQDCP by the executive have also been reported in the “Fiscal Year 2019 Summary Compensation Table” as compensation for fiscal 2019 or a prior fiscal year: Mr. Smith, $8,553,778 and Mr. Goodarzi, $3,629,577. The information in this footnote is provided to clarify the extent to which amounts payable as deferred compensation represent compensation reported in our prior proxy statements, rather than additional currently earned compensation.

66INTUIT 2020 Proxy Statement | Executive Compensation Tables | Non-Qualified Deferred Compensation for Fiscal Year 2019

Potential Payments Upon Termination of Employment or Change in Control
Described below are the individual arrangements Intuit has entered into with each of our Named Executive Officers and the estimated payments and benefits that would be provided under these arrangements, assuming hypothetically that the executive’s employment terminated under certain circumstances as of July 31, 2019, and using the closing price of our common stock on July 31, 2019, the last trading day of fiscal 2019 ($277.31 per share).
Certain benefits shown in the tables below are provided to all recipients of Intuit equity awards, not solely to Named Executive Officers. For example:
•
stock options and service- and performance-based RSUs (including matching RSUs under the MSPP) generally provide for 100% acceleration of vesting upon termination due to death or disability;

•
stock options and service-based RSUs (including matching RSUs under the MSPP) generally provide for pro rata vesting upon a recipient’s involuntary termination within one year following a change in control;

•
stock options and service- and performance-based RSUs (including matching RSUs under the MSPP) generally provide for pro rata vesting upon a recipient’s retirement;

•
performance-based RSUs generally provide for pro rata vesting on an involuntary termination or upon a recipient’s retirement based on actual performance for any completed performance period and target performance for any incomplete performance period; and

•
performance-based RSUs generally provide for accelerated vesting on a change in control based on actual performance.

None of the Named Executive Officers other than Mr. Smith and Ms. Fennell would have been eligible for retirement, for purposes of such stock option and RSU vesting, had they been terminated as of July 31, 2019.
Intuit does not generally provide for any special severance payments or acceleration of equity upon a Named Executive Officer’s termination for cause or resignation without good reason. Under the NQDCP, participants will be eligible to receive their vested benefits under the plan upon termination of employment for any reason, and they will be eligible to receive discretionary company contributions and the related earnings upon their disability or death or a change in control of Intuit, as described above under “Non-Qualified Deferred Compensation for Fiscal Year 2019.”

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2020 Proxy Statement67

Sasan K. Goodarzi
On November 15, 2018, Intuit entered into an employment agreement with Mr. Goodarzi, which provided that he would become the President and CEO of Intuit, effective January 1, 2019. Under the agreement, Mr. Goodarzi’s employment is at will and can be terminated at any time by Intuit or by Mr. Goodarzi. If Intuit terminates Mr. Goodarzi other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Goodarzi terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation without his consent), he will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, subject to his execution of a valid and binding release agreement.
The estimated payments or benefits that would have been paid to Mr. Goodarzi in a hypothetical termination on July 31, 2019 are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Goodarzi for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	2,206,577	2,206,577	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	2,206,577	2,206,577	—	—
Gain on Accelerated Stock Options	—	—	—	6,163,730
Value of Accelerated Restricted Stock Units	25,666,836	38,653,437	38,653,437	51,048,586
Total Value of Accelerated Long-Term Incentives	25,666,836	38,653,437	38,653,437	57,212,316
Total Severance, Benefits & Accelerated Equity	27,873,413	40,860,014	38,653,437	57,212,316

68INTUIT 2020 Proxy Statement | Executive Compensation Tables | Potential Payments Upon Termination of Employment or Change in Control

Brad D. Smith
On October 1, 2007, Intuit entered into an employment agreement with Mr. Smith, which provided that he would become the President and Chief Executive Officer of Intuit, effective January 1, 2008. On December 1, 2008, Intuit amended Mr. Smith’s employment agreement to satisfy the technical documentary requirements of Section 409A of the Internal Revenue Code. On October 31, 2018, the Compensation Committee amended the terms of Mr. Smith’s compensation, effective January 1, 2019, in connection with his transition to Executive Chairman of the Board of Intuit.
Intuit can terminate Mr. Smith’s employment upon the written recommendation of the Board, and Mr. Smith can terminate his employment agreement at any time upon written notice to the Board.
If Intuit terminates Mr. Smith other than for “Cause” (which includes gross negligence, willful misconduct, fraud and certain criminal convictions) or if Mr. Smith terminates his employment for “Good Reason” (which includes relocation or a reduction in duties, title or compensation without his consent), he will be entitled to a single lump sum severance payment equal to 12 months of his then-current salary and 100% of his then-current target bonus, subject to his execution of a valid and binding release agreement.
The estimated payments or benefits that would have been paid to Mr. Smith in a hypothetical termination on July 31, 2019 are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Smith for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)	Retirement ($)
Total Cash Severance	1,919,179	1,919,179	—	—	—
Total Benefits and Perquisites	—	—	—	—	—
Total Severance	1,919,179	1,919,179	—	—	—
Gain on Accelerated Stock Options	—	—	—	10,604,830	—
Value of Accelerated Restricted Stock Units	47,408,130	70,238,403	69,363,005	80,577,973	48,045,326
Total Value of Accelerated Long-Term Incentives	47,408,130	70,238,403	69,363,005	91,182,803	48,045,326
Total Severance, Benefits & Accelerated Equity	49,327,309	72,157,582	69,363,005	91,182,803	48,045,326

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2020 Proxy Statement69

Michelle M. Clatterbuck
On January 19, 2018, Intuit entered into an employment agreement with Ms. Clatterbuck. The estimated payments or benefits that would have been paid to Ms. Clatterbuck in a hypothetical termination on July 31, 2019 are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Ms. Clatterbuck for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	2,037,942
Value of Accelerated Restricted Stock Units	5,163,411	10,611,050	10,083,451	14,643,850
Total Value of Accelerated Long-Term Incentives	5,163,411	10,611,050	10,083,451	16,681,792
Total Severance, Benefits & Accelerated Equity	5,163,411	10,611,050	10,083,451	16,681,792

J. Alexander Chriss
The estimated payments or benefits that would have been paid to Mr. Chriss in a hypothetical termination on July 31, 2019 are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Chriss for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	1,216,146
Value of Accelerated Restricted Stock Units	2,403,730	5,312,942	4,734,985	14,618,006
Total Value of Accelerated Long-Term Incentives	2,403,730	5,312,942	4,734,985	15,834,152
Total Severance, Benefits & Accelerated Equity	2,403,730	5,312,942	4,734,985	15,834,152

70INTUIT 2020 Proxy Statement | Executive Compensation Tables | Potential Payments Upon Termination of Employment or Change in Control

Laura A. Fennell
The estimated payments or benefits that would have been paid to Ms. Fennell in a hypothetical termination on July 31, 2019 are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Ms. Fennell for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)	Retirement ($)
Total Cash Severance	—	—	—	—	—
Total Benefits and Perquisites	—	—	—	—	—
Total Severance	—	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	3,887,539	—
Value of Accelerated Restricted Stock Units	13,717,361	21,975,151	21,587,611	27,549,909	13,946,366
Total Value of Accelerated Long-Term Incentives	13,717,361	21,975,151	21,587,611	31,437,448	13,946,366
Total Severance, Benefits & Accelerated Equity	13,717,361	21,975,151	21,587,611	31,437,448	13,946,366

Gregory N. Johnson
On August 13, 2018, Intuit entered into an employment agreement with Mr. Johnson. The estimated payments or benefits that would have been paid to Mr. Johnson in a hypothetical termination on July 31, 2019 are as follows:
Incremental Amounts Payable Upon Termination Event	Termination by Intuit Without Cause or by Mr. Johnson for Good Reason ($)	Termination Without Cause After CIC ($)	CIC (Continued Employment) ($)	Death or Disability ($)
Total Cash Severance	—	—	—	—
Total Benefits and Perquisites	—	—	—	—
Total Severance	—	—	—	—
Gain on Accelerated Stock Options	—	—	—	2,045,141
Value of Accelerated Restricted Stock Units	6,738,682	11,405,362	11,405,362	18,420,631
Total Value of Accelerated Long-Term Incentives	6,738,682	11,405,362	11,405,362	20,465,772
Total Severance, Benefits & Accelerated Equity	6,738,682	11,405,362	11,405,362	20,465,772

Potential Payments Upon Termination of Employment or Change in Control | Executive Compensation Tables | INTUIT 2020 Proxy Statement71

Equity Compensation Plan Information
The following table contains information about securities authorized for issuance under all of Intuit’s equity compensation plans as of July 31, 2019.
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#) (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#) (c)(1)
Equity compensation plans approved by security holders	9,018,106(2)	150.80	22,964,043(5)
Equity compensation plans not approved by security holders	39,188(3)	5.97	—
Total	9,057,294(4)	150.75	22,964,043

(1)
RSUs have been excluded for purposes of computing weighted average exercise prices.

(2)
Represents 3.373 million shares issuable upon exercise of options and 5.645 million shares issuable upon vesting of RSU awards, which are settled for shares of Intuit common stock on a one-for-one basis.

(3)
Represents 0.001 million shares issuable upon exercise of options and 0.038 million shares issuable upon vesting of RSU awards that were assumed in connection with corporate acquisitions.

(4)
Represents 3.374 million shares issuable upon exercise of options and 5.683 million shares issuable upon vesting of RSU awards.

(5)
Represents 21.058 million shares available for issuance under our 2005 Equity Incentive Plan and 1.906 million shares available for issuance under our Employee Stock Purchase Plan. For a description of the material terms of the 2005 Equity Incentive Plan and Employee Stock Purchase Plan, please see footnote 10 to our financial statements filed with our Form 10-K for fiscal 2019.

72INTUIT 2020 Proxy Statement | Executive Compensation Tables | Equity Compensation Plan Information

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, presented below is the ratio of the annualized total compensation of Mr. Goodarzi to the annual total compensation of our median employee (excluding the CEO). We used the same median employee for fiscal 2019 as for fiscal 2018 in our pay ratio calculation because there have been no changes in our employee population or employee compensation arrangements in fiscal 2019 that we reasonably believe would result in a significant change to our pay ratio disclosure.
In fiscal 2018, we identified our median employee from all full-time, part-time, and seasonal workers in the U.S., Canada, India and the United Kingdom who were included as employees on our payroll records as of a determination date of May 31, 2018, based on gross wages paid during the twelve-month period ending on that date. For permanent employees hired during the twelve-month period, compensation was annualized to reflect a full year of wages. Compensation for international employees was converted to U.S. dollar equivalents using exchange rates as of the determination date. As permitted by SEC rules, we excluded approximately 124 employees located in Australia, 39 employees located in Brazil, 37 employees located in France, 1 employee located in Germany, 146 employees located in Israel, and 34 employees located in Singapore, who in the aggregate represented approximately 4% of our 9,381 employees, resulting in an employee population of 9,000.
Mr. Goodarzi served as CEO for only a portion of fiscal 2019. Therefore, in accordance with Item 402(u), we are using Mr. Goodarzi’s annualized total compensation of  $17,933,345 for purposes of this calculation. The fiscal 2019 annual total compensation for our median employee was $157,232 as determined under Item 402 of Regulation S-K. The ratio of our CEO’s annualized total compensation to our median employee’s annual total compensation for fiscal 2019 is 114 to 1.
The ratio presented above is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own ratios.

CEO Pay Ratio | Executive Compensation Tables | INTUIT 2020 Proxy Statement73

Proposal No. 3 Ratification of
Selection of Independent
Registered Public Accounting Firm
Intuit’s Audit and Risk Committee has selected Ernst & Young LLP as the independent registered public accounting firm to perform the audit of Intuit’s consolidated financial statements and the effectiveness of our internal control over financial reporting for the fiscal year ending July 31, 2020. As a matter of good corporate governance, we are asking stockholders to ratify this selection. If the selection of Ernst & Young is not ratified, the Audit and Risk Committee will consider whether it should select another independent registered public accounting firm.
Representatives of Ernst & Young are expected to attend the Meeting. They will have the opportunity to make a statement if they wish, and will be available to respond to appropriate questions from stockholders.
The Audit and Risk Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm
It is the policy of the Audit and Risk Committee to pre-approve, near the beginning of each fiscal year, all audit and permissible non-audit services to be provided by the independent registered public accounting firm during that fiscal year. The Audit and Risk Committee authorizes specific projects within categories of services, subject to a budget for each project. The Audit and Risk Committee also may pre-approve particular services during the fiscal year on a case-by-case basis. The independent registered public accounting firm and management periodically report to the Audit and Risk Committee the actual fees incurred versus the pre-approved budget.
Fees Paid to Ernst & Young
The following table shows fees that we paid (or accrued) for professional services rendered by Ernst & Young for fiscal 2019 and fiscal 2018:
Fee Category	Fiscal 2019	Fiscal 2018
Audit Fees	$5,162,000	$5,023,000
Audit-Related Fees	49,000	45,000
Tax Fees	—	15,000
All Other Fees	—	—
Total Fees	$5,211,000	$5,083,000
Audit Fees
These fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory and regulatory filings or engagements.
Audit-Related Fees
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including agreed-upon audit procedures that focus on a specific business process. For fiscal 2019 and fiscal 2018, audit-related fees consisted of fees for agreed-upon procedures for our Consumer Tax business.

74INTUIT 2020 Proxy Statement | Proposal No. 3 Ratification of Selection of Independent Registered Public Accounting Firm

Tax Fees
Intuit paid no tax fees to Ernst & Young for fiscal 2019. Tax fees paid to Ernst & Young for fiscal 2018 were for indirect tax benchmarking services.
All Other Fees
Intuit paid no other fees to Ernst & Young for fiscal 2019 or fiscal 2018.
For more information about Ernst & Young, please see the “Audit and Risk Committee Report.”
The Board recommends that you vote FOR the ratification of the selection of Ernst & Young LLP.

Proposal No. 3 Ratification of Selection of Independent Registered Public Accounting Firm  | INTUIT 2020 Proxy Statement75

Audit and Risk Committee Report
We, the members of the Audit and Risk Committee, assist the Board in fulfilling its responsibilities by overseeing Intuit’s accounting and financial reporting processes; the qualifications, independence and performance of Intuit’s independent registered public accounting firm; the performance of Intuit’s internal audit department; and Intuit’s internal controls. We also are responsible for selecting, evaluating and setting the compensation of Intuit’s independent registered public accounting firm. Intuit’s management is responsible for the preparation, presentation and integrity of Intuit’s financial statements, including setting accounting and financial reporting principles and designing Intuit’s system of internal control over financial reporting.
The Audit and Risk Committee has selected the independent registered public accounting firm of Ernst & Young as Intuit’s independent registered public accounting firm, with responsibility for performing an independent audit of Intuit’s consolidated financial statements and for expressing opinions on the conformity of Intuit’s audited financial statements with generally accepted accounting principles and the effectiveness of Intuit’s internal control over financial reporting. The Audit and Risk Committee oversees the processes, although members of the Audit and Risk Committee are not engaged in the practice of auditing or accounting.
During the fiscal year ended July 31, 2019, the Audit and Risk Committee carried out the duties and responsibilities as outlined in its charter, including the following specific actions:
•
Reviewed and discussed with management and the independent registered public accounting firm Intuit’s quarterly earnings announcements, consolidated financial statements, and related periodic reports filed with the SEC;

•
Reviewed with management its assessment of the effectiveness of Intuit’s internal control over financial reporting;

•
Reviewed with the independent registered public accounting firm and management the audit scope and plan;

•
Reviewed the internal audit plan with the internal auditor; and

•
Met in periodic executive sessions with each of the independent registered public accounting firm, representatives of management, and the internal auditor.

We reviewed and discussed with management and representatives of Ernst & Young the audited financial statements for the fiscal year ended July 31, 2019, and Ernst & Young’s opinion on the audited financial statements and the effectiveness of Intuit’s internal control over financial reporting. Ernst & Young represented that its presentations included the matters required to be discussed with the Audit and Risk Committee by applicable auditing standards of the Public Company Accounting Oversight Board (PCAOB).
The Audit and Risk Committee recognizes the importance of maintaining the independence of Intuit’s independent registered public accounting firm, both in fact and appearance. Consistent with its charter, the Audit and Risk Committee has made an evaluation and concluded that Ernst & Young is qualified and independent. In addition, we have received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with us concerning independence and discussed with Ernst & Young the firm’s independence.
Based on the reports, discussions and review described in this report, and subject to the limitations on our role and responsibilities referred to in this report and in the charter, we recommended to the Board that the audited financial statements be included in Intuit’s Annual Report on Form 10-K for fiscal 2019. We also selected Ernst & Young as Intuit’s independent registered public accounting firm for fiscal 2020.
AUDIT AND RISK COMMITTEE MEMBERS
Dennis D. Powell (Chair)
Richard L. Dalzell
Thomas Szkutak
Raul Vazquez

76INTUIT 2020 Proxy Statement | Audit and Risk Committee Report

Proposal No. 4
Stockholder Proposal
The following stockholder proposal has been submitted to the company for action at the Meeting by Hal S. Scott, as Trustee of The Doris Behr 2012 Irrevocable Trust, Harvard Law School, Lewis 339, 1557 Massachusetts Avenue, Cambridge, MA 02138, a beneficial owner of 900 shares of the company’s common stock. The text of the proposal follows:
Resolved: The stockholders of Intuit Inc. request the Board of Directors take all practicable steps to adopt a mandatory arbitration bylaw that provides:
•
for disputes between a stockholder and the Corporation and/or its directors, officers or controlling persons relating to claims under federal securities laws in connection with the purchase or sale of any securities issued by the Corporation to be exclusively and finally settled by arbitration under the Commercial Rules of the American Arbitration Association (AAA), as supplemented by the Securities Arbitration Supplementary Procedures;

•
that any disputes subject to arbitration may not be brought as a class and may not be consolidated or joined;

•
an express submission to arbitration (which shall be treated as a written arbitration agreement) by each stockholder, the Corporation and its directors, officers, controlling persons and third parties consenting to be bound;

•
unless the claim is determined by the arbitrator(s) to be frivolous, the Corporation shall pay the fees of the AAA and the arbitrator(s), and if the stockholder party is successful, the fees of its counsel;

•
to the fullest extent permitted by applicable laws, a waiver of any right under the laws of any jurisdiction to apply to any court of law or other judicial authority to determine any matter or to appeal or otherwise challenge the award, ruling or decision of the arbitrator(s);

•
that governing law is federal law; and

•
for a five-year sunset provision, unless holders of a majority of Corporation shares vote for an extension and the duration of any extension.

SUPPORTING STATEMENT
The United States is the only developed country (other than Canada, which is more restrictive in other respects) in which stockholders can form a class and sue their own company for violations of securities laws. As a result, U.S. companies are exposed to litigation risk that has cost billions annually. The costs (in dollars and management time) of defending and settling these lawsuits are borne by stockholders. Across the corporate landscape, this effectively recirculates money within the same investor base, minus substantial attorneys’ fees. Lawsuits are commonly filed soon after merger or acquisition announcements, or stock price changes, based on little more than their happening.
We believe arbitration is an effective alternative to class actions. It can balance the rights of plaintiffs to bring federal securities law claims, with cost-effective protections for the corporation and its stockholders.
The Supreme Court has held that mandatory individual arbitration provisions are not in conflict with any provision of the federal securities laws, and the SEC has no basis to prohibit mandatory arbitration provisions that apply to federal securities law claims. Furthermore, Delaware law has long-established that the bylaws of a corporation are to be interpreted as a contract between the corporation and its stockholders.
A bylaw providing for mandatory individual arbitration of federal securities law claims would permit stockholders and corporations to opt-out of a flawed system that often seems more about the lawyers than the claimants and invariably wastes stockholder funds on expensive litigation costs.

Proposal No. 4 Stockholder Proposal  | INTUIT 2020 Proxy Statement77

BOARD’S STATEMENT IN OPPOSITION TO STOCKHOLDER PROPOSAL

After careful consideration, the Board of Directors recommends a vote against the adoption of this stockholder proposal for the following reasons:
We believe that this proposal is not in the best interests of Intuit or its stockholders. We are committed to sound principles of corporate governance and have a track record of extensive stockholder engagement, with regular outreach to, and dialogue with, our investors to understand their concerns and perspectives on a broad range of matters. Notably, other than in this stockholder proposal, a mandatory arbitration bylaw has never been identified to us as a significant concern by any of our stockholders.
In addition, we are not aware of any other U.S. public company that has adopted the bylaw sought by the proposal and the proponent’s pursuit of the adoption of an identical bylaw by another company is currently the subject of litigation. As a result, there is significant uncertainty as to whether the adoption of such a bylaw is prudent at this time. Given this continued uncertainty, we believe that the adoption of such a bylaw likely would expose Intuit to unnecessary litigation or other actions challenging the bylaw and its consequences. Such challenges would not only be economically costly, but also would divert management’s time and focus away from Intuit’s business.
In light of these concerns, Intuit does not believe that a stockholder vote at the company’s annual meeting is the appropriate forum to address this issue and instead believes that the most prudent course of action is for the issue to be addressed through the appropriate legislative or regulatory rulemaking process.
For the foregoing reasons, the Board believes that it would not be prudent or in the best interests of Intuit or its stockholders to approve the request to adopt the proposed bylaw amendment.

The Board recommends that you vote AGAINST this stockholder proposal.

78INTUIT 2020 Proxy Statement | Proposal No. 4 Stockholder Proposal

Stock Ownership Information
Security Ownership Table
Unless otherwise indicated below, the following table shows shares of Intuit common stock that we believe are owned as of October 31, 2019 by:
•
Each Named Executive Officer;

•
Each director and nominee;

•
All current directors and executive officers as a group; and

•
Each stockholder beneficially owning more than 5% of our common stock.

Unless indicated in the notes, each stockholder has sole voting and investment power for all shares shown, subject to community property laws that may apply to create shared voting and investment power. Except where a different address appears in the footnotes, the address of each beneficial owner is c/o Intuit Inc., P.O. Box 7850, Mountain View, California 94039-7850.
We calculated the “Percent of Class” based on 260,355,435 shares of common stock outstanding on October 31, 2019. In accordance with SEC regulations, we also include (1) shares subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2019, and (2) shares issuable upon settlement of RSUs that are vested but unreleased, or will become vested and settled within 60 days of October 31, 2019. Those shares are deemed to be outstanding and beneficially owned by the person holding such option or RSU for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Scott D. Cook(1)	8,586,698	3.30%
Sasan K. Goodarzi(2)	422,179	*
Brad D. Smith(3)	1,195,379	*
Michelle M. Clatterbuck(4)	35,368	*
J. Alexander Chriss(5)	23,332	*
Laura A. Fennell(6)	216,017	*
Gregory N. Johnson(7)	55,591	*
Eve Burton(8)	10,079	*
Richard L. Dalzell(9)	14,355	*
Deborah Liu(10)	3,371	*
Suzanne Nora Johnson(11)	37,378	*
Dennis D. Powell(12)	13,004	*
Thomas Szkutak(13)	2,391	*
Raul Vazquez(14)	6,459	*
Jeff Weiner(15)	25,930	*
All current directors and executive officers as a group (18 people)(16)	10,709,090	4.09%
5% Stockholders:
T. Rowe Price Associates, Inc.(17)	22,211,601	8.53%
The Vanguard Group(18)	19,513,185	7.49%
BlackRock, Inc.(19)	20,251,688	7.78%

Security Ownership Table  | Stock Ownership Information  | INTUIT 2020 Proxy Statement79

*
Indicates ownership of 1% or less.

(1)
Represents 8,453,365 shares held by trusts of which Mr. Cook is a trustee and 133,333 shares held in a trust of which an immediate family member of Mr. Cook is the trustee.

(2)
Includes 359,243 shares issuable upon exercise of options held by Mr. Goodarzi.

(3)
Includes 872,844 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Smith.

(4)
Includes 33,658 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Clatterbuck.

(5)
Includes 23,160 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Mr. Chriss.

(6)
Includes 171,214 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by Ms. Fennell.

(7)
Includes 45,885 shares issuable upon exercise of options held by Mr. Johnson.

(8)
Represents 10,079 shares issuable upon settlement of vested restricted stock units held by Ms. Burton.

(9)
Represents 14,355 shares issuable upon settlement of vested restricted stock units held by Mr. Dalzell.

(10)
Represents 3,371 shares issuable upon settlement of vested restricted stock units held by Ms. Liu.

(11)
Includes 9,454 shares issuable upon settlement of vested restricted stock units held by Ms. Nora Johnson.

(12)
Includes 9,454 shares issuable upon settlement of vested restricted stock units held by Mr. Powell.

(13)
Represents 2,391 shares issuable upon settlement of vested restricted stock units held by Mr. Szkutak.

(14)
Represents 6,459 shares issuable upon settlement of vested restricted stock units held by Mr. Vazquez.

(15)
Includes 12,363 shares issuable upon settlement of vested restricted stock units held by Mr. Weiner.

(16)
Includes 1,628,480 shares issuable upon exercise of options and upon settlement of vested restricted stock units. Represents shares and options held by the 15 individuals in the table, plus an additional 7,009 outstanding shares and 54,550 shares issuable upon exercise of options and upon settlement of vested restricted stock units held by other executive officers.

(17)
Ownership information for T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 14, 2019 by Price Associates, reporting ownership as of December 31, 2018. Price Associates reported sole voting power as to 8,402,339 shares and sole dispositive power as to 22,211,601 shares. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(18)
Ownership information for The Vanguard Group is based on a Schedule 13G/A filed with the SEC on February 13, 2019 by Vanguard, reporting ownership as of December 31, 2018. Vanguard reported sole voting power as to 313,647 shares, shared voting power over 56,805 shares, sole dispositive power as to 19,152,986 shares, and shared dispositive power as to 360,199 shares. The address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(19)
Ownership information for BlackRock, Inc. is based on a Schedule 13G/A filed with the SEC on February 4, 2019 by BlackRock, reporting ownership as of December 31, 2018. BlackRock reported sole voting power as to 17,507,867 shares and sole dispositive power as to 20,251,688 shares. The address of BlackRock is 55 East 52nd Street, New York, New York 10055.

80INTUIT 2020 Proxy Statement | Stock Ownership Information  | Security Ownership Table

Information About the Meeting, Voting and Proxies
Date, Time and Place of Meeting
We are holding the Meeting on Thursday, January 23, 2020 at 8:00 a.m. Pacific Standard Time at our offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043. We have first released this proxy statement to Intuit stockholders beginning on November 27, 2019.
Internet Availability of Proxy Materials
We are pleased to furnish proxy materials to our stockholders on the Internet, rather than mailing individual printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will explain how you may access and review the proxy materials and cast your vote online. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Meeting.
The Notice of Internet Availability contains instructions for requesting printed copies of our proxy materials.
Record Date, Outstanding Shares and Quorum
Only holders of record of Intuit common stock at the close of business on November 25, 2019 (the “Record Date”) will be entitled to vote at the Meeting. On the Record Date, we had approximately 260,306,631 shares of common stock outstanding and entitled to vote. In order to have a quorum, a majority of the shares outstanding and entitled to vote on the Record Date must be present at the Meeting, either in person or by proxy. Abstentions and broker non-votes will be counted as “present” in determining whether we have a quorum.
If by the date of the Meeting we do not receive proxies representing sufficient shares to constitute a quorum or to approve one or more of the proposals, the Chair of the Meeting, or the individuals named as proxies, may propose one or more adjournments of the Meeting to permit further solicitation of proxies. The individuals named as proxies would typically exercise their authority to vote in favor of adjournment.
For 10 days prior to the Meeting, a list of registered stockholders eligible to vote at the Meeting will be available for review during our regular business hours at our offices at 2600 Casey Avenue, Building 9, Mountain View, California 94043. If you would like to view the stockholder list, please call Intuit Investor Relations at (650) 944-3560 to schedule an appointment.
How to Know if You’re a Stockholder of Record or a Beneficial Owner
Stockholder of record (also known as a record holder).   If your shares are registered directly in your name with Intuit’s transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability was sent directly to you by Intuit. If you request printed copies of the proxy materials by mail, you also will receive a proxy card.
Beneficial owner of shares held in street name.   If your shares are held on your behalf by a broker, bank or other nominee, then you are the beneficial owner of shares held in “street name.” The Notice of Internet Availability was forwarded to you by your nominee, which is considered the stockholder of record for purposes of voting at the Meeting. You may receive a Notice of Internet Availability of Proxy Materials from your nominee containing instructions that you must follow in order for your shares to be voted. Some nominees offer Internet and telephone voting. As a beneficial owner, you have the right to instruct your nominee on how to vote the shares held in your account. If you do not provide specific voting instructions, your nominee may only vote on Proposal 3 (ratifying the selection of our independent registered public accounting firm). If you wish to vote at the Meeting, you must bring to the Meeting a letter from the record holder confirming your beneficial ownership of the shares.

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Required Vote
The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Meeting.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes” (1)
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2. Advisory vote to approve Intuit’s executive compensation (say-on-pay)	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
3. Ratification of selection of Ernst & Young LLP, independent registered public accounting firm	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	Not applicable
4. Stockholder proposal to adopt mandatory arbitration bylaw	For, against or abstain	The affirmative vote of a majority of the shares of common stock represented at the Meeting and voted for or against the proposal	No effect	No effect
(1)
If you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on Proposal No. 3, but not for any of the other proposals. See “Voting and Revoking Proxies” below.

Voting and Revoking Proxies
The Board is soliciting proxies to vote your shares at the Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the Meeting. All stockholders of record have three options for submitting their vote prior to the Meeting:
•
online at www.proxyvote.com (as described in the Notice of Internet Availability);

•
by phone (your Notice of Internet Availability explains how to access your proxy card, which contains instructions on how to vote by telephone); or

•
by requesting, completing and mailing in a paper proxy card, as outlined in the Notice of Internet Availability.

We encourage you to vote via the Internet.
If your shares are held on your behalf by a broker, bank or other nominee, you must instruct your nominee how to vote the shares held in your account. If you do not provide voting instructions, your nominee may only vote on Proposal 3 (ratifying the selection of our independent registered public accountant). Without voting instructions regarding Proposals 1, 2 and 4, your nominee will need to inform the Inspector of Elections that it does not have the authority to vote on those matters, resulting in a so-called “broker non-vote.”
If you are a stockholder of record and you sign and return your proxy card but do not give any instructions on how you would like to vote your shares, your shares will be voted in favor of the election of each of the director nominees listed in Proposal 1, in favor of Proposals 2 and 3, and against Proposal 4. As far as we know, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on your proxy card are authorized to vote your shares according to their judgment.
Whether you submit your proxy online, by phone or by mail, you may revoke it at any time before voting takes place at the Meeting. If you are the record holder of your shares and you wish to revoke your proxy, you must deliver instructions to: Kerry J. McLean, Corporate Secretary, at Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California 94039-7850. You also may revoke a proxy by submitting a later-dated vote, whether in person at the Meeting, via the Internet, by phone or by mail. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

82INTUIT 2020 Proxy Statement | Information About the Meeting, Voting and Proxies

Soliciting Proxies
Intuit will pay all expenses of soliciting proxies to be voted at the Meeting. After the proxies are initially distributed, Intuit or its agents also may solicit proxies by mail, electronic mail, telephone or in person. We have hired a proxy solicitation firm, Innisfree M&A Incorporated, to assist us in soliciting proxies. We will pay Innisfree a fee of  $10,000 plus their expenses, which we estimate will be approximately $2,000. We will ask brokers, custodians, nominees and other record holders to prepare and send a Notice of Internet Availability of Proxy Materials to people or entities for whom they hold shares and to forward copies of the proxy materials to beneficial owners who request paper copies.
Voting Results
The preliminary voting results will be announced at the Meeting. The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K that we expect to file within four business days of the Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Meeting, we intend to file a Form 8-K to disclose preliminary voting results and then, within four business days after the final results are known, file an additional Form 8-K to disclose the final voting results.
Annual Report on Form 10-K and Additional Materials
The Notice of 2020 Annual Meeting of Stockholders, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended July 31, 2019 have been made available to all stockholders entitled to vote at the Meeting and who received the Notice of Internet Availability. The Annual Report on Form 10-K can be viewed at https://investors.intuit.com/financials/annual-reports/default.aspx.
You can obtain a paper copy of our Annual Report on Form 10-K (excluding exhibits) for the fiscal year ended July 31, 2019, without charge by writing to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or by calling (650) 944-3560.
Delivery of Voting Materials to Stockholders Sharing an Address
To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, until such time as one or more of these stockholders notifies us that they wish to receive individual copies. Householding reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. If your shares are held in street name, your broker, bank or other nominee similarly may deliver only one copy of the Notice of Internet Availability, Annual Report on Form 10-K and proxy materials, as applicable, to multiple stockholders who share an address.
If you received a “householded” mailing this year, and you would like to have additional copies of our Notice of Internet Availability, Annual Report on Form 10-K, and proxy materials, as applicable, mailed to you, please submit your request to Investor Relations, Intuit Inc., P.O. Box 7850, Mail Stop 2700, Mountain View, California, 94039-7850, or call (650) 944-3560, and we will deliver these materials to you promptly. You may also contact us at this address or phone number if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future. If you would like to opt out of  “householding” for future mailings, call (866) 540-7095 or send a written request to Investor Relations at the above address.

Information About the Meeting, Voting and Proxies  | INTUIT 2020 Proxy Statement83

Stockholder Proposals and Nominations for the 2021 Annual Meeting of Stockholders
Any stockholder who intends to present a proposal for inclusion in Intuit’s 2021 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by the close of business on July 30, 2020. Such proposals also must comply with Rule 14a-8 under the Securities and Exchange Act of 1934, and any other applicable SEC guidance relating to stockholder proposals.
Any stockholder who wishes to put a proposal or a Board nomination before the 2021 Annual Meeting of Stockholders, without including such proposal in Intuit’s 2021 proxy statement, must provide written notice of the proposal or nomination to Intuit’s Corporate Secretary, at our principal executive offices, between the close of business on October 10, 2020 and the close of business on November 9, 2020. However, in the event that the 2021 Annual Meeting of Stockholders is to be held on a date that is more than 30 days before or 60 days after January 23, 2021 (the anniversary date of the Meeting) or if no Annual Meeting of Stockholders was held in the preceding year, then such notice must be delivered not earlier than the close of business on the 105th day prior to the date of the 2021 Annual Meeting of Stockholders and not later than the close of business on the later of the 75th day prior to the date of the 2021 Annual Meeting of Stockholders, or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting of Stockholders is first made. In addition, our stockholders must comply with the procedural requirements in our bylaws.
Our bylaws provide that, under certain circumstances, stockholders may include director candidates that they have nominated in our proxy statement. These proxy access provisions permit a stockholder, or a group of up to 20 stockholders, who have owned 3% or more of Intuit’s outstanding shares continuously for at least three years to submit director nominees (for the greater of two directors or up to 20% of our Board) for inclusion in our proxy materials, as long as the stockholder(s) provide timely written notice of such nomination and the stockholder(s) and nominee(s) satisfy the requirements specified in our bylaws. Notice of director nominees must include the information required under our bylaws and must be received by our Corporate Secretary at our principal executive offices between the close of business on July 15, 2020 and the close of business on August 14, 2020, unless the date of the 2021 Annual Meeting of Stockholders has been changed by more than 30 days. In that case, such notice must be delivered not earlier than the close of business on the 135th day prior to the date of the 2021 Annual Meeting of Stockholders and not later than the close of business on the 105th day prior to the date of the 2021 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2021 Annual Meeting of Stockholders is first made.
Our stockholders can find our bylaws on our website at http://investors.intuit.com/corporate-governance/conduct-and-guidelines/default.aspx or on file with the SEC. The Chairman of the Meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with the bylaws. If a stockholder fails to meet these deadlines or fails to satisfy the requirements of SEC Rule 14a-4, as applicable (or, in some cases, even if the stockholder meets these deadlines and requirements), the individuals named as proxies will be allowed to use their discretionary voting authority to vote on any such proposal or nomination as they determine appropriate if and when the matter is raised at the Meeting.

84INTUIT 2020 Proxy Statement | Information About the Meeting, Voting and Proxies

Appendix A
INTUIT INC.
Supplemental Information for the Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2020 Annual Meeting of Stockholders
INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP MEASURES
The Proxy Summary and the Compensation Discussion and Analysis (“CD&A”) of the proxy statement contain two non-GAAP financial measures — non-GAAP operating income and non-GAAP earnings per share (“EPS”). The table on page A-3 of this proxy statement reconciles the non-GAAP financial measures in the Proxy Summary and CD&A to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.
We exclude the following items from all of our non-GAAP financial measures:
•
Share-based compensation expense

•
Amortization of acquired technology

•
Amortization of other acquired intangible assets

•
Goodwill and intangible asset impairment charges

•
Gains and losses on disposals of businesses and long-lived assets

•
Professional fees for business combinations

We also exclude the following items from non-GAAP net income and diluted net income per share:
•
Gains and losses on debt and equity securities and other investments

•
Income tax effects and adjustments

•
Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments or our senior management. We believe our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.
The following are descriptions of the items we exclude from our non-GAAP financial measures.

Appendix A  | INTUIT 2020 Proxy StatementA-1

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall stockholder dilution rather than the accounting charges associated with those awards.
Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete and trade names.
Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying values of goodwill and other acquired intangible assets to their estimated fair values.
Gains and losses on disposals of businesses and long-lived assets. We exclude from our non-GAAP financial measures gains and losses on disposals of businesses and long-lived assets because they are unrelated to our ongoing business operating results.
Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal and accounting fees.
Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.
Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. The long term rate includes the effect of the reduction in the U.S. federal statutory rate to 21%, as a result of the 2017 Tax Cuts and Jobs Act (2017 Tax Act). As the change in the U.S. federal statutory rate, as a result of the 2017 Tax Act, occurred in the second quarter of our fiscal 2018, the calculation of our fiscal 2019 long-term non-GAAP rate references only our current forecast considerations and is equal to the average of our forecasted tax rates over our long term forecast period. For our fiscal 2020, the rate references our current long-term projections and is consistent with our past post tax reform fiscal year tax rate. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 23% for fiscal 2019 and 2020. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this rate.
In the first quarter of fiscal 2018 we used a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excluded the income tax effects of the non-GAAP pre-tax adjustments described above and eliminated the effects of non-recurring and period-specific items which can vary in size and frequency. This rate was consistent with the average of our normalized fiscal year tax rate over a four year period that included the past three fiscal years plus the current fiscal year forecast. Based on our current long-term projections at that time we used a long-term non-GAAP tax rate of 33%.
Starting in the second quarter of our fiscal 2018, we revised our estimated annual non-GAAP tax rate to reflect the change in the U.S. federal statutory rate, as a result of the 2017 Tax Act. The federal statutory rate change to 21%, was effective January 1, 2018, and therefore, the change resulted in a blended U.S. federal statutory rate of 26.9% for our fiscal 2018. Because of the transitional impact of the 2017 Tax Act provisions, the fiscal 2018 non-GAAP tax rate starting with the second quarter was based on our current year results only, without reference to long-term forecasts. This non-GAAP tax rate similarly excluded the income tax effects of the non-GAAP pre-tax adjustments described above and eliminated the effects of the non-recurring and period specific items. The full year fiscal 2018 non-GAAP tax rate was 26.2%.
Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations, as well as gains and losses on the sale of these discontinued operations, from continuing operations on our GAAP statements of operations, but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

A-2INTUIT 2020 Proxy Statement | Appendix A

INTUIT INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES
(In millions, unaudited)	Fiscal Year Ended July 31, 2019	Fiscal Year Ended July 31, 2018
GAAP operating income	$1,854	$1,560
Amortization of acquired technology	20	15
Amortization of other acquired intangible assets	6	6
Professional fees for business combinations	1	2
Loss on sale of long-lived assets	—	79
Share-based compensation expense	401	382
Non-GAAP operating income	$2,282	$2,044
GAAP net income	$1,557	$1,329
Amortization of acquired technology	20	15
Amortization of other acquired intangible assets	6	6
Professional fees for business combinations	1	2
Loss on sale of long-lived assets	—	79
Share-based compensation expense	401	382
Net loss on debt securities and other investments	6	6
Other income from divested businesses	—	(8)
2017 Tax Act	—	(29)
Income tax effects and adjustments	(209)	(271)
Non-GAAP net income	$1,782	$1,511
GAAP diluted net income per share	$5.89	$5.09
Amortization of acquired technology	0.08	0.06
Amortization of other acquired intangible assets	0.03	0.02
Professional fees for business combinations	—	0.01
Loss on sale of long-lived assets	—	0.30
Share-based compensation expense	1.52	1.46
Net loss on debt securities and other investments	0.02	0.02
Other income from divested businesses	—	(0.03)
2017 Tax Act	—	(0.11)
Income tax effects and adjustments	(0.79)	(1.04)
Non-GAAP diluted net income per share	$6.75	$5.78
Shares used in diluted per share calculations	264	261

Appendix A  | INTUIT 2020 Proxy StatementA-3

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Solid track record delivering for our stakeholders

One of *Fortune's* **Best Companies to Work For** every year since 2002

#1 ***Comparably's*** **Best CEOs for Diversity** and **#14** ***Comparably's*** **Best CEOs for Women** 2019

#21 ***Fortune's*** **The Future 50** 2019

#1 ***Fortune's*** **The Future 50 Sustainability All Stars** 2019

#20 ***Fortune's*** **Best Workplaces for Diversity** 2018

#4 ***Forbes'*** **America's Best Employers for Diversity** 2018

#51 ***Forbes'*** **The World's Most Innovative Companies** 2018

#20 ***The Drucker Institute's**** **Management Top 250** 2019

#6 ***Fortune's*** **Most Admired Companies – Software** 2019

Design by Addison www.addison.com

*The ranking is based on effectiveness in six key areas, including customer satisfaction, employee engagement and development, innovation, social responsibility, financial strength and effectiveness.

Powering Prosperity Around the World

Corporate Headquarters
2700 Coast Ave.
Mountain View, CA 94043

650.944.6000
www.intuit.com

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000431899_1 R1.0.1.18 INTUIT INC. P.O. BOX 7850 MOUNTAIN VIEW, CA 94039 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 01/22/2020. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 01/22/2020. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR each of the nominees listed in proposal 1 below. 1. Election of Directors Nominees For Against Abstain 1a. Eve Burton 1b. Scott D. Cook 1c. Richard L. Dalzell 1d. Sasan K. Goodarzi 1e. Deborah Liu 1f. Suzanne Nora Johnson 1g. Dennis D. Powell 1h. Brad D. Smith 1i. Thomas Szkutak 1j. Raul Vazquez 1k. Jeff Weiner The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. Advisory vote to approve Intuit’s executive compensation (say-on-pay) 3. Ratification of the selection of Ernst & Young LLP as Intuit’s independent registered public accounting firm for the fiscal year ending July 31, 2020 The Board of Directors recommends you vote AGAINST proposal 4. For Against Abstain 4. Stockholder proposal to adopt a mandatory arbitration bylaw NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000431899_2 R1.0.1.18 Please date, sign and mail your proxy card back as soon as possible! Annual Meeting of Stockholders INTUIT INC. January 23, 2020 - Please detach and mail in envelope provided - Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: To Be Held on January 23, 2020: The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com . INTUIT INC. PROXY FOR ANNUAL MEETING OF STOCKHOLDERS January 23, 2020 The undersigned hereby appoints Sasan Goodarzi, Michelle Clatterbuck and Kerry McLean, or any of them as proxies, each with the power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Intuit Inc. to be held at 8:00 a.m. Pacific Standard Time on January 23, 2020, at Intuit’s offices at 2750 Coast Avenue, Building 6, Mountain View, California 94043, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally at the meeting on the matters listed on the reverse side. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTUIT INC. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR ELECTION LISTED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof  (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented), and, if applicable, for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET OR PHONE OR COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. Continued, and to be marked, dated and signed, on the other side.